                                               FILED PURSUANT TO RULE 424(b)(3)
                                               UNDER THE SECURITIES ACT OF 1933,
                                               AS AMENDED
                                               COMMISSION FILE NO. 333-22211



     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 OF THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                 Subject to Completion, dated November 4, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 24, 1997)

                                8,000,000 Shares

                         [LIBERTY PROPERTY TRUST LOGO]
                      Common Shares of Beneficial Interest
                          ---------------------------

     Liberty Property Trust (the "Company") is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Company is a self-administered and self-managed real estate investment trust (a "REIT"). The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of September 30, 1997, consisted of 380 industrial and office properties totaling approximately 28.6 million leasable square feet. Such properties are located principally in the Southeastern, Mid-Atlantic and Midwestern United States. As of September 30, 1997, the Company also had 39 properties under development and owned 924 acres of land for future development.

     All of the Company's Common Shares of Beneficial Interest, par value $0.001 per share (the "Common Shares"), offered hereby (the "Offering") are being sold by the Company. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "LRY." On October 31, 1997, the last reported sale price of the Common Shares on the NYSE was $28 per share.
                          ---------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.
                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=========================================================================================================
                                                                  UNDERWRITING
                                             PRICE TO               DISCOUNTS              PROCEEDS TO
                                              PUBLIC           AND COMMISSIONS(1)          COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Common Share......................      $                                     $                     $
---------------------------------------------------------------------------------------------------------
Total(3)..............................    $                   $                         $
=========================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated at $750,000, which are payable by the Company.
(3) The Company has granted the Underwriters an option to purchase up to 1,200,000 additional Common Shares to cover over-allotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."

                          ---------------------------

     The Common Shares offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the certificates for the Common Shares offered hereby will be made at the offices of
Lehman Brothers Inc., New York, New York on or about November   , 1997.

                          ---------------------------

LEHMAN BROTHERS                                DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION
            A.G. EDWARDS & SONS, INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                    SMITH BARNEY INC.
                                             WHEAT FIRST BUTCHER SINGER
November   , 1997

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Such transactions may include the purchase of Common Shares prior to the pricing of the Offering for the purpose of maintaining the price of the Common Shares, the purchase of Common Shares following the pricing of the Offering to cover a syndicate short position in the Common Shares or for the purpose of maintaining the price of the Common Shares, and the imposition of penalty bids. For a description of these activities, see "Plan of Distribution" in the accompanying Prospectus.

     FOR UNITED KINGDOM PURCHASERS: The Common Shares offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary business is to buy or sell securities, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this Prospectus Supplement and the accompanying Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemption) Order 1996, as amended.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated therein by reference. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. Investors should carefully consider the information set forth under the heading "Risk Factors" in the accompanying Prospectus. Liberty Property Trust, a Maryland real estate investment trust (the "Company"), conducts substantially all of its operations through Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership"). As used herein, unless the context indicates otherwise, the term "Company" includes Liberty Property Trust, Liberty Property Limited Partnership and their subsidiaries (and, where the context indicates, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities (collectively, the "Predecessor"), their predecessor entities).

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement and the accompanying Prospectus, and certain information filed or to be filed with the Securities and Exchange Commission and incorporated by reference therein, contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" in the accompanying Prospectus for a discussion of certain factors that might cause such a difference.

                                  THE COMPANY

     The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. Liberty Property Trust is a self-administered and self-managed real estate investment trust formed in 1994. The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of September 30, 1997, consisted of 259 industrial and 121 office properties totaling approximately 28.6 million leasable square feet (collectively, the "Operating Properties"). The Operating Properties were approximately 93.5% leased to approximately 1,300 tenants as of September 30, 1997. As of the same date, the Company also had 39 properties under development (the "Development Properties"), which are expected to generate approximately 4.1 million leasable square feet. The Company also owned 924 acres of land, which the Company anticipates is capable of supporting, as and when developed, approximately nine million leasable square feet. The Properties and such land are located principally within the Southeastern, Mid-Atlantic and Midwestern United States. The Operating Properties and the Development Properties are referred to together as the "Properties."

     During the nine months ended September 30, 1997, the Company increased its total leasable square footage of industrial and office space by approximately 38.7% through the acquisition of 114 properties totaling approximately 6.3 million leasable square feet, the completion of the development of 14 properties totaling approximately 2.1 million leasable square feet and the strategic sale of seven properties totaling approximately 496,000 leasable square feet. In the same period, the Company also decreased its ownership of land for future development by 88 acres as a result of the purchase of 173 acres, the commencement of development on 215 acres and the sale of 46 acres.

     The Company's senior management team consists of 19 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Company for 12 years. As of October 1, 1997, the 19 senior executives beneficially owned 4.2% of the outstanding Common Shares on a fully diluted basis. The Company was formed to continue and expand the commercial real estate business of Rouse & Associates and certain affiliated entities. Founded in 1972, Rouse & Associates and its affiliated entities developed and managed commercial real estate, principally in the Southeastern, Mid-Atlantic and West Coast markets.

                       BUSINESS OBJECTIVES AND STRATEGIES

     The Company's business objective is to maximize long-term profitability for its shareholders by (i) maintaining and increasing property occupancy and rental rates through the effective management of the Properties and (ii) developing and acquiring high quality properties in existing and select new markets. In accomplishing these objectives the Company also intends to maintain a conservative and flexible capital structure.

     The Company seeks to acquire properties consistent with its business objectives and strategies. The Company undertakes both single-asset acquisitions and portfolio acquisitions. The Company's single-asset acquisitions are generally located within the Company's existing markets and consist of either
(i) stabilized acquisitions, which are typically at high occupancy levels upon acquisition, or (ii) entrepreneurial acquisitions, which are typically either vacant or at low occupancy levels and can be purchased substantially below replacement cost, thereby offering the opportunity for above-average returns when fully renovated and leased. The Company also evaluates opportunities for portfolio acquisitions, which include either groups of properties or existing real estate companies. These portfolio acquisitions may include stabilized, entrepreneurial and development properties which offer opportunities for enhanced operating performance as a result of the Company's management expertise and financial strength.

     The Company pursues selective development opportunities focusing on high quality suburban industrial and office properties typically within its existing markets. The Company's development activities fall into two categories: build-to-suit projects and projects built for inventory. The Company develops build-to-suit projects for existing and new tenants. The buildings in this category typically are substantially pre-leased to one or more tenants prior to construction. The Company also builds properties for inventory in high-occupancy markets in which the Company has identified sufficient demand at market rental rates to justify such construction.

                            RECENT OPERATING RESULTS

     The Company reported that Funds from Operations (as defined below) for the third quarter of 1997 increased to $27.3 million, from $16.9 million for the same period in 1996. On a per share basis, Funds from Operations increased by 16.3% for the third quarter of 1997 as compared to the same period in 1996. Funds from Operations per share is calculated on a fully diluted basis, which assumes full conversion of the Convertible Debentures (as defined below). Net income per Common Share increased to $0.35 per share for the third quarter of 1997, from $0.28 per share for the same period in 1996.

     The Company announced an increase in its dividend for the third quarter of 1997 to $0.42 per Common Share, from $0.41 per Common Share.

                              FINANCING ACTIVITIES

     On March 24, 1997, the Company consummated a public offering of 7,500,000 Common Shares at a price of $24.50 per share. Pursuant to the exercise of the over-allotment option by the underwriters of such offering, on April 1, 1997, the Company consummated the sale of an additional 750,000 Common Shares at the same price per share (the "March Common Shares Offering"). The aggregate net proceeds to the Company from the March Common Shares Offering were approximately $191.7 million.

     On May 20, 1997, the Company closed a $325 million unsecured credit facility (the "Credit Facility") which replaced two existing secured lines of credit aggregating $350 million. The interest rate on borrowings under the Credit Facility adjusts, based on the Company's leverage levels and senior debt ratings from Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("Standard & Poor's"). The current ratings for the Company's senior unsecured debt are Baa3 and BBB- from Moody's and Standard & Poor's, respectively. At these ratings, the current interest rate on the Credit Facility is 110 basis points over the London Interbank Offered Rate ("LIBOR").

     On August 11, 1997, the Company consummated a public offering (the "Preferred Shares Offering") of 5,000,000 shares of its 8.80% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, Liquidation Preference $25.00 per share (the "Series A Preferred Shares"). The aggregate net proceeds to the Company from the Preferred Shares Offering were approximately $120.8 million.

     On August 19, 1997, the Operating Partnership consummated a public offering (the "Senior Notes Offering") of $100 million principal amount of its 7.10% Senior Notes Due 2004 and $100 million principal amount of its 7.25% Senior Notes Due 2007. The aggregate net proceeds to the Operating Partnership from the Senior Notes Offering were approximately $198.0 million.

     The Company used the aggregate net proceeds of the March Common Shares Offering to fund the cash portion of the purchase price of acquisitions and for general corporate purposes and used the aggregate net proceeds of the Preferred Shares Offering and the Senior Notes Offering to repay outstanding indebtedness under the Credit Facility, to repay certain secured loans and for general corporate purposes.

                     ACQUISITION AND DEVELOPMENT ACTIVITIES

PENDING ACQUISITIONS

     As of October 28, 1997, the Company had entered into agreements to acquire 18 industrial and office properties (the "Pending Acquisitions") which the Company considered probable of closing as of the date of this Prospectus Supplement. The Pending Acquisitions aggregate approximately 1.1 million leasable square feet and the aggregate Total Investment (as defined below) in the properties is estimated to be $80.8 million. The "Total Investment" for a property is defined as the property's purchase price plus closing costs and management's estimate, as determined at the time of acquisition, of the cost of necessary building improvements in the case of acquisitions, or land costs and land and building improvement costs in the case of development projects, and where appropriate, other development costs and carrying costs required to reach rent commencement.

     The purchase of each of the properties comprising the Pending Acquisitions is subject to certain contingencies, including completion of due diligence satisfactory to the Company and other customary conditions. Accordingly, there can be no assurance that the Company will acquire any or all of such properties or that the acquisitions of such properties will be consummated for the estimated Total Investment.

COMPLETED ACQUISITIONS

     Since September 30, 1997 and prior to October 28, 1997, the Company purchased five industrial and office properties comprising approximately 222,500 leasable square feet for a Total Investment of $15.1 million.

     During the nine months ended September 30, 1997, the Company purchased 114 industrial and office properties comprising approximately 6.3 million leasable square feet for a Total Investment of $465.3 million. The properties were purchased as portfolio and single-asset acquisitions and are more fully described below.

  Portfolio Acquisitions

     During the nine months ended September 30, 1997, the Company completed four portfolio acquisitions. The Company opened regional offices to service each of the markets in which it acquired a portfolio. The properties acquired in the portfolio acquisitions comprise, in the aggregate, approximately 4.0 million leasable square feet for a Total Investment of $297.2 million. Such portfolio acquisitions are described more fully as follows:

     Detroit Portfolios. In June 1997, the Company entered the suburban Detroit market with the acquisition of a portfolio (the "First Detroit Portfolio") of industrial and office properties located in Oakland County, Michigan. The First Detroit Portfolio consisted of 13 industrial and office properties totaling approximately 1.1 million leasable square feet which were purchased for a Total Investment of $131.3 million. All of these properties were considered stabilized acquisitions.

     In September 1997, the Company increased the number of properties it owned in the suburban Detroit market by acquiring a portfolio (the "Second Detroit Portfolio") of 28 industrial properties also located in Oakland County, Michigan. The Second Detroit Portfolio totaled approximately 841,000 leasable square feet which were purchased for a Total Investment of approximately $45.0 million. All of the properties in the Second Detroit Portfolio were considered stabilized acquisitions.

     South Carolina Portfolio. In May 1997, the Company acquired a portfolio of industrial and office properties located in Greenville, Columbia and Charleston, South Carolina, Tampa, Florida and Charlotte, North Carolina which totaled approximately 1.4 million leasable square feet (the "South Carolina Portfolio"). The South Carolina Portfolio consisted of 18 properties, 11 of which were stabilized acquisitions, three of which were entrepreneurial acquisitions and four of which were development properties. The Total Investment for the stabilized and entrepreneurial properties was approximately $57.6 million. The development properties comprised 324,000 of the 1.4 million leasable square feet and the Total Investment in the development properties was approximately $18.5 million. In connection with the acquisition of the South Carolina Portfolio, the Company is also obligated to purchase, over a 10-year period, approximately 800 acres of land for commercial development, which the Company anticipates to be capable of supporting, as and when developed, approximately eight million leasable square feet of office or industrial space. The purchase price of the land is $17.5 million, plus accrued interest at a rate of 7.5% per annum, payable over 10 years from the date of acquisition.

     Minneapolis Portfolio. In March 1997, the Company acquired a portfolio of 16 industrial and office properties located in the Minneapolis, Minnesota metropolitan area which totaled approximately 1.0 million leasable square feet (the "Minneapolis Portfolio"). All of the properties were considered stabilized acquisitions. The Total Investment in the Minneapolis Portfolio was approximately $63.3 million. The Company also acquired 25 acres of land for commercial development, which the Company anticipates to be capable of supporting, as and when developed, approximately 180,000 leasable square feet of office or industrial space. The purchase price of the land was $2.9 million, in addition to the purchase price of the industrial and office properties in the portfolio.

  Single-Asset Acquisitions

     During the nine months ended September 30, 1997, the Company completed 43 single-asset acquisitions aggregating approximately 2.3 million leasable square feet for a Total Investment of $168.1 million. Such single-asset acquisitions are described more fully as follows:

     Stabilized Acquisitions. During the nine months ended September 30, 1997, the Company completed stabilized acquisitions of 32 properties totaling approximately 1.5 million leasable square feet of industrial and office space for a Total Investment of $111.6 million.

     Entrepreneurial Acquisitions. During the nine months ended September 30, 1997, the Company completed entrepreneurial acquisitions of 11 properties totaling approximately 738,000 leasable square feet of industrial and office space for a Total Investment of $56.5 million.

     The following table sets forth certain information, as of September 30, 1997, with respect to the Properties acquired during the nine months ended September 30, 1997:

     COMPLETED ACQUISITIONS DURING THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                          TOTAL                               TOTAL
                                                        LEASABLE                            INVESTMENT
                                                       SQUARE FEET     PERCENT LEASED     (IN THOUSANDS)
                                                       -----------     --------------     --------------
PORTFOLIO ACQUISITIONS
  Stabilized Acquisitions
Industrial -- Distribution...........................     294,670           100.0%           $ 10,962
Industrial -- Flex...................................   2,228,902            98.0             134,790
Office...............................................   1,277,452            92.7             138,587
                                                        ---------           -----            --------
  Total Stabilized Acquisitions......................   3,801,024            96.3             284,339
                                                        ---------           -----            --------
  Entrepreneurial Acquisitions
Industrial -- Distribution...........................     169,042          --                   6,730
Industrial -- Flex...................................      40,000            72.0               2,572
Office...............................................      46,489            65.9               3,543
                                                        ---------           -----            --------
  Total Entrepreneurial Acquisitions.................     255,531            23.3              12,845
                                                        ---------           -----            --------
     Total Portfolio Acquisitions....................   4,056,555            91.7             297,184
                                                        ---------           -----            --------
SINGLE-ASSET ACQUISITIONS
  Stabilized Acquisitions
Industrial -- Distribution...........................     235,898           100.0               7,928
Industrial -- Flex...................................     660,249            96.9              38,629
Office...............................................     643,767            98.6              65,043
                                                        ---------           -----            --------
  Total Stabilized Acquisitions......................   1,539,914            98.1             111,600
                                                        ---------           -----            --------
  Entrepreneurial Acquisitions
Industrial -- Distribution...........................     193,813            17.6               7,232
Industrial -- Flex...................................     104,508            79.9               4,772
Office...............................................     439,490            61.5              44,545
                                                        ---------           -----            --------
  Total Entrepreneurial Acquisitions.................     737,811            52.5              56,549
                                                        ---------           -----            --------
     Total Single-Asset Acquisitions.................   2,277,725            83.3             168,149
                                                        ---------           -----            --------
Total................................................   6,334,280            88.7%           $465,333
                                                        =========           =====            ========

DEVELOPMENT ACTIVITIES

     The Total Investment in Development Properties completed during the nine months ended September 30, 1997 increased to $90.5 million from $43.4 million for the nine months ended September 30, 1996. This increase reflects the establishment and build-up of a development pipeline during 1995 and 1996. With the build-up of the pipeline, increased levels of completed developments are being delivered. Furthermore, improving market conditions in many of the Company's markets, including its new markets, make development an increasingly attractive source of property investment.

  Completed Property Developments

     During the nine months ended September 30, 1997, the Company completed eight build-to-suit and six inventory development properties. These projects contain approximately 2.1 million leasable square feet for a Total Investment of $90.5 million.

     The following table sets forth certain information, as of September 30, 1997, for all of the Development Properties completed during the nine months ended September 30, 1997, presented according to the calendar quarter in which each came into service:

                        COMPLETED DEVELOPMENT PROPERTIES

                                                    TOTAL                           TOTAL
                                                  INVESTMENT       NUMBER OF      LEASABLE       PERCENT
                                                (IN THOUSANDS)     PROPERTIES    SQUARE FEET     LEASED
                                                --------------     ---------     -----------     -------
1st Quarter, 1997
  Build-to-Suit...............................     $ 36,131             1         1,190,000       100.0%
  Inventory...................................        7,694             2           222,000       100.0
2nd Quarter, 1997
  Build-to-Suit...............................       29,173             5           399,600       100.0
  Inventory...................................        1,409             1            32,400       100.0
3rd Quarter, 1997
  Build-to-Suit...............................        4,885             2            50,680        90.2
  Inventory...................................       11,232             3           232,827        90.8
                                                    -------            --         ---------       -----
Total
  Build-to-Suit...............................       70,189             8         1,640,280        99.7
  Inventory...................................       20,335             6           487,227        95.6
                                                    -------            --         ---------       -----
          Total...............................     $ 90,524            14         2,127,507        98.8%
                                                    =======            ==         =========       =====

  Current Development Properties

     As of September 30, 1997, the Company was developing 39 properties, which upon completion are expected to generate approximately 4.1 million square feet of leasable space. Approximately 53.2% of such space was pre-leased as of September 30, 1997. Properties under development at September 30, 1997 are expected to represent a Total Investment of $281.4 million. Certain risks are inherent in development activities. See "Risk Factors -- General Real Estate Investment Risks -- Risks of Acquisition, Development and Construction Activities" in the Prospectus accompanying this Prospectus Supplement.

     The following table sets forth certain information, as of September 30, 1997, regarding the Development Properties, presented according to the calendar year and quarter in which each is anticipated to come into service:

                         CURRENT DEVELOPMENT PROPERTIES

                                                    TOTAL                           TOTAL
                                                  INVESTMENT       NUMBER OF      LEASABLE       PERCENT
                PROPERTY TYPE                   (IN THOUSANDS)     PROPERTIES    SQUARE FEET     LEASED
----------------------------------------------  --------------     ---------     -----------     -------
4th Quarter, 1997
  Build-to-Suit...............................     $ 39,117             3           452,000       100.0%
  Inventory...................................       13,882             3           325,085        73.4
                                                   --------            --         ---------       -----
          Total...............................       52,999                         777,085        88.9
                                                                        6
1st Quarter, 1998
  Build-to-Suit...............................        1,178             1            17,425       100.0
  Inventory...................................        4,628             2            49,506        43.2
                                                   --------            --         ---------       -----
          Total...............................        5,806                          66,931        58.0
                                                                        3
2nd Quarter, 1998
  Build-to-Suit...............................       32,367             3           306,919        92.6
  Inventory...................................        9,531             2           214,720        --
                                                   --------            --         ---------       -----
          Total...............................       41,898                         521,639        54.5
                                                                        5
3rd Quarter, 1998
  Build-to-Suit...............................        7,748             1            64,113        42.9
  Inventory...................................       16,748             4           351,295        --
                                                   --------            --         ---------       -----
          Total...............................       24,496             5           415,408         6.6
4th Quarter, 1998
  Build-to-Suit...............................       62,882             2         1,125,000        82.9
  Inventory...................................       20,961             5           225,461        10.7
                                                   --------            --         ---------       -----
          Total...............................       83,843                       1,350,461        70.9
                                                                        7
1st Quarter, 1999
  Inventory...................................       36,137             9           637,847        --
                                                   --------            --         ---------       -----
          Total...............................       36,137                         637,847        --
                                                                        9
2nd Quarter, 1999
  Inventory...................................        4,241             2            45,291        --
                                                   --------            --         ---------       -----
          Total...............................        4,241                          45,291        --
                                                                        2
3rd Quarter, 1999
  Build-to-Suit...............................       20,334             1           220,562        89.0
  Inventory...................................       11,667             1            87,500        --
                                                   --------            --         ---------       -----
          Total...............................       32,001             2           308,062        63.7
                                                   --------            --         ---------       -----
Total
  Build-to-Suit...............................      163,626            11         2,186,019        86.5
  Inventory...................................      117,795            28         1,936,705        14.7
                                                   --------            --         ---------       -----
All Development Properties....................     $281,421            39         4,122,724        53.2%
                                                   ========            ==         =========       =====

LAND

     As of December 31, 1996, the Company owned 1,012 acres of land for future development, all zoned for commercial use. During the nine months ended September 30, 1997, the Company purchased an additional 173 acres of land for future development, commenced development on 215 acres and sold 46 acres. Substantially all of the remaining 924 acres of land are located adjacent to or within existing industrial or business parks, with site improvements, such as public sewers, water and utilities, available for service. The Company anticipates that the land is capable of supporting, as and when developed, approximately nine million leasable square feet. The Company's Total Investment in land held for development as of September 30, 1997 was $56.8 million.

     In connection with the acquisition of the South Carolina Portfolio, the Company is obligated to purchase, over a 10-year period ending in 2007, approximately 800 acres of land for commercial development, which the Company believes is capable of supporting, as and when developed, approximately eight million leasable square feet of industrial and office space. The purchase price of such land is $17.5 million plus accrued interest at 7.5% per annum.

     The Company believes that, because it is a fully integrated real estate firm, its base of commercially zoned land in existing industrial and business parks provides a competitive advantage for future development activities.

                            THE OPERATING PROPERTIES

     The Operating Properties, as of September 30, 1997, consisted of 259 industrial and 121 office properties. The Company's industrial properties are located principally in suburban mixed-use developments or business parks and include warehouse/distribution facilities, as well as flex facilities which accommodate both industrial and office use. The industrial activities in the Company's flex facilities typically include service, assembly, light manufacturing and research and development. The Company's office properties are mid-rise and single-story office buildings, located principally in suburban mixed-use developments or office parks.

     The following table sets forth certain information, as of September 30, 1997, with respect to the Company's industrial and office properties:

                                                       INDUSTRIAL
                                                -------------------------
                                                DISTRIBUTION       FLEX        OFFICE        TOTAL
                                                ------------      -------      -------      --------
                                                   (LEASABLE SQUARE FEET AND ANNUAL BASE RENT IN
                                                                     THOUSANDS)
Southeastern Pennsylvania
  Number......................................          19             18           41            78
  Leasable square feet........................       2,065          1,177        2,517         5,759
  Annual base rent............................    $  9,740        $ 9,662      $27,994      $ 47,396
  Percent leased..............................        88.0%          93.0%        91.8%         90.7%
New Jersey/Delaware
  Number......................................          21             21            9            51
  Leasable square feet........................       1,514          1,091          633         3,238
  Annual base rent............................    $  6,403        $ 8,000      $ 6,222      $ 20,625
  Percent leased..............................        97.4%          94.2%        89.5%         94.8%
Lehigh Valley, Pennsylvania
  Number......................................          16             21           11            48
  Leasable square feet........................       3,640            967          387         4,994
  Annual base rent............................    $ 13,718        $ 6,578      $ 4,178      $ 24,474
  Percent leased..............................        96.9%          97.9%        92.4%         96.8%
Maryland
  Number......................................           3              4            9            16
  Leasable square feet........................         249            412          398         1,059
  Annual base rent............................    $  1,162        $ 3,754      $ 4,453      $  9,369
  Percent leased..............................       100.0%          86.5%        97.9%         94.0%
Virginia
  Number......................................          28              6           13            47
  Leasable square feet........................       4,078            230          287         4,595
  Annual base rent............................    $ 15,290        $ 1,755      $ 3,428      $ 20,473
  Percent leased..............................        98.8%          97.5%        95.1%         98.5%
The Carolinas
  Number......................................          12              5            7            24
  Leasable square feet........................       1,556            258          377         2,191
  Annual base rent............................    $  6,276        $ 1,317      $ 3,484      $ 11,077
  Percent leased..............................        88.7%          91.2%        86.8%         88.6%
Jacksonville, Florida
  Number......................................          10             12           12            34
  Leasable square feet........................         648            712        1,026         2,386
  Annual base rent............................    $  1,552        $ 3,899      $12,471      $ 17,922
  Percent leased..............................        64.4%          81.4%        94.8%         82.6%

                                                       INDUSTRIAL
                                                -------------------------
                                                DISTRIBUTION       FLEX        OFFICE        TOTAL
                                                ------------      -------      -------      --------
                                                   (LEASABLE SQUARE FEET AND ANNUAL BASE RENT IN
                                                                     THOUSANDS)
Tampa, Florida
  Number......................................           3              9            1            13
  Leasable square feet........................         197            648           39           884
  Annual base rent............................    $    540        $ 4,868      $   262      $  5,670
  Percent leased..............................        98.6%          93.7%       100.0%         95.1%
South Florida
  Number......................................      --                  1            6             7
  Leasable square feet........................      --                 80          142           222
  Annual base rent............................      --            $   455      $ 1,407      $  1,862
  Percent leased..............................      --              100.0%        90.9%         94.2%
Minneapolis, Minnesota
  Number......................................      --                 15            2            17
  Leasable square feet........................      --                922          219         1,141
  Annual base rent............................      --            $ 5,930      $ 1,697      $  7,627
  Percent leased..............................      --               98.1%        73.6%         93.4%
Detroit, Michigan
  Number......................................      --                 34            7            41
  Leasable square feet........................      --              1,066          915         1,981
  Annual base rent............................      --            $ 7,057      $ 8,960      $ 16,017
  Percent leased..............................      --               98.9%        96.9%         98.0%
United Kingdom
  Number......................................      --                  1            3             4
  Leasable square feet........................      --                 35          103           138
  Annual base rent............................      --            $   525      $ 2,632      $  3,157
  Percent leased..............................      --               86.3%        97.9%         95.0%
Total
  Number......................................         112            147          121           380
  Leasable square feet........................      13,947          7,598        7,043        28,588
  Annual base rent............................    $ 54,681        $53,800      $77,188      $185,669
  Percent leased..............................        93.8%          94.0%        92.5%         93.5%

                                  THE OFFERING

Common Shares offered...............     8,000,000(1)

Common Shares to be outstanding
after the Offering..................     50,589,515(1)(2)

Use of Proceeds.....................     To fund the cash portion of the
                                         consideration payable for the Pending
                                         Acquisitions, for the repayment of
                                         indebtedness outstanding under the
                                         Credit Facility and for general
                                         corporate purposes. See "Use of
                                         Proceeds" and "Capitalization."

NYSE symbol.........................     "LRY"
---------------
(1) Does not include 1,200,000 Common Shares that may be issued upon exercise of the Underwriters' over-allotment option. See "Underwriting."

(2) Excludes 4,668,700 Common Shares issuable upon the conversion of units of limited partnership interest in the Operating Partnership ("Units"). Excludes 5,673,648 Common Shares issuable upon exchange of the $113.5 million principal amount of the Exchangeable Subordinated Debentures due 2001 of the Operating Partnership (the "Convertible Debentures") outstanding as of October 31, 1997, subject to adjustment upon the occurrence of certain events. Also excludes 4,033,535 Common Shares that may be issued from time to time under the Company's Share Incentive Plan, including 1,959,055 Common Shares issuable upon the exercise of options that were outstanding as of October 31, 1997.

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain historical and pro forma summary operating, balance sheet and other data for the Company and should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus.

                     LIBERTY PROPERTY TRUST AND PREDECESSOR


                                                                                                         LIBERTY
                                                                                                        PROPERTY
                                                                                                        TRUST AND
                                                                                                       PREDECESSOR
                                                       LIBERTY PROPERTY TRUST                           COMBINED
                                --------------------------------------------------------------------   -----------
                                 PRO FORMA(1)    HISTORICAL     PRO FORMA(1)              HISTORICAL
                                -------------   -------------   ------------   -----------------------------------
                                      NINE MONTHS ENDED                      YEAR ENDED DECEMBER 31,
                                -----------------------------   --------------------------------------------------
                                 SEPTEMBER 30,   SEPTEMBER 30,
                                    1997            1997             1996         1996        1995         1994
                                -------------    -------------  ------------   ---------   ---------   -----------
                                 (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
Total revenue..................   $ 166,930       $ 160,104       $163,259     $ 154,265   $ 117,041    $  83,022
Rental and real estate tax
  expense......................      44,207          42,146         43,555        40,853      29,314       21,750
General and administrative
  expenses.....................       7,602           7,602          8,023         8,023       5,212        4,712
Depreciation and
  amortization.................      30,302          28,787         30,223        28,203      22,518       14,732
                                   --------       ---------       --------     ---------   ---------    ---------
Operating income...............      84,819          81,569         81,458        77,186      59,997       41,828
Premium on debenture
  conversions..................          98              98          1,027         1,027      --           --
Write off of deferred financing
  costs........................       2,919           2,919         --            --          --           --
Interest expense...............      30,209          37,252         29,137        38,528      37,688       34,243
                                   --------       ---------       --------     ---------   ---------    ---------
Income before minority interest
  and extraordinary item.......      51,593          41,300         51,294        37,631      22,309        7,585
Minority interest..............       4,238           3,815          4,155         3,891       2,843        7,664
Extraordinary item-gain on
  extinguishment of debt.......     --              --              --            --          --           55,761
                                   --------       ---------       --------     ---------   ---------    ---------
Net income.....................      47,355          37,485         47,139        33,740      19,466       55,682
Preferred dividend.............       1,497           1,497         --            --          --           --
                                   --------       ---------       --------     ---------   ---------    ---------
Income available to common
  shareholders.................   $  45,858       $  35,988       $ 47,139     $  33,740   $  19,466    $  55,682
                                   ========       =========       ========     =========   =========    =========
Dividends paid.................     (2)           $  50,842        (2)         $  52,569   $  38,863    $  10,219(3)
                                   ========       =========       ========     =========   =========    =========
PER SHARE DATA
Net income per share before
  extraordinary item...........   $    0.99       $    0.93       $   1.25     $    1.14   $    0.89    $    0.46(3)
Net income per share...........        0.99            0.93           1.25          1.14        0.89         2.67(3)
Dividends paid per share.......     (2)                1.23        (2)              1.61        1.60         0.43(3)
Weighted average number of
  shares outstanding(4)........      46,551          38,551         37,678        29,678      21,838       20,965(3)
OTHER DATA
Cash provided by operating
  activities...................     (2)           $  90,760        (2)         $  59,817   $  50,452    $  38,832
Cash used by investing
  activities...................     (2)            (536,076)       (2)          (265,427)   (281,862)    (156,282)
Cash provided by financing
  activities...................     (2)             449,801        (2)           214,593     216,870      142,381
Funds from operations(5).......   $  83,613       $  71,805       $ 81,627     $  65,944   $  44,606    $  22,517

                                                                                                        LIBERTY
                                                                                                        PROPERTY
                                                                                                        TRUST AND
                                                                                                       PREDECESSOR
                                                             LIBERTY PROPERTY TRUST                     COMBINED
                                             -------------------------------------------------------   -----------
                                             PRO FORMA(1)                        HISTORICAL
                                             ------------    -----------------------------------------------------
                                                                                         DECEMBER 31,
                                             SEPTEMBE5R 30,  SEPTEMBER 30    -------------------------------------
                                                  1997           1997           1996         1995         1994
                                             -------------   -------------   ----------   ----------   -----------
                                              (UNAUDITED)     (UNAUDITED)
                                                        (DOLLARS AND LEASABLE SQUARE FEET IN THOUSANDS)
BALANCE SHEET DATA
Net real estate............................   $ 1,706,364     $ 1,625,549    $1,059,562   $  826,047    $ 512,281
Total assets...............................     1,816,014       1,735,199     1,152,612      898,102      602,981
Total long-term indebtedness...............       720,640         851,875       678,709      473,909      320,857
Shareholders' equity.......................       933,977         730,261       375,532      335,521      229,667
OTHER DATA
Total leasable square footage of
  properties...............................        29,656          28,588        20,617       16,693       11,090
Number of properties.......................           398             380           259          208          151
Percentage leased..........................            93%             94%           93%          92%          88%

---------------
(1) See adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Statement of Operations.

(2) Pro forma information relating to dividends paid and cash flow from operating, investing and financing activities has not been included because the Company believes that such information would not be meaningful due to the number of assumptions required in order to calculate such information.

(3) Information presented for 1994 is for the period from June 23, 1994 (inception of the Company) through December 31, 1994.

(4) Weighted average number of shares outstanding excludes 10,409,700 Common Shares issuable upon the conversion of Units and upon the exchange of Convertible Debentures (subject to adjustment upon the occurrence of certain events) and includes the dilutive effect of outstanding options.

(5) "Funds from Operations" is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of Company performance over time. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

                                  THE COMPANY

     The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. Liberty Property Trust is a self-administered and self-managed real estate investment trust formed in 1994. The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of September 30, 1997, consisted of 380 Operating Properties totaling approximately 28.6 million leasable square feet. The Operating Properties were approximately 93.5% leased to approximately 1,300 tenants as of September 30, 1997. As of the same date, the Company also had 39 Development Properties, which are expected to generate approximately 4.1 million leasable square feet. The Company also owned 924 acres of land, which the Company anticipates is capable of supporting, as and when developed, approximately nine million leasable square feet. The Properties and such land are located principally within the Southeastern, Mid-Atlantic and Midwestern United States.

     During the nine months ended September 30, 1997, the Company increased its total leasable square footage of industrial and office space by approximately 38.7% through the acquisition of 114 properties totaling approximately 6.3 million leasable square feet, the completion of the development of 14 properties totaling approximately 2.1 million leasable square feet and the strategic sale of seven properties totaling approximately 496,000 leasable square feet. In the same period, the Company also decreased its ownership of land for future development by 88 acres through the purchase of 173 acres, the commencement of development on 215 acres and the sale of 46 acres.

     The Company's senior management team consists of 19 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Company for 12 years. As of October 1, 1997, the 19 senior executives beneficially owned 4.2% of the outstanding Common Shares on a fully diluted basis. As of October 31, 1997, the Company had 207 employees. The Company's in-house leasing, marketing and property management staff operates in 12 full-service local offices in the United States. This structure enables the Company to better understand the particular characteristics of the local markets in which it operates, to respond quickly and directly to tenant needs and to better identify local acquisition and development opportunities.

     The Company was formed to continue and expand the commercial real estate business of Rouse & Associates and certain affiliated entities. Founded in 1972, Rouse & Associates and its affiliated entities developed and managed commercial real estate, principally in the Southeastern, Mid-Atlantic and West Coast markets.

     Liberty Property Trust is the sole general partner and also a limited partner of the Operating Partnership, with a combined equity interest in the Operating Partnership of 90.11% at September 30, 1997. The Operating Partnership's Units are exchangeable on a one-for-one basis (subject to antidilution protections) for Common Shares, typically after the first anniversary of the issuance of any such Units. The only limited partners of the Operating Partnership other than the Company are persons or entities that contributed assets to the Operating Partnership. The Units were exchangeable for approximately 4.7 million Common Shares as of September 30, 1997.

     The Company's international operations include four Operating Properties in the County of Kent, England. In addition, the Company provides management services with respect to a joint venture between Rouse Kent Limited, which is owned by certain senior executives of the Company, and the County of Kent, England to develop a 650-acre, mixed-use park approximately 25 miles southeast of London. The Company has an option to purchase Rouse Kent Limited for nominal consideration. The Company committed to loans in 1996 to two affiliates for development projects. As of September 30, 1997, the balance of these notes receivable was $7.7 million.

     The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its principal markets.

                       BUSINESS OBJECTIVES AND STRATEGIES

     The Company's business objective is to maximize long-term profitability for its shareholders by (i) maintaining and increasing property occupancy and rental rates through the effective management of the Properties and (ii) developing and acquiring high quality properties in existing and select new markets. In accomplishing these objectives the Company also intends to maintain a conservative and flexible capital structure.

INTERNAL GROWTH STRATEGIES

     Management believes that the Properties offer significant opportunities for the Company to increase its rental revenues and cash flow. The Company seeks to increase cash flow by continuing its practice of negotiating for contractual rental increases that take effect during the terms of its leases. In addition, the Company seeks to increase rental revenues through the renewal or replacement of expiring leases at higher rental rates and by improving the occupancy rates of its portfolio. As a result of these activities, property-level operating income for "Same Store" properties increased by 5.1% for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. "Same Store" properties are those Operating Properties owned as of January 1, 1996.

     New Leases and Lease Renewals. In the early 1990s, rental rates in the markets in which the Operating Properties are located were flat or decreased as a result of recessionary market conditions and an oversupply of commercial real estate in such markets. Since that time, rental rates in these markets have improved, and as the leases entered into in the early 1990s and subsequent years have expired, the Company generally has been experiencing increases in rental rates in replacement and renewal leases. Although no assurance can be given, the Company expects that in the near term, replacement and renewal leases will continue to reflect higher rental rates. During the nine months ended September 30, 1997, the Company achieved a 13.4% average increase in the straight-line rents for 2.6 million square feet of replacement and renewal leases executed in 1997. See "The Properties -- Occupancy and Rental Rates," "-- Leasing for Nine Months Ended September 30, 1997" and "-- Lease Expirations."

     Contractual Increases. The Company seeks to generate increased cash flow from the Operating Properties through contractual increases in rental rates under its leases. The leases in effect with respect to the Operating Properties as of September 30, 1997 provide for contractual rental increases that are expected to contribute an additional $4.4 million to the Company's cash flow for the year ending December 31, 1998. The Company intends to continue seeking to negotiate contractual rent increases that take effect during the terms of its leases.

     Improving Occupancies. The Company believes that the quality and diversity of its tenant base has contributed, and will continue to contribute, to the success of its strategy for increasing rental and occupancy rates. The Company targets financially stable tenants in an effort to minimize uncertainty relating to the ability of its tenants to meet their lease obligations. The Company's success in maintaining its occupancy rates and attracting and retaining tenants is demonstrated in part by its renewal rate, which was 70.2% (based on leasable square footage) for the nine months ended September 30, 1997.

     Cost Controls. The Company seeks to monitor and control its operating and administrative costs by performing many functions in-house rather than by engaging outside third parties. For example, the Company relies primarily on its locally based leasing and marketing staffs, thereby reducing commissions to third parties. Similarly, although construction and design services typically are provided by third parties (including, in certain instances, entities affiliated with one or more of the Company's senior executives), the Company's in-house construction and design management staff closely supervises construction and design activities in an effort to control costs, minimize cost overruns, ensure timely delivery of tenant space and maximize productivity and efficiencies. The Company also employs an annual capital improvement and preventive maintenance program designed to reduce the operating costs of the Operating Properties and maintain their long-term values.

FINANCING ACTIVITIES

     On March 24, 1997, the Company consummated the March Common Shares Offering. The aggregate net proceeds to the Company from such offering were approximately $191.7 million.

     On May 20, 1997, the Company closed the Credit Facility, which replaced two existing secured lines of credit aggregating $350 million. The interest rate on borrowings under the Credit Facility adjusts, based on the Company's leverage levels and senior debt ratings from Moody's and Standard & Poor's. The current ratings for the Company's senior unsecured debt are Baa3 and BBB- from Moody's and Standard & Poor's, respectively. At these ratings, the current interest rate on the Credit Facility is 110 basis points over LIBOR.

     On August 11, 1997, the Company consummated the Preferred Shares Offering. The aggregate net proceeds to the Company from the Preferred Shares Offering were approximately $120.8 million.

     On August 19, 1997, the Operating Partnership consummated the Senior Notes Offering. The aggregate net proceeds to the Operating Partnership from the Senior Notes Offering were approximately $198.0 million.

     The Company used the aggregate net proceeds of the March Common Shares Offering to fund the cash portion of the purchase price of acquisitions and for general corporate purposes, and used the aggregate net proceeds of the Preferred Shares Offering and the Senior Notes Offering to repay outstanding indebtedness under the Credit Facility, to repay certain secured loans and for general corporate purposes.

ACQUIRING INDUSTRIAL AND OFFICE PROPERTIES

  Strategy

     The Company seeks to acquire properties consistent with its business objectives and strategies. The Company has identified the following categories of acquisitions:

        Single-Asset Acquisitions:

        - Stabilized Acquisitions -- Individual properties generally located within the Company's existing markets, which are typically at high occupancy levels upon acquisition.

        - Entrepreneurial Acquisitions -- Individual properties generally located within the Company's existing markets which are typically either vacant or at low occupancy levels and can be purchased substantially below replacement cost, thereby offering the opportunity for above-average returns when fully renovated and leased.

        Portfolio Acquisitions:

        - Groups of properties or existing real estate companies that may include stabilized, entrepreneurial and development properties within existing markets or select new markets which offer opportunities for enhanced operating performance as a result of the Company's management expertise and financial strength.

  Pending Acquisitions

     As of October 28, 1997, the Company had entered into agreements to acquire 18 suburban industrial and office properties which the Company considered probable of closing as of the date of this Prospectus Supplement. The Pending Acquisitions aggregate approximately 1.1 million leasable square feet and the aggregate Total Investment in the properties comprising the Pending Acquisitions is estimated to be $80.8 million.

     The purchase of each of the properties comprising the Pending Acquisitions is subject to certain contingencies, including completion of due diligence satisfactory to the Company and other customary conditions. Accordingly, there can be no assurance that the Company will acquire any or all of such properties or that the acquisitions of such properties will be consummated for the estimated Total Investment.

  Completed Acquisitions

     Since September 30, 1997 and prior to October 28, 1997, the Company purchased five industrial and office properties comprising approximately 222,500 leasable square feet for a Total Investment of $15.1 million.

     During the nine months ended September 30, 1997, the Company purchased 114 industrial and office properties comprising approximately 6.3 million leasable square feet for a Total Investment of $465.3 million. The properties were purchased as portfolios and single-asset acquisitions and are more fully described below.

  Portfolio Acquisitions

     During the nine months ended September 30, 1997, the Company completed four portfolio acquisitions, consisting in the aggregate of 68 stabilized properties and three entrepreneurial properties. The Company opened regional offices to serve each of the markets in which it acquired a portfolio. The properties acquired in the portfolio acquisitions comprise, in the aggregate, approximately
4.0 million leasable square feet for a Total Investment of $297.2 million. Such portfolio acquisitions are described more fully as follows:

     Detroit Portfolio. In June 1997, the Company entered the suburban Detroit market with the acquisition of the First Detroit Portfolio. The First Detroit Portfolio consisted of 13 industrial and office properties totaling approximately 1.1 million leasable square feet which were purchased for a Total Investment of approximately $131.3 million. All of these properties were considered stabilized acquisitions.

     In September 1997, the Company increased the number of properties it owned in the suburban Detroit market by acquiring the Second Detroit Portfolio. The Second Detroit Portfolio contained approximately 841,000 leasable square feet of industrial properties which were purchased for a Total Investment of approximately $45.0 million. All of these properties were considered stabilized acquisitions.

     South Carolina Portfolio. In May 1997, the Company acquired the South Carolina Portfolio. The South Carolina Portfolio consisted of 18 properties, 11 of which were stabilized acquisitions, three of which were entrepreneurial acquisitions and four of which were development properties. The Total Investment for the stabilized and entrepreneurial properties was approximately $57.6 million. The development properties comprised approximately 324,000 of the 1.4 million leasable square feet and the Total Investment in the development properties was approximately $18.5 million. In connection with the acquisition of the South Carolina Portfolio, the Company is also obligated to purchase, over a 10-year period, approximately 800 acres of land for commercial development, which the Company anticipates to be capable of supporting, as and when developed, approximately eight million leasable square feet of office or industrial space. The purchase price of the land was $17.5 million, plus accrued interest at 7.5% per annum, payable over 10 years from the date of acquisition.

     Minneapolis Portfolio. In March 1997, the Company acquired the Minneapolis Portfolio. All of the properties were considered stabilized acquisitions. The Total Investment in the Minneapolis Portfolio was approximately $63.3 million. The Company also acquired 25 acres of land for commercial development, which the Company anticipates to be capable of supporting, as and when developed, approximately 180,000 leasable square feet of office or industrial space. The purchase price of the land was $2.9 million, in addition to the purchase price of the industrial and office properties in the portfolio.

  Single-Asset Acquisitions

     During the nine months ended September 30, 1997, the Company completed 43 single-asset acquisitions, consisting of 32 stabilized properties and 11 entrepreneurial properties, aggregating approximately 2.3 million leasable square feet for a Total Investment of $168.1 million. Such single-asset acquisitions are described more fully as follows:

     Stabilized Acquisitions. During the nine months ended September 30, 1997, the Company completed stabilized acquisitions of approximately 1.5 million leasable square feet of industrial and office space for a Total Investment of $111.6 million.

     Entrepreneurial Acquisitions. During the nine months ended September 30, 1997, the Company completed entrepreneurial acquisitions of approximately 738,000 leasable square feet of industrial and office space for a Total Investment of $56.5 million.

     The following table sets forth certain information, as of September 30, 1997, with respect to the Properties acquired during the nine months ended September 30, 1997:

     COMPLETED ACQUISITIONS DURING THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                  TOTAL                              TOTAL
                                                                   MONTH        LEASABLE          PERCENT          INVESTMENT
              PROPERTY                         LOCATION           ACQUIRED     SQUARE FEET        LEASED         (IN THOUSANDS)
-------------------------------------    ---------------------    --------     -----------     -------------     --------------
PORTFOLIO ACQUISITIONS
Stabilized Acquisitions
Industrial -- Distribution
  Alcoa Fujikura Facility............    Greenville, SC             5/97          222,670          100.0%           $  8,801
  1320 Garlington Road...............    Greenville, SC             5/97           72,000          100.0               2,161
                                                                                ---------          -----         ------------
                                                                                  294,670          100.0              10,962
                                                                                ---------          -----         ------------
Industrial -- Flex
  2905 Northwest Boulevard...........    Plymouth, MN               3/97           84,765          100.0               5,332
  2800 Campus Drive..................    Plymouth, MN               3/97           64,852           91.2               4,079
  2955 Xenium Lane...................    Plymouth, MN               3/97           24,800          100.0               1,560
  9401-9443 Science Center...........    New Hope, MN               3/97           73,898           89.7               4,648
  6321-6325 Bury Drive...............    Eden Prairie, MN           3/97           72,965          100.0               4,581
  7115-7173 Shady Oak Road...........    Eden Prairie, MN           3/97           77,925           96.2               4,901
  7660-7716 Golden Triangle..........    Eden Prairie, MN           3/97           89,672           98.5               5,636
  7400 Flying Cloud Drive............    Eden Prairie, MN           3/97           32,137          100.0               2,021
  10301-10305 West 70th Street.......    Eden Prairie, MN           3/97           23,547          100.0               1,253
  10321 West 70th Street.............    Eden Prairie, MN           3/97           28,372          100.0               1,510
  10349-10357 West 70th Street.......    Eden Prairie, MN           3/97           53,912          100.0               2,869
  10365-10375 West 70th Street.......    Eden Prairie, MN           3/97           56,877          100.0               3,027
  10393-10394 West 70th Street.......    Eden Prairie, MN           3/97           52,684          100.0               2,804
  7078 Shady Oak Road................    Eden Prairie, MN           3/97           67,041          100.0               3,568
  3860 Faber Place...................    Charleston, SC             5/97           42,500           88.2               3,425
  3820 Faber Place...................    Charleston, SC             5/97           39,422           83.6               3,077
  7930, 8010-20 Woodland Center......    Tampa, FL                  5/97           89,758           96.7               6,682
  8154-8198 Woodland Center..........    Tampa, FL                  5/97           45,382           96.5               3,278
  8112-42 Woodland Center............    Tampa, FL                  5/97           39,155          100.0               3,760
  300 International Boulevard........    Fountain Inn, SC           5/97          103,684          100.0                 822
  27260 Haggerty Road................    Farmington Hills, MI       7/97           50,391          100.0               4,695
  27200 Haggerty Road................    Farmington Hills, MI       7/97           42,156          100.0               3,929
  27280 Haggerty Road................    Farmington Hills, MI       7/97           49,944          100.0               4,654
  27220 Haggerty Road................    Farmington Hills, MI       7/97           22,175          100.0               2,069
  27240 Haggerty Road................    Farmington Hills, MI       7/97           18,665          100.0               1,742
  27300 Haggerty Road................    Farmington Hills, MI       7/97           40,779           90.9               3,811
  1101 Allen Drive...................    Troy, MI                   9/97           24,582          100.0               1,017
  1151 Allen Drive...................    Troy, MI                   9/97           41,200          100.0               1,704
  1300 Rankin Street (Bldg A)........    Troy, MI                   9/97           33,600          100.0               1,411
  1350 Rankin Street (Bldg B)........    Troy, MI                   9/97           28,000          100.0               1,162
  1376-1400 Rankin Street (Bldg C)...    Troy, MI                   9/97           33,640          100.0               1,393
  1352-1374 Rankin Street (Bldg D)...    Troy, MI                   9/97           38,400          100.0               1,596
  1324-1346 Rankin Street (Bldg E)...    Troy, MI                   9/97           33,600          100.0               1,385
  1301-1307 Rankin Street............    Troy, MI                   9/97           28,000          100.0               1,299
  1409 Allen Drive...................    Troy, MI                   9/97           40,000           80.0               1,595
  1304 E Maple Road..................    Troy, MI                   9/97           60,667          100.0               2,166
  1334 Maplelawn Road................    Troy, MI                   9/97           28,122          100.0               1,296
  1290 Maplelawn Road................    Troy, MI                   9/97           19,314          100.0                 900
  1070 Maplelawn Road................    Troy, MI                   9/97           15,520          100.0                 717
  950 Maplelawn Road.................    Troy, MI                   9/97           32,980          100.0               2,586
  894 Maplelawn Road.................    Troy, MI                   9/97           32,868          100.0               1,868
  1179 Maplelawn Road................    Troy, MI                   9/97           19,873          100.0                 909
  1940 Norwood Drive.................    Troy, MI                   9/97           19,644          100.0                 910
  1311-1331 Maplelawn Road...........    Troy, MI                   9/97           28,384          100.0               1,288
  2354 Bellingham Street.............    Troy, MI                   9/97           19,775          100.0                 895
  2360 Bellingham Street.............    Troy, MI                   9/97           19,775          100.0                 907
  1191 Ring Drive....................    Troy, MI                   9/97           19,500          100.0                 898
  26442-26450 Haggerty Road..........    Farmington Hills, MI       9/97           29,800          100.0               2,422
  26500 Haggerty Road................    Farmington Hills, MI       9/97           52,000          100.0               3,166
  26650 Haggerty Road................    Farmington Hills, MI       9/97           26,800          100.0               1,769
  26700 Haggerty Road................    Farmington Hills, MI       9/97           39,200          100.0               2,582
  26750 Haggerty Road................    Farmington Hills, MI       9/97           29,800          100.0               2,981
  26800 Haggerty Road................    Farmington Hills, MI       9/97           22,000          100.0               1,792
  26842-26850 Haggerty Road..........    Farmington Hills, MI       9/97           24,400          100.0               2,443
                                                                                ---------          -----         ------------
                                                                                2,228,902           98.0             134,790
                                                                                ---------          -----         ------------

                                                                                  TOTAL                              TOTAL
                                                                   MONTH        LEASABLE          PERCENT          INVESTMENT
              PROPERTY                         LOCATION           ACQUIRED     SQUARE FEET        LEASED         (IN THOUSANDS)
-------------------------------------    --------------------     --------      ---------          -----          ------------
Office
  330 Second Avenue..................    Minneapolis, MN            3/97          198,000           70.4              14,314
  10333 West 70th Street.............    Eden Prairie, MN           3/97           21,640          100.0               1,152
  4055 Faber Place...................    Charleston, SC             5/97           53,304           97.6               5,653
  440 Knox Abbott Drive..............    Columbia, SC               5/97           50,248           89.2               3,936
  8202 Woodland Center...............    Tampa, FL                  5/97           39,155          100.0               3,157
  26911-26957 Northwestern Highway...    Southfield, MI             6/97          634,359           96.9              79,726
  1650 Research Drive................    Troy, MI                   6/97           70,562          100.0               7,703
  1775 Research Drive................    Troy, MI                   6/97           30,450          100.0               3,324
  1875 Research Drive................    Troy, MI                   6/97           30,305          100.0               3,309
  1850 Research Drive................    Troy, MI                   6/97           72,229           88.3               7,885
  1965 Research Drive................    Troy, MI                   6/97           38,600          100.0               4,214
  1960 Research Drive................    Troy, MI                   6/97           38,600          100.0               4,214
                                                                                ---------          -----         ------------
                                                                                1,277,452           92.7             138,587
                                                                                ---------          -----         ------------
        Total Stabilized Portfolio
          Acquisitions...............                                           3,801,024           96.3             284,339
                                                                                ---------          -----         ------------
Entrepreneurial Acquisitions
Industrial -- Distribution
  111 Southchase Boulevard...........    Fountain Inn, SC           5/97          169,042             --               6,730
                                                                                ---------          -----         ------------
                                                                                  169,042             --               6,730
                                                                                ---------          -----         ------------
Industrial -- Flex
  9800 Twin Lakes Parkway............    Charlotte, NC              5/97           40,000           72.0               2,572
                                                                                ---------          -----         ------------
                                                                                   40,000           72.0               2,572
                                                                                ---------          -----         ------------
Office
  420 Park Avenue....................    Greenville, SC             5/97           46,489           65.9               3,543
                                                                                ---------          -----         ------------
                                                                                   46,489           65.9               3,543
                                                                                ---------          -----         ------------
        Total Entrepreneurial
          Portfolio Acquisitions.....                                             255,531           23.3              12,845
                                                                                ---------          -----         ------------
        Total Portfolio
          Acquisitions...............                                           4,056,555           91.7             297,184
                                                                                ---------          -----         ------------
SINGLE-ASSET ACQUISITIONS
Stabilized Acquisitions
Industrial -- Distribution
  9050 Red Branch Road...............    Columbia, MD               6/97           89,898          100.0               3,088
  9700 Satellite Boulevard...........    Orlando, FL                7/97           48,000          100.0               1,563
  9600 Satellite Boulevard...........    Orlando, FL                7/97           48,000          100.0               1,563
  7980 Bayberry Road.................    Jacksonville, FL           8/97           50,000          100.0               1,714
                                                                                ---------          -----         ------------
                                                                                  235,898          100.0               7,928
                                                                                ---------          -----         ------------
Industrial -- Flex
  1000 Briggs Road...................    Mount Laurel, NJ           5/97           40,946          100.0               3,126
  1025 Briggs Road...................    Mount Laurel, NJ           5/97           61,019          100.0               4,120
  1 Great Valley Parkway.............    Malvern, PA                6/97           60,880           91.1               4,413
  3000 Lincoln Drive.................    Mount Laurel, NJ           6/97           65,547           81.1               2,800
  7000 Commerce Parkway..............    Mount Laurel, NJ           6/97           60,000          100.0               2,565
  8000 Commerce Parkway..............    Mount Laurel, NJ           6/97           54,185          100.0               2,320
  9000 Commerce Parkway..............    Mount Laurel, NJ           6/97           66,132           95.5               2,825
  1701 Clint Moore Boulevard.........    Boca Raton, FL             6/97           80,060          100.0               4,641
  5600 & 5610 Rowland Road...........    Minnetonka, MN             7/97          119,100          100.0               8,401
  8250 & 8256 Exchange Place.........    Orlando, FL                9/97           52,380          100.0               3,418
                                                                                ---------          -----         ------------
                                                                                  660,249           96.9              38,629
                                                                                ---------          -----         ------------
Office
  6620 Southpoint Drive..............    Jacksonville, FL           3/97           59,762           94.4               4,988
  236 Brodhead Road..................    Bethlehem, PA              3/97           45,097          100.0               5,070
  6620 Grant Way.....................    Allentown, PA              4/97           30,204          100.0               2,368
  9770 Patuxent Woods Drive..........    Columbia, MD               5/97           35,520          100.0               3,425
  9780 Patuxent Woods Drive..........    Columbia, MD               5/97           22,720          100.0               2,190
  9790 Patuxent Woods Drive..........    Columbia, MD               5/97           25,345          100.0               2,444
  9810 Patuxent Woods Drive..........    Columbia, MD               5/97           27,725          100.0               2,673
  9800 Patuxent Woods Drive..........    Columbia, MD               5/97           31,095          100.0               2,998
  9820 Patuxent Woods Drive..........    Columbia, MD               5/97           24,720          100.0               2,383
  9830 Patuxent Woods Drive..........    Columbia, MD               5/97           30,800          100.0               2,970
  5 Great Valley Parkway.............    Malvern, PA                6/97           65,161           95.3               7,296
  4198 Cox Road......................    Glen Allen, VA             8/97           43,387          100.0               4,627
  4510 Cox Road......................    Glen Allen, VA             9/97           72,509          100.0               8,557
  4555 Riverside Drive...............    Palm Beach, FL             9/97           67,056          100.0               6,750
  2500 Metrocentre Boulevard.........    W. Palm Beach, FL          9/97           18,012          100.0               1,812
  2541 Metrocentre Boulevard.........    W. Palm Beach, FL          9/97           10,964          100.0               1,103
  2580 Metrocentre Boulevard.........    W. Palm Beach, FL          9/97           19,381          100.0               1,950

                                                                                  TOTAL                              TOTAL
                                                                   MONTH        LEASABLE          PERCENT          INVESTMENT
              PROPERTY                         LOCATION           ACQUIRED     SQUARE FEET        LEASED         (IN THOUSANDS)
              --------                         --------           --------      ---------          -----          ------------
  2581 Metrocentre Boulevard.........    W. Palm Beach, FL          9/97           14,309           79.4               1,439
                                                                                ---------          -----         ------------
                                                                                  643,767           98.6              65,043
                                                                                ---------          -----         ------------
        Total Stabilized Single-Asset
          Acquisitions...............                                           1,539,914           98.1             111,600
                                                                                ---------          -----         ------------
Entrepreneurial Acquisitions
Industrial -- Distribution
  2000 Crawford Place................    Mount Laurel, NJ           9/97           73,453           46.4               3,357
  1902 Cypress Park Drive............    Orlando, FL                9/97          120,360            0.0               3,875
                                                                                ---------          -----         ------------
                                                                                  193,813           17.6               7,232
                                                                                ---------          -----         ------------
Industrial -- Flex
  6000 Commerce Parkway..............    Mount Laurel, NJ           6/97           54,032           83.0               2,314
  761 Fifth Avenue...................    King of Prussia, PA        8/97           50,476           76.6               2,458
                                                                                ---------          -----         ------------
                                                                                  104,508           79.9               4,772
                                                                                ---------          -----         ------------
Office
  650 East Swedesford Road...........    King of Prussia, PA        1/97          100,410            0.0              12,850
  680 East Swedesford Road...........    King of Prussia, PA        1/97          100,352           99.6              12,434
  One Walnut Grove Drive.............    Horsham, PA                2/97           66,372          100.0               7,403
  95 Highland Avenue.................    Bethlehem, PA              3/97           73,000           83.1               4,070
  1208 Eastchester Drive.............    High Point, NC             3/97           56,937           53.9               4,985
  771 Fifth Avenue...................    King of Prussia, PA        8/97           30,000           33.3               1,554
  2540 Metrocentre Boulevard.........    W. Palm Beach, FL          9/97           12,419           19.4               1,249
                                                                                ---------          -----         ------------
                                                                                  439,490           61.5              44,545
                                                                                ---------          -----         ------------
        Total Entrepreneurial Single-
          Asset Acquisitions.........                                             737,811           52.5              56,549
                                                                                ---------          -----         ------------
        Total Single-Asset
          Acquisitions...............                                           2,277,725           83.3             168,149
                                                                                ---------          -----         ------------
        Total........................                                           6,334,280           88.7%           $465,333
                                                                                =========          =====         ============

DEVELOPMENT ACTIVITIES

  Strategy

     The Company pursues selective development opportunities focusing on high quality suburban industrial and office properties typically within its existing markets. The Company's development activities fall into two categories: build-to-suit projects and projects built for inventory. The Company develops build-to-suit projects for existing and new tenants. The buildings in these projects typically are substantially pre-leased to one or more tenants prior to construction. The Company also builds properties for inventory in high occupancy markets in which the Company has identified sufficient demand at market rental rates to justify such construction.

     The Total Investment in Development Properties completed during the nine months ended September 30, 1997 increased to $90.5 million from $43.4 million for the nine months ended September 30, 1996. This increase reflects the establishment and build-up of a development pipeline during 1995 and 1996. With the build-up of the pipeline, increased levels of completed developments are being delivered. Furthermore, improving market conditions in many of the Company's markets, including its new markets, make development an attractive source of property investment.

  Completed Property Developments

     During the nine months ended September 30, 1997, the Company completed eight build-to-suit and six inventory development properties. These projects contain approximately 2.1 million leasable square feet representing a Total Investment of $90.5 million.

     The following table sets forth certain information, as of September 30, 1997, for all of the Development Properties completed during the nine months ended September 30, 1997, presented according to the calendar quarter in which each came into service:

                        COMPLETED DEVELOPMENT PROPERTIES

                                    TOTAL        BUILD-TO-SUIT                   TOTAL
                                  INVESTMENT           OR         BUILDING     LEASABLE     PERCENT    NO. OF
PROPERTY       LOCATION         (IN THOUSANDS)     INVENTORY        TYPE      SQUARE FEET   LEASED    TENANTS        MAJOR TENANT
-------------  ---------------  --------------   --------------  ----------   -----------   -------   --------  --------------------
1st Quarter,
 1997
Nestle Way     Allentown, PA       $ 36,131       Build-to-Suit   Ind.-Dist.    1,190,000     100.0%      1     DSC Logistics, Inc.
4380 Federal   High Point, NC         2,391       Inventory       Ind.-Dist.       79,200     100.0       3     Triad Health
 Drive                                                                                                           Allilance
5900 Eastport  Richmond, VA           5,303       Inventory       Ind.-Dist.      142,800     100.0       1     Hewlett-Packard
 Boulevard                                                                                                       Company
2nd Quarter,
 1997
3000 Horizon   King of Prussia,       3,303       Build-to-Suit   Ind.-Flex        43,200     100.0       1     Nano Systems L.L.C.
 Boulevard      PA
50 Morehall    Malvern, PA           14,141       Build-to-Suit   Office          117,000     100.0       1     Vanguard Group
 Road
402 Lippincott Marlton, NJ            1,903       Build-to-Suit   Ind.-Flex        26,000     100.0       1     First Trenton
 Drive                                                                                                            Indemnity
1455 Valley    Bethlehem, PA          4,117       Build-to-Suit   Ind.-Flex        55,000     100.0       2     Life Insurance
 Center                                                                                                          Company of North
 Parkway                                                                                                         America
600 Liberty    Chesterfield, VA       5,709       Build-to-Suit   Ind.-Dist.      158,400     100.0       1     Hewlett-Packard
 Way                                                                                                             Company
4388 Drive     High Point, NC         1,409       Inventory       Ind.-Flex.       32,400     100.0       1     Abacon
                                                                                                                 Telecommunications,
                                                                                                                 Inc.
3rd Quarter,
 1997
3606 Horizon   King of Prussia,       3,032       Build-to-Suit   Ind.-Flex        31,000     100.0       1     Spectaguard, Inc.
 Boulevard
1650 Valley    Bethlehem, PA          2,669       Inventory       Office           28,600      99.1       3     Pennsylvania
 Center                                                                                                          Cellular
 Parkway
5251 Concourse Roanoke, VA            1,853        Build-to-Suit  Office           19,680      74.7       3     Acadia Elastomers
 Drive                                                                                                           Corporation
6532 Judge     Rock Creek, NC         4,076        Inventory      Ind.-Dist.      151,600     100.0       1     Iomega Corporation
 Adams Road
7920 Woodland  Tampa, FL              4,487        Inventory      Ind.-Flex        52,627      59.7       1     Promus Hotels
 Center ?Blvd.
                                   --------                                     ---------     ------      --
     Total                         $ 90,524                                     2,127,507      98.8%      21
                                   ========                                     ==========    ======      ==

  Current Development Properties

     As of September 30, 1997, the Company was developing 39 properties, which upon completion are expected to generate approximately 4.1 million square feet of leasable space. Approximately 53.2% of such space was pre-leased as of September 30, 1997. Properties under development at September 30, 1997 are expected to represent a Total Investment of $281.4 million. Certain risks are inherent in development activities. See "Risk Factors -- General Real Estate Investment Risks -- Risks of Acquisition, Development and Construction Activities" in the Prospectus accompanying this Prospectus Supplement.

     Tenants for which build-to-suit projects are currently under development include State Farm Insurance, Hewlett-Packard Company, the Chrysler Corporation and Vanguard Group.

     The following table sets forth certain information, as of September 30, 1997, regarding the Development Properties, presented according to the calendar year and quarter in which each is anticipated to come into service:

                         CURRENT DEVELOPMENT PROPERTIES

                                                                                                    TOTAL          CONSTRUCTION
                                                                 INVENTORY/       BUILDING        INVESTMENT         PERCENT
             PROPERTY                       LOCATION           BUILD TO SUIT        TYPE        (IN THOUSANDS)     COMPLETE(1)
----------------------------------    ---------------------    --------------    ----------     --------------     ------------
4th Quarter, 1997
 231 Lake Drive                       New Castle, DE           Inventory         Ind.-Dist.        $  4,574            90.0%
 8801 Tinicum Boulevard               Philadelphia, PA         Build-to-Suit     Office              31,807            85.2
 404 Lippincott Drive                 Marlton, NJ              Build-to-Suit     Ind.-Flex            1,785            89.7
 500 Liberty Way                      Chester, VA              Build-to-Suit     Ind.-Dist.           5,525            82.9
 7018 AC Skinner Parkway              Jacksonville, FL         Inventory         Ind.-Flex            5,799            77.9
 15 Boulden Circle                    New Castle, DE           Inventory         Ind.-Dist.           3,509            84.7
                                                                                                   --------            ----
                                                                                                     52,999            84.7

1st Quarter, 1998
 1660 Valley Center Parkway           Bethlehem, PA            Inventory         Office               2,315            87.3
 425 Technology Drive                 Malvern, PA              Inventory         Ind.-Flex            2,313            29.8
 5310 Valley Park Drive               Roanoke, VA              Build-to-Suit     Ind.-Flex            1,178            33.6
                                                                                                   --------            ----
                                                                                                      5,806            53.5

2nd Quarter, 1998
  4345 Southpoint Parkway             Jacksonville, FL         Build-to-Suit     Office               9,039            88.6
  5701-5799 Eastport Blvd.            Richmond, VA             Inventory         Ind.-Dist.           6,927            76.9
  13001 Kingston Avenue               Richmond, VA             Inventory         Ind.-Flex            2,604            72.7
  100 Cedar Hollow Road               Malvern, PA              Build-to-Suit     Office              16,948            16.4
  3 Country View Road                 Malvern, PA              Build-to-Suit     Office               6,380            27.8
                                                                                                   --------            ----
                                                                                                     41,898            47.2

3rd Quarter, 1998
  4160 Mendenhall Oaks Parkway        Greensboro, NC           Inventory         Ind.-Dist.           3,777            73.1
  10 Kings Hill Avenue                West Malling, UK         Inventory         Ind.-Flex            5,531(2)         68.0
  1150 Northpoint Blvd.               Blythwood, SC            Inventory         Ind.-Flex            3,741            54.4
  1 Alliance Drive                    Goose Creek, SC          Inventory         Ind.-Flex            3,699            56.1
  3875 Faber Place                    North Charleston, SC     Build-to-Suit     Office               7,748            83.7
                                                                                                   --------            ----
                                                                                                     24,496            69.9

4th Quarter, 1998
  132 Welsh Road                      Horsham, PA              Inventory         Office               5,381            66.0
  6601-6625 W. 78th Street            Bloomington, MN          Build-to-Suit     Office              42,147            21.0
  3604 Horizon Boulevard              King of Prussia, PA      Inventory         Ind.-Flex            2,344            69.5
  101 Centreport                      Greensboro, NC           Inventory         Office               8,928            60.0
  700 Nestle Way                      Allentown, PA            Build-to-Suit     Ind.-Dist.          20,735            61.0
  4170 Mendenhall Oaks Parkway        High Point, NC           Inventory         Ind.-Flex            2,394            51.3
  4180 Mendenhall Oaks Parkway        High Point, NC           Inventory         Ind.-Flex            1,914            59.4
                                                                                                   --------            ----
                                                                                                     83,843            41.0

1st Quarter, 1999
  1525 Valley Center Parkway          Bethlehem, PA            Inventory         Office               8,275            40.9
  701 Liberty Way                     Richmond, VA             Inventory         Ind.-Dist.           4,822            51.2
  131 Kelsey Lane                     Tampa, FL                Inventory         Ind.-Flex            5,010            18.5
  5500 Cox Road                       Richmond, VA             Inventory         Ind.-Flex            3,989            35.9
  89 South Commerce                   Allentown, PA            Inventory         Ind.-Flex            2,083            64.6
  530 Eastpark Court                  Sandston, VA             Inventory         Ind.-Flex            3,457            10.6
  375 Technology Drive                Malvern, PA              Inventory         Office               1,787            16.5
  6530 Judge Adams Road               Whitsett, NC             Inventory         Ind.-Dist.           4,233            57.7
  5305 Valley Park Drive              Roanoke, VA              Inventory         Ind.-Flex            2,481            12.5
                                                                                                   --------            ----
                                                                                                     36,137            35.9

2nd Quarter, 1999
  4194 Mendenhall Oaks Parkway        Greensboro, NC           Inventory         Office               2,355            43.4
  4196 Mendenhall Oaks Parkway        Greensboro, NC           Inventory         Office               1,886            46.5
                                                                                                   --------            ----
                                                                                                      4,241            44.7

3rd Quarter, 1999
  4801 Cox Road                       Richmond, VA             Inventory         Office              11,667            16.8
  7720 Mendenhall Oaks Parkway        High Point, NC           Build-to-Suit     Office              20,334            33.4
                                                                                                   --------            ----
                                                                                                     32,001            27.3
                                                                                                   --------            ----
 Total                                                                                             $281,421            50.8%
                                                                                                   ========            ====
                                     LEASABLE
                                      SQUARE      PERCENT
             PROPERTY                  FEET       LEASED                MAJOR TENANT
----------------------------------  ----------    -------     ---------------------------------
4th Quarter, 1997
 231 Lake Drive                        130,800      38.8%     M. A. Bruder & Sons, Inc.
 8801 Tinicum Boulevard                280,000     100.0      PNC Bank, N.A.
 404 Lippincott Drive                   26,000     100.0      State Farm Insurance
 500 Liberty Way                       146,000     100.0      Hewlett-Packard Company
 7018 AC Skinner Parkway                92,815      93.0      Physician Sales & Service
 15 Boulden Circle                     101,470     100.0      Ryder Integrated Logistics, Inc.
                                     ---------      ----
                                       777,085      88.9

1st Quarter, 1998
 1660 Valley Center Parkway             27,500      35.4      PNC Bank, N.A.
 425 Technology Drive                   22,006      53.0      Chrysler Corporation
 5310 Valley Park Drive                 17,425     100.0      ITT Industries, Inc.
                                     ---------      ----
                                        66,931      58.0
2nd Quarter, 1998
  4345 Southpoint Parkway              103,919      78.0      Physician Sales & Service
  5701-5799 Eastport Blvd.             174,720        --
  13001 Kingston Avenue                 40,000        --
  100 Cedar Hollow Road                133,000     100.0      Vanguard
  3 Country View Road                   70,000     100.0      SCT
                                     ---------      ----
                                       521,639      54.5
3rd Quarter, 1998
  4160 Mendenhall Oaks Parkway         107,480        --
  10 Kings Hill Avenue                  36,447        --
  1150 Northpoint Blvd.                103,684        --
  1 Alliance Drive                     103,684        --
  3875 Faber Place                      64,113      42.9      Great West Life
                                     ---------      ----
                                       415,408       6.6
4th Quarter, 1998
  132 Welsh Road                        45,000      12.0      Mortgage Lenders Network
  6601-6625 W. 78th Street             325,000     100.0      DPS
  3604 Horizon Boulevard                22,300      84.0      New Horizons Computer
  101 Centreport                        81,681        --
  700 Nestle Way                       800,000      76.0      Dial Corporation
  4170 Mendenhall Oaks Parkway          43,040        --
  4180 Mendenhall Oaks Parkway          33,440        --
                                     ---------      ----
                                     1,350,461      70.9
1st Quarter, 1999
  1525 Valley Center Parkway            75,000        --
  701 Liberty Way                      123,200        --
  131 Kelsey Lane                       89,290        --
  5500 Cox Road                         53,600        --
  89 South Commerce                     43,200        --
  530 Eastpark Court                    48,000        --
  375 Technology Drive                  16,457        --
  6530 Judge Adams Road                151,600        --
  5305 Valley Park Drive                37,500        --
                                     ---------      ----
                                       637,847        --
2nd Quarter, 1999
  4194 Mendenhall Oaks Parkway          25,644        --
  4196 Mendenhall Oaks Parkway          19,647        --
                                     ---------      ----
                                        45,291        --
3rd Quarter, 1999
  4801 Cox Road                         87,500        --
  7720 Mendenhall Oaks Parkway         220,562      89.0      AETNA
                                     ---------      ----
                                       308,062      63.7
                                     ---------      ----
 Total                               4,122,724      53.2%
                                     =========      ====

---------------
(1) Calculated according to the percentage of the project budget incurred as of September 30, 1997.

(2) Based on an exchange rate of $1.6185 to L1.00 as of September 30, 1997.

LAND

     As of December 31, 1996, the Company owned 1,012 acres of land for future development, all zoned for commercial use. During the nine months ended September 30, 1997, the Company purchased an additional 173 acres of land for future development, commenced development on 215 acres and sold 46 acres. Substantially all of the remaining 924 acres of land are located adjacent to or within existing industrial or business parks, with site improvements, such as public sewers, water and utilities, available for service. The Company anticipates that the land is capable of supporting, as and when developed, approximately nine million leasable square feet. The Company's Total Investment in land held for development as of September 30, 1997 was $56.8 million.

     In connection with the acquisition of the South Carolina Portfolio, the Company is obligated to purchase, over a 10-year period ending in 2007, approximately 800 acres of land for commercial development, which the Company believes is capable of supporting, as and when developed, approximately eight million leasable square feet of industrial and office space. The purchase price of such land is $17.5 million plus accrued interest at 7.5% per annum.

     The Company believes that, because it is a fully integrated real estate firm, its base of commercially zoned land in existing industrial and business parks provides a competitive advantage for future development activities.

                                 THE PROPERTIES

     The Operating Properties, as of September 30, 1997, consisted of 259 industrial and 121 office properties. Single tenants occupy 136 Operating Properties. The Company provides a reduced level of service in connection with the operation or maintenance of these properties. The remaining 244 of the Operating Properties are occupied by multiple tenants for which the Company renders a range of building, operating and maintenance services.

     The Company's industrial properties consist of a variety of warehouse, distribution, service, assembly, light manufacturing and research and development facilities. Substantially all of the Company's industrial properties are located in suburban, mixed-use developments or business parks. They include both single-tenant and multi-tenant facilities, with most designed flexibly to accommodate various types of tenants, space requirements and industrial uses to increase re-leasing opportunities and control re-leasing costs. As of September 30, 1997, the Company's industrial properties were approximately 93.9% leased. They range in size from 11,600 square feet to 1,190,000 square feet, with an average building size of 83,183 square feet. Major tenants, based upon annual base rent, include DSC Logistics Inc., Hewlett Packard Company and the Vistakon Division of Johnson & Johnson Vision Products, Inc. See "-- Tenants."

     The Company's office properties are mid-rise and single-story office buildings principally located in suburban, mixed-use developments or office parks. Substantially all are located in prime business locations within established business communities offering excellent access to interstate highway systems. As of September 30, 1997, the Company's office properties were approximately 92.5% leased. They range in size from 4,900 square feet to 634,359 square feet, with an average building size of 58,210 square feet. Major tenants, based upon annual base rent, include AT&T Resource Management Corp., Vanguard Group and the United States of America. See "-- Tenants."

     Set forth as Appendix "A" to this Prospectus Supplement is a table which provides certain information with respect to the Operating Properties as of September 30, 1997.

OCCUPANCY AND RENTAL RATES

     Property level operating income for "Same Store" properties increased by 5.1% for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. "Same Store" figures include results for the 203 (net of five properties exchanged in connection with acquisitions) properties owned as of January 1, 1996.

     "Same Store" Occupancy. The following table sets forth the historical occupancy rates on a "Same Store" basis, as of the date indicated.

                          "SAME STORE" OCCUPANCY RATES

                                                               SEPTEMBER 30,
                                                               -------------     DECEMBER 31,
                                                               1997     1996         1995
                                                               ----     ----     ------------
    "Same Store" Properties
      Industrial -- Distribution.............................  94.3%    96.2%        95.4%
      Industrial -- Flex.....................................  91.4     88.8         91.6
      Office.................................................  94.9     92.2         90.8
                                                               ----     ----         ----
              Total "Same Store" Properties..................  93.8%    93.7%        93.6%
                                                               ====     ====         ====

     "Same Store" Rental Rates. The following table sets forth the average base rent per square foot for all of the Company's "Same Store" leased space, as of the dates indicated. The "Same Store" rental rates presented below should not be viewed as necessarily reflecting a trend in actual short-term rental rate fluctuations because the "Same Store" analysis reflects an uneven rate of expirations and signings of leases of varying sizes and terms for properties that are not necessarily representative of the balance of the Company's portfolio.

                           "SAME STORE" RENTAL RATES

                                                                   AVERAGE BASE RENT
                                                                    PER SQUARE FOOT
                                                           ----------------------------------
                                                             SEPTEMBER 30,
                                                           -----------------     DECEMBER 31,
                                                            1997       1996          1995
                                                           ------     ------     ------------
    "Same Store" Properties
      Industrial -- Distribution.........................  $ 4.18     $ 4.01        $ 3.88
      Industrial -- Flex.................................    8.06       7.91          7.76
      Office.............................................   12.31      11.80         11.54
                                                           ------     ------        ------
              Total "Same Store" Properties..............  $ 6.68     $ 6.38        $ 6.22
                                                           ======     ======        ======

LEASING FOR NINE MONTHS ENDED SEPTEMBER 30, 1997

     The Company achieved a 13.4% increase in the straight-line rents for 2.6 million square feet of replacement and renewal leases executed during the nine months ended September 30, 1997. However, these results should not be viewed as necessarily reflecting a trend in actual short-term rental rate fluctuations because the properties leased during the period are not necessarily representative of the balance of the Company's portfolio and the leases entered into during the period reflect an uneven rate of expirations and signings of leases of varying sizes and terms.

LEASE EXPIRATIONS

     The following table shows scheduled lease expirations and certain other information, as of September 30, 1997, for leases in place for the Operating Properties as of such date, assuming none of the tenants exercises renewal options or termination rights, if any:

                                                 ANNUALIZED                          PERCENT OF
                                  LEASABLE        BASE RENT      AVERAGE BASE RENT   ANNUAL BASE   PERCENT OF
                       NUMBER    SQUARE FEET        UNDER           PER SQUARE          RENT       SQUARE FEET
                         OF      SUBJECT TO       EXPIRING          FOOT UNDER       REPRESENTED   REPRESENTED
     YEAR OF LEASE     LEASES     EXPIRING         LEASES            EXPIRING        BY EXPIRING   BY EXPIRING
       EXPIRATION     EXPIRING     LEASES      (IN THOUSANDS)         LEASES           LEASES        LEASES
    ----------------  --------   -----------   ---------------   -----------------   -----------   -----------
    1997(1).........      131      1,052,674      $   8,359            $7.94              4.2%          3.9%
    1998............      324      4,262,509         23,603             5.54             11.9          15.9
    1999............      308      4,382,662         30,891             7.05             15.6          16.4
    2000............      308      4,356,151         39,777             9.13             20.1          16.3
    2001............      188      3,769,489         25,035             6.64             12.6          14.1
    2002............      127      1,972,901         14,041             7.12              7.1           7.4
    Thereafter......      150      6,945,256         56,495             8.13             28.5          26.0
                        -----     ----------       --------            -----            -----         -----
            Total...    1,536     26,741,642      $ 198,201            $7.41            100.0%        100.0%
                        =====     ==========       ========            =====            =====         =====

---------------
(1) From October 1, 1997 through December 31, 1997.

TENANTS

     The Operating Properties are leased to approximately 1,300 tenants, which engage in a wide variety of businesses including pharmaceuticals, telecommunications, finance, insurance and electronics. As of September 30, 1997, the Company's largest tenant, AT&T Resource Management Corp., accounted for approximately 4.1% of the Company's total annual base rent. Leases accounting for approximately 88.5% of this tenant's annual base rent do not expire until 2000 or later. Other than AT&T Resource Management Corp., only eight tenants accounted for more than 1% each of total annual base rent as of September 30, 1997.

     The following table sets forth the Company's 10 largest tenants, based on annual base rent as of September 30, 1997:

                                                                    ANNUAL BASE       PERCENTAGE OF
                                                     NUMBER            RENT           TOTAL ANNUAL
                        TENANT                      OF LEASES     (IN THOUSANDS)        BASE RENT
    ----------------------------------------------  ---------     ---------------     -------------
     1. AT&T Resource Management Corp.............      14            $ 7,562               4.1%
     2. Vanguard Group............................       4              5,485               3.0
     3. DSC Logistics.............................       2              4,693               2.5
     4. United States of America..................      18              3,241               1.8
     5. Sanofi Winthrop...........................       6              3,012               1.6
     6. Prudential Insurance Company..............       8              2,993               1.6
     7. Hewlett-Packard Company...................       3              2,474               1.3
     8. RL Polk...................................       2              2,270               1.2
     9. Fluor Daniel, Inc.........................       6              2,183               1.2
    10. GMAC......................................       2              1,366               0.7
                                                        --            -------             -----
              Total...............................      66            $35,279             19.0%
                                                        ==            =======             =====

PRINCIPAL MARKETS

     The Company operates primarily in 12 markets in the Southeastern, Mid-Atlantic and Midwestern United States. For a presentation of the industrial and office properties owned by the Company in each of these markets, see "Summary -- The Operating Properties." The material presented below is a brief description of these markets. The following presentation includes market data that has been compiled from sources which the Company believes to be reliable, but no assurance can be given as to the accuracy of such market data:

     Southeastern Pennsylvania. Southeastern Pennsylvania's suburban market covers the four counties that immediately surround Philadelphia, namely, Bucks, Chester, Delaware, and Montgomery Counties. Of the various submarkets comprising the Southeastern Pennsylvania suburban market, the Company's operations have focused on two particular submarkets: the Route 202 Corridor in Chester and Montgomery Counties (King of Prussia/Conshohocken to West Chester) and the Horsham submarket in Montgomery and Bucks Counties.

     New Jersey/Delaware. The Company operates in the Southern New Jersey market, which encompasses the three counties of New Jersey that border
Philadelphia: Burlington, Camden, and Gloucester. The Gloucester County distribution submarket and the Route 73/Burlington/Camden Counties office submarket are the focal points for the Company's New Jersey activity.

     The Company's operations in Delaware are located principally in the New Castle County market. This market has, in addition to its strong industrial base, both a large office market, serving Wilmington's financial services industry, and a very active distribution market located at the convergence of the major north-south arteries of I-95 and I-295, which convergence creates a natural distribution center.

     Lehigh Valley, Pennsylvania. The Lehigh Valley market includes the cities of Allentown and Bethlehem and is centrally located on major transportation routes I-78 and the Northeast Extension of the Pennsylvania Turnpike, convenient to both New York and Philadelphia. This location has created strength in the industrial and office markets. Located within a 250-mile radius of 25% of the nation's population, the Lehigh Valley has become a major distribution hub for the Northeastern United States, increasing the demand for industrial warehouse space.

     Richmond, Virginia. Richmond, the capital of Virginia, is supported by a diverse and growing economy. The Richmond metropolitan statistical area ("MSA") has a population of nearly one million, and serves as the headquarters for eight Fortune 500 companies. The past three years have seen significant growth in the region's economy, based on the following factors: improvement in the national economy and increasing exports, a well educated work force, low housing costs, wages and taxes and minimal governmental regulation.

     Baltimore/Washington Corridor. The Baltimore/Washington corridor is a vibrant market, where the Company operates in several submarkets, including the "new city" of Columbia, Maryland, located on I-95 and convenient to both Baltimore and Washington, and the Annapolis submarket, which due to the opening of Route 50 and the completion of I-97 has benefited from improved access to the Capitol Beltway, Baltimore, BWI Airport and Columbia.

     The Carolinas. The Company operates in the Piedmont Triad area of North Carolina. Including the Greensboro, Winston-Salem and High Point regions, this area reflects low unemployment and strong population and job growth.

     The Company operates in the Greenville, Columbia and Charleston markets in South Carolina. Each of these markets has experienced economic growth in recent years.

     Jacksonville, Florida. Jacksonville is an expanding market in an area with a strong population growth rate and a relatively low cost of living. The population of Jacksonville is now over one million, an increase of over 35% since 1980. Fueled by corporate expansions and relocations, Jacksonville's suburban industrial and office markets have continued to experience favorably low vacancy rates. The Company's operations are concentrated in the two submarkets, the Southside, which includes both office and a new industrial market, and the Westside industrial markets.

     Tampa, Florida. The Tampa area includes the cities of Tampa, St. Petersburg and Clearwater and is currently experiencing significant growth in population and employment. The area has approximately 2.2 million people, and is the fourteenth fastest growing metropolitan area in the United States based upon employment growth. The Tampa area is projected to lead the state in the number of jobs by the year 2005, surpassing the Miami MSA.

     South Florida. The Company has concentrated its efforts in the South Florida region in the Broward and Palm Beach Counties, both of which are experiencing low vacancy rates, rising rents and strong demand for industrial and office space. These markets have experienced growth as a result of the region's role as a transportation, distribution, communications and financial link between the U.S. and Latin America.

     Minneapolis Metropolitan Area. The Minneapolis/St. Paul market is the twelfth largest MSA in the country with approximately 2.7 million people. Minneapolis has enjoyed solid demographic growth in recent years. This growth can be attributed to a number of factors, including state employment, higher education and medical services.

     Detroit Metropolitan Area. The Company operates in the submarkets of Troy, Southfield and Farmington Hills, all of which are suburbs of Detroit located in Oakland County. According to U.S. Census Bureau Statistics, Oakland County has a population of over 1.2 million and this population is expected to grow over the next five years. Vacancy rates in each of Detroit's submarkets have been improving in the last four years, and such improvements have led to increased rental rates in each of these submarkets.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Shares offered hereby (assuming a public offering price of $28.00 per Common Share), after deduction of the estimated expenses of the Offering, are estimated to be approximately $212.1 million ($244.0 million if the Underwriters' over-allotment option is exercised in full).

     The Company intends to use the net proceeds from the Offering to fund the cash portion of the consideration payable for the Pending Acquisitions, to repay amounts due under the Credit Facility and for general corporate purposes. As of September 30, 1997, the Company had outstanding indebtedness under the Credit Facility of $146.0 million, bearing interest at a rate of approximately 6.79% per annum. The indebtedness outstanding under the Credit Facility was incurred principally in connection with the Company's acquisition activity and the refinancing of previously incurred indebtedness.

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS

     The Common Shares are traded on the NYSE under the symbol "LRY." The following table sets forth, for the calendar quarters indicated, the high and low closing prices of the Common Shares on the NYSE, and the dividend declared per Common Share for such calendar quarter.

                                                                                DIVIDEND PER
                                                           HIGH       LOW       COMMON SHARE
                                                           ----       ---       ------------
    1995
    First Quarter........................................  $20 3/4    $183/4       $ 0.40
    Second Quarter.......................................   20 1/8     183/8         0.40
    Third Quarter........................................   21 3/4     191/2         0.40
    Fourth Quarter.......................................   21 3/8     19            0.40
    1996
    First Quarter........................................  $22 1/8    $201/4       $ 0.40
    Second Quarter.......................................   21         191/2         0.40
    Third Quarter........................................   21 3/4     193/8         0.41
    Fourth Quarter.......................................   25 7/8     211/8         0.41
    1997
    First Quarter........................................  $26 1/8    $233/4       $ 0.41
    Second Quarter.......................................   25 1/2     235/8         0.41
    Third Quarter........................................   27 1/8     243/4         0.42
    Fourth Quarter (through October 31, 1997)............   28         265/8

     For a recent closing price per share of the Common Shares on the NYSE, see the cover page of this Prospectus Supplement. As of October 31, 1997, the Common Shares were held by 498 holders of record. Since its initial public offering, the Company has paid regular and uninterrupted dividends.

     On September 17, 1997, the Company announced an increase in the quarterly dividend on the Company's Common Shares to $0.42, or $1.68 per Common Share on an annualized basis, for the quarter ended September 30, 1997, which dividend was paid on October 15, 1997 to holders of record as of the close of business on October 1, 1997. Although the Company currently anticipates that comparable cash dividends will continue to be paid in the future, the payment of future dividends by the Company will be at the discretion of the Board of Trustees and will depend on numerous factors, including the Company's cash flow, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code") and such other factors as the Board of Trustees deems relevant.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company, as of September 30, 1997, and as of such date, as adjusted, to give effect to the sale of the Common Shares offered hereby and the application of the estimated net proceeds from the Offering. See "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement, "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and with the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                                                      AS OF SEPTEMBER 30, 1997
                                                                      -------------------------
                                                                                         AS
                                                                        ACTUAL        ADJUSTED
                                                                      ----------     ----------
                                                                           (IN THOUSANDS)
Senior debt:
  Credit Facility...................................................  $  146,000     $   14,765
  Mortgage loans....................................................     391,055        391,055
  7.10% Senior Notes due 2004.......................................     100,000        100,000
  7.25% Senior Notes due 2007.......................................     100,000        100,000
                                                                      ----------     ----------
          Total senior debt.........................................     737,055        605,820
Convertible subordinated debentures.................................     114,820        114,820
Minority interest...................................................      66,430         74,764
Shareholders' equity:
  Preferred Shares, 8.80% Series A Cumulative Redeemable Preferred
     Shares of Beneficial Interest (liquidation preference $25.00
     per share), 5,000,000 shares issued and outstanding............     125,000        125,000
  Common Shares, 200,000,000 shares authorized, 42,522,163 shares
     issued and outstanding and 50,522,163 as adjusted(1)...........          43             51
  Additional paid-in capital........................................     606,309        810,017
  Unearned compensation.............................................      (1,091)        (1,091)
  Retained earnings.................................................      --             --
                                                                      ----------     ----------
          Total shareholders' equity................................     730,261        933,977
                                                                      ----------     ----------
          Total capitalization......................................  $1,648,566     $1,729,381
                                                                      ==========     ==========

---------------
(1) Excludes 4,668,700 Common Shares issuable upon the conversion of Units. Excludes 5,741,000 Common Shares issuable upon exchange of the $114.8 million principal amount of the Convertible Debentures outstanding as of September 30, 1997, subject to adjustment upon the occurrence of certain events. Also excludes 4,033,535 Common Shares that may be issued from time to time under the Company's Share Incentive Plan, including 1,959,055 Common Shares issuable upon the exercise of options that were outstanding as of September 30, 1997.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain historical and pro forma selected operating, balance sheet and other data for the Company and should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus. Certain amounts from prior periods have been restated to conform to current year presentations. The Company's historical consolidated operating data for, and balance sheet data as of the end of, the nine months ended September 30, 1997, have been derived from the Company's unaudited interim financial statements. In the opinion of management, the financial data as of, and for the nine months ended, September 30, 1997, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Pro forma operating data are presented as if the Offering had been consummated at the beginning of the periods presented and pro forma balance sheet data are presented assuming acquisitions probable of completion as of the date hereof had been completed as of such date.

     The pro forma information does not (i) purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated or (ii) purport to project the Company's financial position or results of operations at any future date or for any future period.

                     LIBERTY PROPERTY TRUST AND PREDECESSOR


                                                                                                                        LIBERTY
                                                                                                                       PROPERTY
                                                                                                                       TRUST AND
                                                                                                                      PREDECESSOR
                                                                      LIBERTY PROPERTY TRUST                           COMBINED
                                               --------------------------------------------------------------------   -----------
                                                PRO FORMA(1)    HISTORICAL     PRO FORMA(1)               HISTORICAL
                                               -------------   -------------   ------------   -----------------------------------
                                                     NINE MONTHS ENDED                      YEAR ENDED DECEMBER 31,
                                               -----------------------------   --------------------------------------------------
                                               SEPTEMBER 30,   SEPTEMBER 30,       1996         1996        1995         1994
                                                   1997            1997        ------------   ---------   ---------   -----------
                                               ------------    -------------   (UNAUDITED)
                                                (UNAUDITED)     (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
    Total revenue............................    $ 166,930       $ 160,104       $163,259     $ 154,265   $ 117,041    $  83,022
    Rental and real estate tax expense.......       44,207          42,146         43,555        40,853      29,314       21,750
    General and administrative expenses......        7,602           7,602          8,023         8,023       5,212        4,712
    Depreciation and amortization............       30,302          28,787         30,223        28,203      22,518       14,732
                                                  --------        --------       --------      --------    --------      -------
    Operating income.........................       84,819          81,569         81,458        77,186      59,997       41,828
    Premium on debenture conversions.........           98              98          1,027         1,027      --           --
    Write off of deferred financing costs....        2,919           2,919         --            --          --           --
    Interest expense.........................       30,209          37,252         29,137        38,528      37,688       34,243
                                                  --------        --------       --------      --------    --------      -------
    Income before minority interest and
      extraordinary item.....................       51,593          41,300         51,294        37,631      22,309        7,585
    Minority interest........................        4,238           3,815          4,155         3,891       2,843        7,664
    Extraordinary item-gain on extinguishment
      of debt................................      --              --              --            --          --           55,761
                                                  --------        --------       --------      --------    --------      -------
    Net income...............................       47,355          37,485         47,139        33,740      19,466       55,682
    Preferred dividend.......................        1,497           1,497         --            --          --           --
                                                  --------        --------       --------      --------    --------      -------
    Income available to common
      shareholders...........................    $  45,858       $  35,988       $ 47,139     $  33,740   $  19,466    $  55,682
                                                  ========        ========       ========      ========    ========      =======
    Dividends paid...........................       (2)          $  50,842         (2)        $  52,569   $  38,863    $  10,219(3)
                                                  ========        ========       ========      ========    ========      =======
PER SHARE DATA
    Net income per share before extraordinary
      item...................................    $    0.99       $    0.93       $   1.25     $    1.14   $    0.89    $    0.46(3)
    Net income per share.....................         0.99            0.93           1.25          1.14        0.89         2.67(3)
    Dividends paid per share.................       (2)               1.23         (2)             1.61        1.60         0.43(3)
    Weighted average number of shares
      outstanding(4).........................       46,551          38,551         37,678        29,678      21,838       20,965(3)
OTHER DATA
    Cash provided by operating activities....       (2)          $  90,760         (2)        $  59,817   $  50,452    $  38,832
    Cash used by investing activities........       (2)           (536,076)        (2)         (265,427)   (281,862)    (156,282)
    Cash provided by financing activities....       (2)            449,801         (2)          214,593     216,870      142,381
    Funds from operations(5).................    $  83,613       $  71,805       $ 81,627     $  65,944   $  44,606    $  22,517

                                                                                                                    LIBERTY
                                                                                                                    PROPERTY
                                                                                                                    TRUST AND
                                                                                                                   PREDECESSOR
                                                                      LIBERTY PROPERTY TRUST                        COMBINED
                                                     ---------------------------------------------------------     -----------
                                                     PRO FORMA(1)                            HISTORICAL
                                                     ------------     --------------------------------------------------------
                                                                                                    DECEMBER 31,
                                                     SEPTEMBER 30,    SEPTEMBER 30     ---------------------------------------
                                                        1997             1997             1996          1995          1994
                                                     -------------    ------------     ----------     --------     -----------
                                                      (UNAUDITED)      (UNAUDITED)
                                                                  (DOLLARS AND LEASABLE SQUARE FEET IN THOUSANDS)
BALANCE SHEET DATA
Net real estate....................................   $1,706,364       $1,625,549      $1,059,562     $826,047      $ 512,281
Total assets.......................................    1,816,014        1,735,199       1,152,612      898,102        602,981
Total long-term indebtedness.......................      720,640          851,875         678,709      473,909        320,857
Shareholders' equity...............................      933,977          730,261         375,532      335,521        229,667
OTHER DATA
Total leasable square footage of properties........       29,656           28,588          20,617       16,693         11,090
Number of properties...............................          398              380             259          208            151
Percentage leased..................................           93%              94%             93%          92%            88%

---------------
(1) See adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Statement of Operations.

(2) Pro forma information relating to dividends paid and cash flow from operating, investing and financing activities has not been included because the Company believes that such information would not be meaningful due to the number of assumptions required in order to calculate such information.

(3) Information presented for 1994 is for the period from June 23, 1994 (inception of the Company) through December 31, 1994.

(4) Weighted average number of shares outstanding excludes 10,409,700 Common Shares issuable upon the conversion of Units and upon the exchange of Convertible Debentures (subject to adjustment upon the occurrence of certain events) and includes the dilutive effect of outstanding options.

(5) Funds from Operations is defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of Company performance over time. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Offering had been consummated on September 30, 1997 and assuming the Pending Acquisitions had been completed as of such date. Such pro forma information is based upon the historical balance sheet of the Company and the application of the estimated net proceeds of the Offering as set forth under the caption "Use of Proceeds." In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. The following information should be read in conjunction with the summary and selected financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in this Prospectus Supplement and the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

     The following unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the Company's actual financial position would have been assuming such transactions had been completed at September 30, 1997, nor does it purport to represent the future financial position of the Company.

                             LIBERTY PROPERTY TRUST

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                    LIBERTY
                                              LIBERTY                            PROCEEDS OF     PROPERTY TRUST
                                         PROPERTY TRUST(A)   ACQUISITIONS(B)   THE OFFERING(C)     PRO FORMA
                                         -----------------   ---------------   ---------------   --------------
Assets
  Net real estate......................     $ 1,625,549         $  80,815        $  --             $1,706,364
  Cash and cash equivalents............          24,097           --                --                 24,097
  Deferred financing and leasing costs,
     net...............................          29,439           --                --                 29,439
  Other assets.........................          56,114           --                --                 56,114
                                             ----------          --------           --------       ----------
                                            $ 1,735,199         $80,815          $  --             $1,816,014
                                             ==========          ========           ========       ==========
Liabilities
  Mortgage loans.......................     $   391,055         $ --             $  --             $  391,055
  Convertible debentures...............         114,820           --                --                114,820
  Credit Facility......................         146,000         80,815              (212,050)          14,765
  Unsecured notes......................         200,000           --                --                200,000
  Other liabilities....................          86,633           --                --                 86,633
                                             ----------          --------           --------       ----------
                                                938,508         80,815              (212,050)         807,273
  Minority interest....................          66,430           --                   8,334           74,764

Shareholders' equity
  Common shares........................              43           --                       8               51
  Preferred shares.....................         125,000           --                --                125,000
  Additional paid in capital...........         606,309           --                 203,708          810,017
  Unearned compensation................          (1,091)          --                --                 (1,091)
  Retained earnings....................        --                 --                --                --
                                             ----------          --------           --------       ----------
                                                730,261           --                 203,716          933,977
                                             ----------          --------           --------       ----------
                                            $ 1,735,199         $80,815          $  --             $1,816,014
                                             ==========          ========           ========       ==========

---------------
(A) Reflects the Company's historical unaudited consolidated balance sheet as of September 30, 1997.

(B) Reflects the draw of $80,815 on the Credit Facility to finance the Pending Acquisitions.

(C) Reflects the issuance of 8,000,000 Common Shares in connection with the Offering and the use of the anticipated net proceeds of $212,050 to pay down Credit Facility indebtedness. See "Use of Proceeds." The estimated costs of the Offering, totaling $11,950, and the accretion to minority interest holders, have been reflected as a reduction of additional paid in capital.

     The following unaudited Pro Forma Condensed Consolidated Statements of Operations are presented as if the Offering had been consummated at the beginning of the period presented and assuming acquisitions probable of completion on the date hereof had been completed as of such date. Such pro forma information is based upon the historical statements of operations of the Company and the application of the estimated net proceeds from the Offering as set forth under the caption "Use of Proceeds." In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. The following should be read in conjunction with the summary and selected financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

     These unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                             LIBERTY PROPERTY TRUST

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                  LIBERTY
                                               LIBERTY                          PRO FORMA      PROPERTY TRUST
                                          PROPERTY TRUST(A)   ACQUISITIONS(B)   ADJUSTMENTS      PRO FORMA
                                          -----------------   ---------------   ----------     --------------
Revenue
  Rental................................      $ 119,223           $ 4,542        $     --         $123,765
  Operating expense reimbursement.......         38,121             2,284              --           40,405
  Management fees.......................            516                --              --              516
  Interest and other....................          2,244                --              --            2,244
                                               --------            ------          ------         --------
  Total revenue.........................        160,104             6,826              --          166,930
                                               --------            ------          ------         --------

Operating expenses
  Rental................................         29,849             1,301              --           31,150
  Real estate taxes.....................         12,297               760              --           13,057
  General & administrative..............          7,602                --              --            7,602
  Depreciation & amortization...........         28,787                --           1,515(C)        30,302
                                               --------            ------          ------         --------
  Total operating expenses..............         78,535             2,061           1,515           82,111
                                               --------            ------          ------         --------
  Operating income......................         81,569             4,765          (1,515)          84,819
  Interest expense......................         37,252                --          (7,043)(D)       30,209
  Write off of deferred financing
     costs..............................          2,919                --              --            2,919
  Premium on debenture conversion.......             98                --              --               98
                                               --------            ------          ------         --------
  Income before minority interest.......         41,300             4,765           5,528           51,593
  Minority interest.....................          3,815                --             423(E)         4,238
                                               --------            ------          ------         --------
  Net income............................         37,485             4,765           5,105           47,355
  Preferred share dividends.............          1,497                --              --            1,497
                                               --------            ------          ------         --------
  Net income available for common
     shares.............................      $  35,988           $ 4,765        $  5,105         $ 45,858
                                               ========            ======          ======         ========
  Net income per common share...........                                                          $   0.99
                                                                                                  ========
  Weighted average number of common
     shares outstanding.................                                                            46,551
                                                                                                  ========

---------------
(A) Reflects the unaudited historical operations of the Company for the nine months ended September 30, 1997.

(B) Reflects the addition of revenues and certain expenses of the Pending Acquisitions as required in order to reflect operations for these acquisitions for the nine months ended September 30, 1997.

(C) Reflects the depreciation on the acquisitions described in Note(B).

(D) Represents the reduction of interest computed as follows:

        Pay down of Credit Facility with offering proceeds net of
          acquisition funds of $131,235 at 6.79%............................  $6,683
        Capitalization of interest on entrepreneurial properties............     360
                                                                              ------
                                                                              $7,043
                                                                              ======

(E) Represents the adjustment necessary to reflect the minority interest in income associated with the ownership by certain senior executives of the Company and property contributors of an aggregate 8.46% limited partnership interest in the Operating Partnership.

                             LIBERTY PROPERTY TRUST

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                  LIBERTY
                                              LIBERTY                           PRO FORMA      PROPERTY TRUST
                                         PROPERTY TRUST(A)   ACQUISITIONS(B)   ADJUSTMENTS       PRO FORMA
                                         -----------------   ---------------   -----------     --------------
Revenue
  Rental...............................      $ 112,841           $ 6,090         $--              $118,931
  Operating expense reimbursement......         35,886             2,904          --                38,790
  Management fees......................          1,340           --               --                 1,340
  Interest and other...................          4,198           --               --                 4,198
                                              --------            ------          ------          --------
  Total revenue........................        154,265             8,994          --               163,259
                                              --------            ------          ------          --------
Operating expenses
  Rental...............................         29,624             1,715          --                31,339
  Real estate taxes....................         11,229               987          --                12,216
  General & administrative.............          8,023           --               --                 8,023
  Depreciation & amortization..........         28,203           --                2,020(C)         30,223
                                              --------            ------          ------          --------
  Total operating expenses.............         77,079             2,702           2,020            81,801
                                              --------            ------          ------          --------
  Operating income.....................         77,186             6,292          (2,020)           81,458
  Interest expense.....................         38,528                --          (9,391)(D)        29,137
  Premium on debenture conversion......          1,027                --              --             1,027
                                              --------            ------          ------          --------
  Income before minority interest......         37,631             6,292           7,371            51,294
  Minority interest....................          3,891                --             264(E)          4,155
                                              --------            ------          ------          --------
  Net income...........................      $  33,740           $ 6,292         $ 7,107          $ 47,139
                                              ========            ======          ======          ========
  Net income per common share..........                                                           $   1.25
                                                                                                  ========
  Weighted average number of common
     shares outstanding................                                                             37,678
                                                                                                  ========

---------------
(A) Reflects the historical operations of the Company for the year ended December 31, 1996.

(B) Reflects the addition of revenues and certain expenses of the Pending Acquisitions as required in order to reflect operations for these acquisitions for the full year ended December 31, 1996.

(C) Reflects the depreciation on the acquisitions described in Note (B).

(D) Represents the reduction of interest computed as follows:

        Pay down of Credit Facility with offering proceeds net of
          acquisition funds of $131,235 at 6.79%............................  $8,911
        Capitalization of interest on entrepreneurial properties............     480
                                                                              ------
                                                                              $9,391
                                                                              ======

(E) Represents the adjustment necessary to reflect the minority interest in income associated with the ownership by certain senior executives of the Company and property contributors of an aggregate 8.10% limited partnership interest in the Operating Partnership.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion compares the activities of the Company for the three and nine months ended September 30, 1997 (unaudited) with the activities of the Company for the three and nine months ended September 30, 1996 (unaudited).

     This information should be read in conjunction with the consolidated financial statements and notes incorporated by reference herein.

RESULTS OF OPERATIONS

     For the three and nine months ended September 30, 1997 compared to the three and nine months ended September 30, 1996

     Rental revenues increased from $28.9 million to $45.2 million, or by 56%, for the three months ended September 30, 1996 to 1997 and increased from $82.0 million to $119.2 million, or by 45%, for the nine months ended September 30, 1996 to 1997. These increases are primarily due to the increases in the number of Operating Properties during the respective periods. As of September 30, 1996, the Company had 242 Operating Properties and, as of September 30, 1997, the Company had 380 Operating Properties. From January 1, 1996 through June 30, 1996 and from July 1, 1996 through September 30, 1996, the Company acquired or completed the development of 22 properties and 12 properties, respectively, for Total Investments of approximately $80.1 million and $36.7 million, respectively. From January 1, 1997 through June 30, 1997 and July 1, 1997 through September 30, 1997, the Company acquired or completed development on 72 properties and 56 properties, respectively, for Total Investments of approximately $418.4 million and $137.5 million, respectively.

     Operating expense reimbursement increased from $9.3 million to $15.3 million for the three months ended September 30, 1996 to 1997 and from $26.5 million to $38.1 million for the nine months ended September 30, 1996 to 1997. These increases are a result of the reimbursement from tenants for increases in rental property expenses and real estate taxes. The operating expense recovery percentage (the ratio of operating expense reimbursement to rental property expenses and real estate taxes) increased from 88.7% for the three months ended September 30, 1996 to 91.5% for the three months ended September 30, 1997 and from 87.2% for the nine months ended September 30, 1996 to 90.4% for the nine months ended September 30, 1997, due to the increase in occupancy.

     Rental property and real estate tax expenses increased from $10.5 million to $16.7 million for the three months ended September 30, 1996 to 1997 and from $30.3 million to $42.1 million for the nine months ended September 30, 1996 to 1997. These increases are due to the increase in the number of properties owned during the respective periods, partly offset by a reduction in snow removal and other seasonal operating costs during the mild 1997 winter compared to the severe 1996 winter.

     Property level operating income for the "Same Store" properties (properties owned as of January 1, 1996) increased from $70.7 million to $74.2 million for the nine months ended September 30, 1996 to 1997, an increase of 5.1%. This increase is due principally to increases in the rental rates for the properties and increases in occupancy.

     Set forth below is a schedule comparing the property level operating income for the Same Store properties for the nine month periods ended September 30, 1997 and 1996.

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Rental revenue...........................................  $77,018     $73,771
        Operating expense reimbursement..........................   22,448      22,693
                                                                   -------     -------
                                                                    99,466      96,464
        Rental property expenses.................................   18,196      18,749
        Real estate taxes........................................    7,039       7,054
                                                                   -------     -------
        Property level operating income..........................  $74,231     $70,661
                                                                   =======     =======

     General and administrative expenses increased from $2.1 million for the three months ended September 30, 1996 to $2.8 million for the three months ended September 30, 1997, and from $5.7 million for the nine months ended September 30, 1996 to $7.6 million for the nine months ended September 30, 1997, due to the increase in personnel and other related overhead costs necessitated by the increase in the number of properties owned during the respective periods.

     Depreciation and amortization expenses increased from $7.3 million for the three months ended September 30, 1996 to $11.5 million for the three months ended September 30, 1997 and from $20.4 million for the nine months ended September 30, 1996 to $28.8 million for the nine months ended September 30, 1997. These increases are due to an increase in the number of properties owned during the respective periods.

     Interest expense increased from $9.7 million for the three months ended September 30, 1996 to $13.3 million for the three months ended September 30, 1997 and from $28.3 million for the nine months ended September 30, 1996 to $37.3 million for the nine months ended September 30, 1997. These increases are due to increases in the average debt outstanding for the third quarter of 1996 compared to the third quarter of 1997, from $549.3 million to $841.4 million, and for the nine months ended September 30, 1996 to September 30, 1997, from $518.7 million to $765.3 million. Such increases were partially offset by reduced interest rates. Further, for the three and nine months ended September 30, 1997, approximately $353,000 and $2.9 million, respectively, in deferred financing costs were written off as a result of the termination of the Lines of Credit (as defined below).

     As a result of the foregoing, the Company's operating income increased from $19.7 million for the three months ended September 30, 1996 to $31.4 million for the three months ended September 30, 1997 and increased from $56.3 million for the nine months ended September 30, 1996 to $81.6 million for the nine months ended September 30, 1997. In addition, income before minority interest increased from $9.3 million for the three months ended September 30, 1996 to $17.6 million for the three months ended September 30, 1997 and from $27.0 million for the nine months ended September 30, 1996 to $41.3 million for the nine months ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1997, the Company had cash and cash equivalents of $24.1 million.

     Net cash flow provided by operating activities increased from $41.3 million for the nine months ended September 30, 1996, to $90.8 million for the nine months ended September 30, 1997. This $49.5 million increase was primarily due to the cash provided by the additional Operating Properties in service during the latter period.

     Net cash used in investing activities increased from $142.3 million for the nine months ended September 30, 1996, to $536.1 million for the nine months ended September 30, 1997. This increase primarily resulted from increased acquisition activity in the first nine months of 1997, including the acquisition of a portfolio of 16 properties in the Minneapolis, Minnesota marketplace, a portfolio of 14 properties in the South

Carolina marketplace, and two portfolios of 13 and 28 properties, respectively, in the Detroit, Michigan marketplace. This increase is also due to an increased level of investment in development and land.

     Net cash provided by financing activities increased from $98.3 million for the nine months ended September 30, 1996, to $449.8 million for the nine months ended September 30, 1997. This increase was primarily attributable to the March Common Shares Offering and the exercise of the overallotment option which was completed on March 24, 1997 and April 1, 1997, respectively, which resulted in the issuance of 8,250,000 Common Shares, the Preferred Shares Offering which was completed on August 11, 1997 which resulted in the issuance of 5,000,000 preferred shares, and the Senior Notes Offering which was completed on August 14, 1997 which resulted in the issuance of $200 million of unsecured notes. The net proceeds of these offerings were approximately $191.7 million, $120.8 million and $198.0 million, respectively.

     The Company believes that its undistributed cash flow from operations is adequate to fund its short-term liquidity requirements.

     The Company has funded its long-term liquidity requirements such as property acquisition and development activities primarily through secured line of credit facilities (the "Lines of Credit"). During the second quarter of 1997, the Company replaced these secured facilities with the Credit Facility.

     The interest rate on borrowings under the Credit Facility fluctuates based upon the Company's leverage levels or ratings from Moody's and Standard & Poor's. On June 23, 1997, Moody's raised its prospective senior debt rating of the Company to Baa3 from Ba2 and on July 22, 1997, Standard & Poor's assigned a BBB- prospective senior debt rating to the Company. At these ratings, the interest rate for borrowings under the Credit Facility is 110 basis points over LIBOR.

     Periodically, the Company pays down borrowings on the Credit Facility with funds from long term capital sources. In the third quarter of 1997, the Company used approximately $268.0 million of the proceeds from the Preferred Shares Offering and Senior Notes Offering to pay down the Credit Facility. The Company has entered into a treasury rate lock agreement, with a notional amount of $100 million, to hedge against possible fluctuations in interest rates in anticipation of a debt issuance in the fourth quarter of 1997 for a 10 to 15 year term.

     As of September 30, 1997, $391.1 million in mortgage loans were outstanding with maturities ranging from 1998 to 2013. The interest rates of $352.2 million of mortgage loans are fixed and range from 6% to 9%. Interest rates on $38.8 million of mortgage loans float with LIBOR or prime, of which $19.3 million is subject to certain caps. The weighted average interest rate for the mortgage loans is 7.7%, and the weighted average life is 7.8 years.

  General

     The Company expects to incur variable rate debt, including borrowings under the Credit Facility, from time to time. The Company believes that its existing sources of capital will provide sufficient funds to finance its continued acquisition and development activities. In this regard, the Company continues to evaluate its long term capital sources which generally include the availability of debt financing and access to equity.

     In July 1995, the Company filed a shelf registration with the Securities and Exchange Commission that enabled the Company to offer up to an aggregate of $350.0 million of securities, including common stock, preferred stock and debt (the "Initial Shelf Registration"). On November 27, 1995, the Company completed a follow-on offering of 7,200,000 common shares resulting in proceeds of $140.4 million.

     On October 15, 1996, the Company filed a Registration Statement of 1,000,000 shares to be issued through a Dividend Reinvestment and Share Purchase Plan.

     On February 21, 1997, the Company filed a shelf registration with the Securities and Exchange Commission that enables the Company to offer up to an aggregate of $850.0 million of securities, including common stock, preferred stock and debt (the "Second Shelf Registration"). On March 24, 1997, the Company completed the March Common Shares Offering which resulted in the issuance of an additional 7,500,000 Common Shares, and on April 1, 1997, the overallotment option was exercised, resulting in the issuance of an additional 750,000 Common Shares. The issuance of these Common Shares resulted in net proceeds of $191.7 million. Collectively, the Initial Shelf Registration and the Second Shelf Registration are referred to as the "Shelf Registration."

     On August 11, 1997, the Company completed the Preferred Shares Offering which resulted in the issuance of 5,000,000 Shares of Series A Cumulative Redeemable Preferred Shares. The issuance of these Preferred Shares resulted in net proceeds of $120.8 million.

     On August 14, 1997, the Company completed the Senior Notes Offering which resulted in the issuance of $200.0 million of unsecured notes. The issuance of these senior notes resulted in the net proceeds of $198.0 million.

     On October 24, 1997, the Company established a program pursuant to which it may issue $200 million principal amount of its Medium-Term Notes Due Nine Months or More from Date of Issue.

     As of September 30, 1997, the Shelf Registration provides the Company with the ability to offer up to $354.4 million of equity securities and $200.0 million of debt securities.

CALCULATION OF FUNDS FROM OPERATIONS

     Management considers Funds from Operations an appropriate measure of the performance of an equity REIT. Funds from Operations is defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and excluding significant non-recurring events that materially distort the comparative measurement of the Company's performance over time. Funds from Operations should not be considered as an alternative to net income or as an alternative to cash flow as a measure of liquidity. Funds from Operations for the three and nine months ended September 30, 1997 and 1996 are as follows:

                                                          THREE MONTHS
                                                              ENDED         NINE MONTHS ENDED
                                                          SEPTEMBER 30,       SEPTEMBER 30,
                                                        -----------------   -----------------
                                                         1997      1996      1997      1996
                                                        -------   -------   -------   -------
                                                                   (IN THOUSANDS)
    Income available to common shareholders...........  $14,484   $ 8,370   $35,988   $24,168
    Add Back:
      Minority interest...............................    1,590       943     3,815     2,833
      Depreciation and amortization...................   11,374     7,170    28,442    20,197
      (Gain) loss on sale.............................     (600)     (200)      543      (577)
      Premium on debenture conversion.................       98       637        98     1,027
      Write off of deferred financing costs...........      353     --        2,919     --
                                                        -------   -------   -------   -------
    Funds from Operations.............................  $27,299   $16,920   $71,805   $47,648
                                                        =======   =======   =======   =======

INFLATION

     Inflation has remained relatively low during the last three years, and as a result, it has not had a significant impact on the Company during this period. The Credit Facility bears interest at a variable rate; therefore, the amount of interest payable under the Credit Facility will be influenced by changes in short-term interest rates, which tend to be sensitive to inflation. To the extent an increase in inflation would result in increased operating costs, such as in insurance, real estate taxes and utilities, substantially all of the tenants' leases require the tenants to absorb these costs as part of their rental obligations. In addition, inflation also may have the effect of increasing market rental rates.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The Company's Board of Trustees consists of nine members, six of whom are not employed by or otherwise affiliated with the Company (the "Independent Trustees"). The following table sets forth certain information with respect to the trustees and executive officers of the Company:

           NAME              AGE                              POSITION
---------------------------  ---     ----------------------------------------------------------
Willard G. Rouse III.......  55      Chairman of the Board of Trustees and Chief Executive
                                     Officer
Joseph P. Denny............  51      President, Chief Operating Officer and Trustee
George J. Alburger, Jr.....  50      Chief Financial Officer and Treasurer
George F. Congdon..........  55      Executive Vice President and Trustee
Robert E. Fenza............  40      Executive Vice President
James J. Bowes.............  44      Secretary and General Counsel
Frederick F. Buchholz......  51      Independent Trustee; Executive Vice President of Equitable
                                       Real Estate
J. Anthony Hayden..........  53      Independent Trustee; President of Hayden Real Estate,
                                     Inc.; former Executive Director and a member of the Board
                                       of Directors of Cushman & Wakefield, Inc.
M. Leanne Lachman..........  54      Independent Trustee; Managing Director, Schroder Real
                                     Estate Associates and a director of Lincoln National
                                       Corporation and Chicago Title & Trust Company
David L. Lingerfelt........  45      Independent Trustee; practicing attorney; former Director
                                     of Property Administration and Counsel for Best Products
                                       Co., Inc.
John A. Miller, CLU........  70      Independent Trustee; Retired Chairman and Chief Executive
                                       Officer of Provident Mutual Life Insurance Company of
                                       Philadelphia
Stephen B. Siegel..........  53      Independent Trustee; President of the Insignia/Edward S.
                                     Gordon Co., Inc.; former Chief Executive Officer of
                                       Cushman & Wakefield, Inc.

               FEDERAL INCOME TAX CONSIDERATIONS FOR SHAREHOLDERS

     The following summary of material federal income tax considerations to the shareholders is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Shareholders" and "Taxation of Foreign Shareholders," to certain types of shareholders (including insurance companies, financial institutions or broker-dealers) subject to special treatment under the federal income tax law.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     For a summary of the material federal income tax considerations to the Company, see "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" in the accompanying Prospectus.

TAXPAYER RELIEF ACT OF 1997

     The recently enacted Taxpayer Relief Act of 1997 (the "Act") revises several of the REIT-related requirements, and, in general, modifies the general requirements for qualification as a REIT and the taxation of a REIT. The Act is generally effective for the taxable years of a REIT beginning after August 5, 1997. Thus, the amendments in the law resulting from the Act will not apply to the Company until the Company's taxable year beginning on January 1, 1998. Set forth below is a brief summary of certain provisions of the Act.

     In order for the Company to maintain its qualification as a REIT, during the last half of each taxable year, not more than 50 percent in value of the Company's outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined to include certain entities). See "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership -- Requirements for Qualification" in the accompanying Prospectus. Effective for the Company's taxable years beginning on or after January 1, 1998, so long as the Company complies with the Treasury regulations (the "Share Ownership Regulations") for ascertaining the ownership of its shares of beneficial interest, the Company will not lose its qualification as a REIT as a result of a violation of the foregoing requirement if it neither knows nor upon exercising reasonable diligence would have known of such violation. Furthermore, under pre-Act law, the Company's failure to comply with the Share Ownership Regulations could have resulted in the Company's disqualification as a REIT for the taxable year of the failure. Effective for the Company's taxable years beginning on or after January 1, 1998, instead of being disqualified as a REIT, the Company would be subject to a financial penalty of $25,000 ($50,000 for intentional violations) for any year in which the Company fails to comply with the Share Ownership Regulations. Furthermore, if the Company can establish that its failure to comply was due to reasonable cause and not to willful neglect, no penalty would be imposed.

     The Company must also satisfy certain gross income tests on an annual basis. See "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership -- Income Tests" in the accompanying Prospectus. Under pre-Act law, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for fewer than four years (apart from involuntary conversions and sales of foreclosure property) must constitute less than 30 percent of the Company's gross income (including gross income from prohibited transactions) for each taxable year (the "30 Percent Test"). Effective for the Company's taxable years beginning on or after January 1, 1998, the Company will no longer be subject to the 30 Percent Test.

     For purposes of the 75 percent and 95 percent gross income tests (together, the "Gross Income Tests"), in order for the rents received by the Company in respect of property to qualify as "rents from real property," the Company is generally not permitted to operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no revenue; except that the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. See "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership -- Income Tests" in the accompanying Prospectus. Effective for the Company's taxable years beginning on or after January 1, 1998, the Company may render a de minimis amount of impermissible services to tenants, or in connection with the management of a property (together, "Impermissible Services"), without having otherwise qualifying rents from the property being disqualified as "rents from real property." In order to qualify for this de minimis exception, the amount received by the Company for Impermissible Services with respect to any property for any taxable year may not exceed one percent of all amounts received or accrued by the Company during such taxable year with respect to such property. For purposes of the foregoing, the amount treated as "received" by the Company for Impermissible Services will not be less than 150 percent of the Company's direct cost in rendering such service. However, the amount of any income that the Company receives for Impermissible Services will not be treated as "rents from real property" for purposes of the Gross Income Tests. The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to any properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not constitute "qualifying income" for purposes of the Gross Income Tests, the Company believes that the aggregate amount of such fees, if any (plus any income from Impermissible Services and other nonqualifying income), in any taxable year will not cause the Company to fail the Gross Income Tests.

     Also, rents received by the Company from a tenant will not qualify as "rents from real property" for purposes of the Gross Income Tests if the Company, or an owner of 10 percent or more of the Company, directly or constructively owns 10 percent or more of such tenant (a "Related Tenant"). See "Federal Income Tax Considerations with Respect to the Trust and Operating Partnership -- Income Tests" in the accompanying Prospectus. Effective for the Company's taxable years beginning on or after January 1, 1998, the constructive ownership rules for determining whether a tenant is a Related Tenant have been modified with respect to partners and partnerships so that attribution between partners and partnerships occurs only when a partner owns, directly and/or indirectly, a 25 percent-or-greater interest in the partnership. Thus, a tenant will not be treated as a Related Tenant with respect to the Company if shares of the Company are owned by a partnership, and a partner that owns, directly and indirectly, a less-than-25 percent interest in such partnership also owns an interest in the tenant. A tenant will also not be a Related Tenant with respect to the Company if shareholders of the Company and owners of such tenant are partners in a partnership in which neither owns, directly and/or indirectly, a 25 percent-or-greater interest.

     Also effective for the Company's taxable years beginning on or after January 1, 1998, except to the extent provided by regulations, "qualifying income" for purposes of the Gross Income Tests would include payments to the Company under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the Company to hedge its indebtedness, as well as any gain from the disposition of any of the foregoing investments.

     Other amendments enacted pursuant to the Act include: (a) an earnings and profits ("E&P") sourcing rule which, for purposes of determining whether a REIT has non-REIT E&P as of the close of its taxable year, treats a REIT's distributions of accumulated E&P as being made out of the REIT's earliest accumulated E&P, (b) an extension of the period for which property may be treated as "foreclosure property," (c) the exclusion of involuntarily converted property from the "prohibited transaction" rules, (d) the treatment of any wholly owned subsidiary of a REIT (whether or not the subsidiary has always been wholly owned by the REIT) as a "qualified REIT subsidiary" (although certain tax consequences may result from such treatment), (e) the expansion of the list of "excess noncash" items for purposes of the annual 95 percent distribution requirement and (f) an election to allow the Company to retain its net long-term capital gain (discussed below).

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as short-term, mid-term or long-term capital gain (depending on the length of time the shares have been held) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and
(ii) the shareholder's adjusted basis of such Common Shares. Under the Act, subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. The maximum rate for long-term capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to a shareholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. Any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding-period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. The taxation of capital gains of corporations was not changed by the Act.

     Also, pursuant to the Act, effective for its taxable years beginning on or after January 1, 1998, the Company may elect to retain its net long-term capital gains recognized during a taxable year ("Retained Gains") and pay a corporate-level tax on such Retained Gains. Corporations are currently subject to a maximum 35 percent tax on recognized capital gains. A shareholder owning the Company's shares of beneficial interest on December 31 of any taxable year in which the Company has Retained Gains would be required to include in gross income such shareholder's proportionate share of the Retained Gains (as designated by the Company in a notice mailed to shareholders within 60 days following the end of the taxable year). The amount of any corporate-level tax paid by the Company in respect of the Retained Gains (the "Company Tax") would be treated as having been paid by the shareholders of the Company and each shareholder would receive a credit for such shareholder's share of the Company Tax. A shareholder's basis in his shares of beneficial interest would increase by the excess of such shareholder's proportionate share of the Retained Gains over the shareholder's share of the Company Tax. In addition, if the Company, in general, should fail to distribute during each calendar year at least the sum of
(i) 85 percent of its REIT ordinary income for each such year, (ii) 95 percent of its REIT capital gain net income for each such year and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4 percent excise tax (the "Excise Tax") on the excess of such required distribution over the amounts actually distributed. It is unclear under the Act whether the Excise Tax could apply to the Retained Gains. See "Federal Income Tax Considerations with Respect to the Trust and the Operating
Partnership -- Taxation of the Trust" in the accompanying Prospectus. Unless the Retained Gains were treated as actually distributed, it is possible that the Retained Gains might be subject to the Excise Tax.

BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The United States Treasury has recently issued final regulations (the "Final Regulations") which affect the procedures to be followed by a Non-U.S. Shareholder (as defined below) regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Shares. See "-- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Generally, distributions to a tax-exempt entity from a real estate investment trust do not constitute unrelated business taxable income, as defined in Section 512(a) of the Code ("UBTI"), provided that the tax-exempt entity has not financed its acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Thus, distributions by the Company to shareholders that are tax-exempt should not be taxable as UBTI, provided that no acquisition indebtedness was incurred with respect to such shares.

     Some or all of the distributions by a real estate investment trust to a tax-exempt employee's pension fund that owns more than 10 percent in value of the real estate investment trust are treated as UBTI if the real estate investment trust constitutes a "pension-held REIT" and if other conditions are met. In order to constitute a "pension-held REIT" the real estate investment trust must meet the test for classification as a real estate investment trust only because tax-exempt pension funds are not treated as a single individual for purposes of the "five-or-fewer" rule (see "Risk Factors -- Limitations on Changes in Control -- Ownership Limit" in the Prospectus accompanying this Prospectus Supplement) and either (A) one pension fund owns more than 25 percent in value of the real estate investment trust or (B) one or more pension funds (holding at least 10 percent in value of the real estate investment trust each) own, in the aggregate, more than 50 percent of the value of the real estate investment trust. In addition, the gross income of the real estate investment trust derived from activities that would constitute unrelated trades or businesses, computed as if the REIT was a "qualified trust," must be at least five percent of the gross income of the real estate investment trust in the taxable year in which the distributions are made. The ownership limitations in the Company's Declaration of Trust (assuming no waiver by the Board of Trustees) would prevent the Company from being classified as a "pension-held REIT."

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares offered hereby, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws. If income from the investment in the Common Shares offered hereby is treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to the dividends (and may also be subject to the 30% "branch profits" tax in the case of a shareholder that is a foreign corporation). The remainder of this discussion assumes that the distributions do not constitute "effectively connected" income. Prospective investors whose investment in Common Shares may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

     Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files all necessary forms required to establish eligibility for the lower rate and provides certification as to such eligibility, if necessary, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is "effectively connected" to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates generally applicable to dividend income may not necessarily apply to distributions from a REIT, such as the Company. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. Pursuant to recently enacted legislation, effective for distributions made after August 20, 1996, the Company is obligated to withhold 10% of the amount of any distribution in excess of the Company's current and accumulated earnings and profits. However, amounts withheld are refundable if it is subsequently determined that the distribution was in excess of current and accumulated earnings and profits of the Company and the amount withheld exceeded the Non-U.S. Shareholders' United States tax liability, if any.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were "effectively connected" with a United States business. Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% "branch profits" tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently is a "domestically controlled REIT," and anticipates continuing to be so classified, and therefore the sale of the Common Shares offered hereby should not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (a shareholder that is a foreign corporation may also be subject to the 30% "branch profits" tax), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% "branch profits" tax).

     If the proceeds of a disposition of Common Shares are paid by or through a United States office of a broker, the payment is subject to information reporting requirements and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address, and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to the payment of disposition proceeds if the payment is made outside the United States through a non-United States broker. United States information reporting (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the Shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder is otherwise entitled to an exemption. The Final Regulations, issued by the United States Treasury on October 6, 1997, affect the rules applicable to payments to foreign persons. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Shares.

OTHER TAX CONSEQUENCES

     The Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Company's shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective number of Common Shares set forth below opposite their respective names.

                                                                                    NUMBER OF
UNDERWRITERS                                                                          SHARES
----------------------------------------------------------------------------------  ----------
Lehman Brothers Inc. .............................................................
Donaldson, Lufkin & Jenrette Securities Corporation...............................
A.G. Edwards & Sons, Inc. ........................................................
The Robinson-Humphrey Company, LLC................................................
Smith Barney Inc. ................................................................
Wheat, First Securities, Inc. ....................................................
                                                                                    ----------
          Total...................................................................   8,000,000
                                                                                    ==========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares are subject to certain conditions precedent and that if any of the foregoing Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Common Shares must be so purchased.

     The Company has been advised by the Underwriters that they propose to offer the Common Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such public offering price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to certain other underwriters or to
certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 1,200,000 Common Shares at the initial public offering price less underwriting discounts and commissions, solely to cover overallotments, if any. The Underwriters may exercise this option at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase a number of additional Common Shares proportionate to such Underwriter's initial commitment reflected in the foregoing table.

     The Company and certain key executives of the Company who own Units or Common Shares have agreed that they will not, without the prior written consent of Lehman Brothers Inc., directly or indirectly, (1) offer for sale, contract to sell, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares in an underwritten offering to the public, in the case of the Company (other than the Common Shares offered hereby and any Units or Common Shares that may be issued in connection with any acquisition of any property), or sell or grant options, rights or warrants with respect to any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares (except pursuant to customary compensation arrangements and employee benefit plans), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise, for a period of 90 days after the consummation of the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking services for the Company, for which customary compensation has been received.

     The Common Shares are listed on the New York Stock Exchange, Inc. under the symbol "LRY."

                                 LEGAL MATTERS

     Weinberg & Green LLC, Baltimore, Maryland, will render an opinion that the Common Shares offered hereby, when issued and paid for by the purchasers thereof, will be validly issued, fully paid and non-assessable. The statements in this Prospectus Supplement under the caption "Federal Income Tax Considerations for Shareholders" will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, although Wolf, Block, Schorr and Solis-Cohen LLP has rendered no opinion on matters involving the imposition of non-U.S. taxes on the operations of, and distributions or payments from, the Company's United Kingdom affiliates. Rogers & Wells, New York, New York, will pass upon certain legal matters for the Underwriters. Wolf, Block, Schorr and Solis-Cohen LLP and Rogers & Wells will rely on Weinberg & Green LLC as to matters of Maryland law. Michael M. Dean, a partner in Wolf, Block, Schorr and Solis-Cohen LLP, is the sole trustee of irrevocable trusts established by three of the Company's senior executives for the benefit of such executives' children. Each of such trusts received Units in the transactions consummated at the time of the Company's initial public offering in exchange for interests in the Predecessor owned by such trusts.

                                    EXPERTS

     The statement of operating revenues and certain operating expenses of 4198 Cox Road (as defined therein) for the year ended December 31, 1996 and the statement of operating revenues and certain operating expenses of 4510 Cox Road (as defined therein) for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Company and the Operating Partnership, filed November 4, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their reports thereon included therein and incorporated by reference in the accompanying Prospectus. Such statements of operating revenues and certain operating expenses are incorporated by reference in the accompanying Prospectus in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     For additional information regarding audited financial statements incorporated by reference in the accompanying Prospectus, see "Experts" in the accompanying Prospectus.

                                                                    APPENDIX "A"

                             LIBERTY PROPERTY TRUST

                                 PROPERTY LIST

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------  -----------   ------   ----------   ---------   -------    ---------------------------
SOUTHEASTERN PENNSYLVANIA
10, 20 Liberty Boulevard.............  Ofc.          1985         62,237      84.1%       22      Great Valley Health Club,
                                                                                                  Inc.
420 Lapp Road........................  Ind.-Flex     1989         92,250      99.6         9      Akzo Coatings, Inc.
1 Chelsea Parkway....................  Ind.-Flex     1989         43,267      99.0         6      Valtek Incorporated
3 Chelsea Parkway....................  Ind.-Flex     1989         43,240      43.6         2      United Engineers &
                                                                                                  Constructors
747 Dresher Road.....................  Ofc.          1988         53,200     100.0         2      Axon Communications, Inc.
45-67 Great Valley Parkway...........  Ind.-Dist.    1974        128,001     100.0         7      Taylor Publishing Company
1180 Church Road.....................  Ind.-Dist.    1986        452,323      56.3         3      Safeguard Business Systems,
                                                                                                  Inc.
40 Valley Stream Parkway.............  Ofc.          1987         31,092     100.0         1      Sanchez Computer Associates
50 Valley Stream Parkway.............  Ofc.          1987         31,000     100.0         3      Sanchez Computer Associates
20 Valley Stream Parkway.............  Ofc.          1987         58,837     100.0        11      Shared Medical Systems
800 Town Center Drive................  Ind.-Flex     1987        141,714      91.3        15      ICT Group, Inc.
1610 Medical Drive...................  Ofc.          1986         38,100      54.4         5      Employers Mutual Casualty
                                                                                                  Co.
11, 15 Great Valley Parkway..........  Ofc.          1986        156,800     100.0         2      Sanofi Winthrop, Inc.
257-275 Great Valley Parkway.........  Ind.-Flex     1983         71,285      70.9         5      JSP International
300 Technology Drive.................  Ind.-Dist.    1985         22,500     100.0         1      Nilfisk of America, Inc.
277-293 Great Valley Parkway.........  Ind.-Flex     1984         28,800     100.0         7      Alpha Scientific
                                                                                                  Corporation
311 Technology Drive.................  Ofc.          1984         29,350     100.0         3      Sherwin-Williams Co.
325 Technology Drive.................  Ofc.          1984         25,000     100.0         1      Premier Solutions Ltd.
7 Great Valley Parkway...............  Ofc.          1985         59,021      97.8        13      Executive Office Link
55 Valley Stream Parkway.............  Ofc.          1983         40,057     100.0         2      Meridian Asset Management,
                                                                                                  Inc.
65 Valley Stream Parkway.............  Ofc.          1983         58,219      88.8         7      Liberty Property Limited
                                                                                                  Partnership
508 Lapp Road........................  Ind.-Dist.    1984         50,200     100.0         1      Numar Corporation
10 Valley Stream Parkway.............  Ofc.          1984         33,027     100.0         8      West Chester Administrative
333 Phoenixville Pike................  Ind.-Dist.    1985         84,000     100.0         1      Veterans Life Insurance Co.
1566 Medical Drive...................  Ofc.          1985         28,540      80.8         4      General Physics Corporation
30 Great Valley Parkway..............  Ind.-Dist.    1975         12,000     100.0         1      Sanofi Winthrop, Inc.
75 Great Valley Parkway..............  Ind.-Dist.    1977         11,600     100.0         1      York International Corp.
27-43 Great Valley Parkway...........  Ind.-Flex     1977         60,623     100.0         5      Sanofi Winthrop, Inc.
77-123 Great Valley Parkway..........  Ind.-Flex     1978        104,095      99.3        19      Durant Medical, Inc.
260 Great Valley Parkway.............  Ind.-Dist.    1979         50,000     100.0         1      American Parts Systems
256 Great Valley Parkway.............  Ind.-Dist.    1980         56,160     100.0         1      Centocor, Inc.
205 Great Valley Parkway.............  Ind.-Dist.    1981        184,500     100.0         4      General Electric Company
12,14,16 Great Valley Parkway........  Ofc.          1982         20,546     100.0         3      Sanofi Winthrop, Inc.
155 Great Valley Parkway.............  Ind.-Dist.    1981         71,200     100.0         1      Ensoniq Corporation
333 Technology Drive.................  Ofc.          1987         39,769     100.0         1      Premier Solutions, Ltd.
510 Lapp Road........................  Ind.-Dist.    1983         27,167     100.0         1      Trugreen
181 Wheeler Court....................  Ind.-Dist.    1979        100,000      49.7         2      Silgan Plastics Corporation
1100 Wheeler Way.....................  Ind.-Dist.    1979         40,915     100.0         1      National Business Services,
                                                                                                  Inc.
60 Morehall Road.....................  Ofc.          1989        114,430      97.3         2      Vanguard Group
905 Airport Road.....................  Ind.-Dist.    1988        128,588     100.0         6      Arco Chemical Company
16 Cabot Boulevard...................  Ind.-Dist.    1972        299,192     100.0         1      White Consolidated
                                                                                                  Industries
1 Country View Road..................  Ofc.          1982         48,900     100.0         1      Systems & Computer
                                                                                                  Technology
2151 Cabot Boulevard.................  Ind.-Dist.    1982        114,760     100.0         1      Schwarz Paper Company
170 S Warner Road....................  Ofc.          1980         87,685     100.0         6      AT&T Resource Management
                                                                                                  Corp.
190 S Warner Road....................  Ofc.          1980         87,500     100.0         1      Electronic Data Systems
                                                                                                  Corp.

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
507 Prudential Road..................  Ind.-Flex     1988        105,500     100.0         1      Prudential Insurance
                                                                                                  Company
100 Witmer Road......................  Ofc.          1995        139,546     100.0         1      GMAC Mortgage Corporation
3100 Horizon Boulevard...............  Ind.-Flex     1995         41,000     100.0         1      Vtel Corporation
3300 Horizon Boulevard...............  Ind.-Dist.    1996         92,000     100.0         1      Central National-Gottesman,
                                                                                                  Inc.
3500 Horizon Boulevard...............  Ind.-Flex     1996         65,579     100.0         1      SmithKline Beecham Clinical
200 Chester Field Parkway............  Ofc.          1989         28,919     100.0         3      Waverly, Inc.
767 Electronic Drive.................  Ind.-Flex     1996         45,000     100.0         1      Diversified Pharmaceutial
                                                                                                  Svc.
5 Country View Road..................  Ofc.          1985         63,170     100.0         2      HBO & Company of Georgia
3200 Horizon Boulevard...............  Ind.-Flex     1996         60,000     100.0         1      Fund/Plan Services, Inc.
3000 Horizon Boulevard...............  Ind.-Flex     1997         43,200     100.0         1      Nanosystems L.L.C.
111-195 Witmer Road..................  Ofc.          1996         55,354      76.1        11      Kulicke & Soffa Industries,
                                                                                                  Inc.
300 Welsh Road.......................  Ofc.          1983         23,461     100.0         4      Delta Information Systems,
                                                                                                  Inc.
400 Welsh Road.......................  Ofc.          1983         36,723      89.9         4      National Fraud
                                                                                                  Investigation
440 E. Swedesford Road...............  Ofc.          1988         75,842      92.8         8      Genex Services Inc.
460 E. Swedesford Road...............  Ofc.          1988         73,105      99.4         8      Johnson-Matthey Investments
50 Morehall Road.....................  Ofc.          1997        117,000     100.0         1      Vanguard Group
2 Walnut Grove Drive.................  Ofc.          1989         81,846      91.4        12      Toyota Motor Credit Corp.
200 Gibraltar Road...................  Ofc.          1990         64,452      87.3        10      Great West Life Assuarance
220 Gibraltar Road...................  Ofc.          1990         63,587     100.0         1      Prudential Insurance
                                                                                                  Company
240 Gibraltar Road...................  Ofc.          1990         63,587     100.0         1      Prudential Insurance
                                                                                                  Company
151 S Warner Road....................  Ofc.          1980         84,066      99.4        11      Paging Network of
                                                                                                  Philadelphia
1 Walnut Grove Drive.................  Ofc.          1986         66,372     100.0         1      Merck and Company, Inc.
3606 Horizon Boulevard...............  Ind.-Flex     1997         31,000     100.0         1      Spectaguard, Inc.
650 Swedesford Road..................  Ofc.          1971        100,410       0.0        --
680 Swedesford Road..................  Ofc.          1971        100,352      99.6         1      Vanguard Group, Inc.
761 Fifth Avenue.....................  Ind.-Flex     1977         50,476      76.6         3      DHL Airways, Inc.
771 Fifth Avenue.....................  Ofc.          1977         30,000      33.3         2      SMS Systems Maintenance
1 Great Valley Parkway...............  Ind.-Flex     1985         60,880      91.1         4      Apollon, Inc.
5 Great Valley Parkway...............  Ofc.          1983         65,161      95.3        12      Our Freedom, Inc.
931 South Matlack Street.............  Ind.-Dist.    1985        139,500     100.0         1      Electronics Boutique, Inc.
14 Lee Boulevard.....................  Ind.-Flex     1988         89,026      92.4         4      Vanguard Group, Inc.
500 Chester Field Parkway............  Ofc.          1988         30,815     100.0         2      Becket, Watkins and
                                                                                                  Associates
300-400 Chester Field Parkway........  Ofc.          1988         50,383     100.0         3      Amerisource Corporation
                                                               ---------     -----
        Total Southeastern
          Pennsylvania...............                          5,759,002      90.7%
                                                               =========     =====
NEW JERSEY/DELAWARE
1805 Underwood Boulevard.............  Ind.-Dist.    1973         14,383     100.0%        1      Uniscore, Inc.
150 Mid-Atlantic Parkway.............  Ind.-Dist.    1973         30,873     100.0         1      Amerimark Building Products
18 Boulden Circle....................  Ind.-Flex     1989         76,000      98.9        11      Custom Computer Service,
                                                                                                  Inc.
501 Delran Parkway...................  Ind.-Dist.    1988         49,500      99.2         3      Gandalf Systems Corporation
600 Delran Parkway...................  Ind.-Dist.    1988        119,290     100.0         2      Computer & Comm. Info
                                                                                                  (Datapro)
1607 Imperial Way....................  Ind.-Dist.    1973         80,000     100.0         1      Dunkin' Donuts
1 Boulden Circle.....................  Ind.-Dist.    1986         43,200     100.0         1      Norel Paper Corporation
31-55 Read's Way.....................  Ind.-Flex     1986         78,009     100.0         2      Cigna Corporation
3 Boulden Circle.....................  Ind.-Dist.    1987         60,812     100.0         1      Livingston Healthcare
                                                                                                  Services
5 Boulden Circle.....................  Ind.-Dist.    1987        119,653     100.0         1      Brundage Distribution Corp.
601 Delran Parkway...................  Ind.-Dist.    1988         57,930     100.0         1      Keymar Wharehouse, Inc.
51 Haddonfield Road..................  Ofc.          1986         93,000      99.2        23      Lehigh Press, Inc.
57 Read's Way........................  Ind.-Flex     1985         53,600      81.4         1      Wachovia Bank of Georgia
1370 Imperial Way....................  Ind.-Dist.    1978        179,785     100.0         1      National Distribution
                                                                                                  Centers
8 Stow Road..........................  Ind.-Flex     1988         34,911      84.1         4      AT&T Resource Management
                                                                                                  Corp.
10 Stow Road.........................  Ind.-Flex     1988         29,722      68.5         1      Trans World Airlines, Inc.
12 Stow Road.........................  Ind.-Flex     1988         21,200      83.0         4      Future Electronics Corp.

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
14 Stow Road.........................  Ind.-Flex     1988         18,821     100.0         2      Wiltel Communications Sys,
                                                                                                  Inc.
1300 Metropolitan Avenue.............  Ind.-Dist.    1972         76,196     100.0         1      Phoenix Display & Packaging
701A Route 73 South..................  Ofc.          1987         94,521      99.1         9      Liberty Mutual Insurance
                                                                                                  Co.
701C Route 73 South..................  Ofc.          1987         27,813      87.6         5      Prudential Property &
                                                                                                  Casualty
1008 Astoria Boulevard...............  Ind.-Flex     1973         37,400      99.6         7      ACSIS, Inc.
1475 Imperial Way....................  Ind.-Dist.    1976         60,000     100.0         1      Knauf Fiberglass, Inc.
3000 Atrium Way......................  Ofc.          1987        110,115      75.0        13      Atrium Executive Center,
                                                                                                  Inc.
750 Cardinal Drive...................  Ind.-Dist.    1989         81,348     100.0         1      Leslie's Poolmart
11000,15000,17000 Commerce Parkway...  Ind.-Flex     1985        100,170      98.1         6      PHH Mortgage Services
12000,14000 Commerce Parkway.........  Ind.-Flex     1985         68,000      99.6         8      Simirex, Inc.
16000,18000 Commerce Parkway.........  Ind.-Flex     1985         52,000      86.2         4      PHH Mortgage Services, Inc.
406 Lippincott Drive.................  Ofc.          1990         40,000      63.0         4      Sweatband II, Inc.
234 High Hill Road...................  Ind.-Dist.    1987         60,000     100.0         1      Skyway Freight Systems,
                                                                                                  Inc.
101 Arlington Boulevard..............  Ind.-Dist.    1996        154,675     100.0         2      Heinz Bakery Products
100 Berkeley Drive...................  Ind.-Dist.    1990         67,000     100.0         1      MCR Direct Mail, Inc.
301 Lippincott Drive.................  Ofc.          1988         82,482     100.0         4      Fluor Daniel, Inc.
303 Lippincott Drive.................  Ofc.          1988         82,541      99.8         4      Fluor Daniel, Inc.
510 Sharptown Road...................  Ind.-Dist.    1984         40,156     100.0         1      Day Products, Inc.
901 Route 73.........................  Ofc.          1985         39,434      99.3         4      Teknion, Inc.
1500 Route 73 North..................  Ofc.          1988         62,069      70.5        11      Prudential Securities, Inc.
512 Sharptown Road...................  Ind.-Dist.    1984         58,000     100.0         1      Trek Bicycle Corporation
263 Quigley Boulevard................  Ind.-Dist.    1987         42,891     100.0         8      Lamont Television Systems,
                                                                                                  Inc.
34 Blevins Drive.....................  Ind.-Flex     1987         50,022     100.0         7      Panelmatic, Inc.
104 Gaither Drive....................  Ind.-Dist.    1975         45,390     100.0         1      Eptech Corporation
2 Lukens Drive.......................  Ind.-Flex     1988         43,315     100.0         3      Ameristar Technologies
402 Lippincott Drive.................  Ind.-Flex     1997         26,000     100.0         1      First Trenton Indemnity
3000 Lincoln Drive...................  Ind.-Flex     1983         65,547      81.1         1      Test Technology
6000 Commerce Parkway................  Ind.-Flex     1985         54,032      83.0         5      Information Access Co.
7000 Commerce Parkway................  Ind.-Flex     1984         60,000     100.0         3      Pioneer, Inc.
8000 Commerce Parkway................  Ind.-Flex     1983         54,185     100.0         4      Simirex, Inc.
9000 Commerce Parkway................  Ind.-Flex     1983         66,132      95.5         4      AW Computer Systems
1000 Briggs Road.....................  Ind.-Flex     1986         40,946     100.0         2      Bluestone Consulting, Inc.
1025 Briggs Road.....................  Ind.-Flex     1987         61,019     100.0         7      Dale, Gesek, McWilliams &
                                                                                                  Sherman
2000 Crawford Place..................  Ind.-Dist.    1986         73,453      46.4         3      C.M.E. Conference & Video
                                                               ---------     -----
        Total New Jersey/Delaware....                          3,237,541      94.8%
                                                               =========     =====
LEHIGH VALLEY, PENNSYLVANIA
1655 Valley Center Parkway...........  Ofc.          1993         28,300     100.0%        2      Allstate Insurance
                                                                                                  Corporation
6560 Stonegate Drive.................  Ind.-Dist.    1989         80,000     100.0         2      Vitra Seating, Inc.
6370 Hedgewood Drive.................  Ind.-Dist.    1990        110,000     100.0         2      Caterpillar Logistics
                                                                                                  Service, Inc.
6390 Hedgewood Drive.................  Ind.-Dist.    1990         69,000     100.0         2      Behr Processing Corporation
1495 Valley Center Parkway...........  Ofc.          1990         43,770     100.0         2      Ingersoll-Rand Company
6350 Hedgewood Drive.................  Ind.-Dist.    1989        121,000     100.0         2      Organon, Inc.
6330 Hedgewood Drive.................  Ind.-Flex     1988         89,700     100.0         7      Submicron Systems, Inc.
1550 Valley Center Parkway...........  Ind.-Flex     1988         43,400     100.0         7      Employee Benefit Plans,
                                                                                                  Inc.
1560 Valley Center Parkway...........  Ind.-Flex     1988         51,400     100.0         1      TIG Insurance Company
6580 Snowdrift Road..................  Ind.-Dist.    1988        104,000     100.0         1      Dana Corporation
1510 Valley Center Parkway...........  Ind.-Flex     1988         48,208      90.9         6      Visiting Nurses Association
1530 Valley Center Parkway...........  Ind.-Flex     1988         46,400     100.0         1      SKF USA, Inc.
6540 Stonegate Drive.................  Ind.-Dist.    1988        120,000     100.0         1      SKF USA, Inc.
974 Marcon Boulevard.................  Ind.-Flex     1987         39,200      83.8         5      Inter-Media Marketing
964 Marcon Boulevard.................  Ind.-Flex     1985         39,200     100.0         6      Health Spectrum Medical
764 Roble Road.......................  Ind.-Flex     1985         21,860     100.0         2      ChemLawn Corporation
3174 Airport Road....................  Ind.-Flex     1979         42,000     100.0         1      Allentech, Inc.
2196 Avenue C........................  Ind.-Flex     1980         31,140     100.0         1      Lehigh University
2202 Hangar Place....................  Ind.-Flex     1981         66,495     100.0         4      Loft's Seed, Inc.
2201 Hangar Place....................  Ind.-Flex     1987         52,300     100.0         6      Pacesetter Enterprises,
                                                                                                  Inc.

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
954 Marcon Boulevard.................  Ind.-Dist.    1981         24,000     100.0         1      Merck & Co., Inc.
57 South Commerce Way................  Ind.-Flex     1986         76,400     100.0         7      SKF USA, Inc.
754 Roble Road.......................  Ind.-Flex     1986         46,800     100.0         6      Computer Designs, Inc.
894 Marcon Boulevard.................  Ind.-Flex     1986         28,800     100.0        11      Spalding Company, Inc.
744 Roble Road.......................  Ind.-Flex     1986         46,800     100.0         9      Flouro-Seal
944 Marcon Boulevard.................  Ind.-Flex     1986         38,400     100.0        12      Integrated Solutions, Inc.
1685 Valley Center Parkway...........  Ofc.          1996         27,200     100.0         2      General Accident Insurance
                                                                                                  Co.
6520 Stonegate Drive.................  Ind.-Flex     1996         43,200      77.8         4      Submicron Systems, Inc.
7437 Industrial Boulevard............  Ind.-Dist.    1976        191,330     100.0         2      Stuart Medical, Inc.
2041 Avenue C........................  Ind.-Flex     1990         30,400     100.0         3      BEF Corporation
2124 Avenue C........................  Ind.-Dist.    1990         36,000     100.0         1      Graybar Electric Co., Inc.
7339 Industrial Boulevard............  Ind.-Dist.    1996        215,000     100.0         1      Cott Beverages USA, Inc.
7384 Penn Drive......................  Ind.-Dist.    1988        112,000       0.0        --
7144 Daniels Drive...................  Ind.-Dist.    1975        300,312     100.0         2      Simpson Paper Company
7620 Cetronia Road...................  Ind.-Dist.    1990        155,060     100.0         3      Lehigh Group
939 Marcon Boulevard.................  Ind.-Dist.    1980        315,000     100.0         1      Fieldcrest Cannon Sure Fit,
                                                                                                  Inc.
100 Brodhead Road....................  Ofc.          1990         47,765      81.9         7      First Valley Bank
1455 Valley Center Parkway...........  Ind.-Flex     1997         55,000     100.0         2      Life Insurance Company of
                                                                                                  North America
1640 Valley Center Parkway...........  Ofc.          1996         30,850     100.0         1      Pennsylvania Cellular
1650 Valley Center Parkway...........  Ofc.          1997         28,600      99.1         3      Pennsylvania Cellular
400 Nestle Way.......................  Ind.-Dist.    1997      1,190,000     100.0         1      DSC Logistics, Inc.
83 South Commerce Way................  Ofc.          1989         18,983      56.9         2      Nationwide Insurance
85 South Commerce Way................  Ofc.          1989         21,119     100.0         3      Penn Del Directory Co.
87 South Commerce Way................  Ofc.          1989         22,653     100.0         4      Versyss Inc.
7248 Industrial Boulevard............  Ind.-Dist.    1988        497,000     100.0         2      Dial Corporation
95 Highland Avenue...................  Ofc.          1985         73,000      83.1         8      Omnipoint Communications,
                                                                                                  Inc.
236 Brodhead Road....................  Ofc.          1994         45,097     100.0         1      Fireman's Fund Insurance
                                                                                                  Company
6620 Grant Way.......................  Ind.-Flex     1989         30,204     100.0         1      Submicron Systems
                                                                                                  Corporation
                                                               ---------     -----
        Total Lehigh Valley,
          Pennsylvania...............                          4,994,346      96.8%
                                                               =========     =====
MARYLAND
180 Admiral Cochrane Drive...........  Ofc.          1989        128,236      96.0%        9      Columbia Medical Plan, Inc.
12000,001,040 Indian Creek Court.....  Ind.-Flex     1986        185,776      95.8         6      Biospherics, Inc.
190 Admiral Cochrane Drive...........  Ofc.          1988         72,085      95.5        12      Telespectrum
8280 Patuxent Range Drive............  Ind.-Dist.    1978         60,079     100.0         2      Alcore, Inc.
7178-7180 Columbia Gateway...........  Ind.-Flex     1987         88,895      99.9         5      Nationsbank, N.A.
8730 Bollman Place...................  Ind.-Dist.    1984         98,745     100.0         1      Kraft Foodservice, Inc.
9770 Patuxent Woods Drive............  Ofc.          1986         35,520     100.0         1      Delaware Coca-Cola
9780 Patuxent Woods Drive............  Ofc.          1986         22,720     100.0         1      BBN Corporation
9790 Patuxent Woods Drive............  Ofc.          1986         25,345     100.0         2      GTE Government Systems
9810 Patuxent Woods Drive............  Ofc.          1986         27,725     100.0         2      Bolt, Beranek and Newman
9800 Patuxent Woods Drive............  Ofc.          1988         31,095     100.0         3      Coca-Cola Company
9820 Patuxent Woods Drive............  Ofc.          1988         24,720     100.0         1      Kraft Foods, Inc.
9830 Patuxent Woods Drive............  Ofc.          1986         30,800     100.0         1      JP Foodservice, Inc.
9050 Red Branch Road.................  Ind.-Dist.    1972         89,898     100.0         8      Kemi Laboratories, Inc.
9101,9111,9115 Guilford Road.........  Ind.-Flex     1984         52,004     100.0         5      Sienna Biotech, Inc.
9125,9135,9145 Guilford Road.........  Ind.-Flex     1983         85,804      44.2         3      Federal Express Corporation
                                                               ---------     -----
        Total Maryland...............                          1,059,447      94.0%
                                                               =========     =====
VIRGINIA
10 South Third Street................  Ofc.          1930          4,900     100.0%        1      Scribner, Messer, Brady &
                                                                                                  Wade
1751 Bluehills Drive.................  Ind.-Dist.    1991        265,082     100.0         1      Conopco, Inc.
4300 Carolina Avenue.................  Ind.-Dist.    1985        218,554     100.0         1      United States of America
301 Hill Carter Parkway..............  Ind.-Dist.    1989         80,000     100.0         1      Philip Morris Incorporation

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
4001 Carolina Avenue.................  Ind.-Dist.    1935         35,200     100.0         7      Shelcore
5600-5626 Eastport Boulevard.........  Ind.-Flex     1989         71,227     100.0         5      Western Roto Engravers,
                                                                                                  Inc.
5650-5674 Eastport Boulevard.........  Ind.-Dist.    1990        150,867     100.0         4      Sterilization Services of
                                                                                                  VA
5700 Eastport Boulevard..............  Ind.-Dist.    1990        100,336     100.0         1      Merisel, Inc.
11020 Hull Street Road...............  Ofc.          1987          5,172     100.0         1      Patient First Corporation
3432 Holland Road....................  Ofc.          1989          5,688     100.0         1      Patient First Corporation
3001 Hungary Springs Road............  Ofc.          1984         11,235      59.5         2      Lifenet
7760 Shrader Road....................  Ofc.          1987         18,247     100.0         2      Signet Bank
7740 Shrader Road....................  Ofc.          1989         10,167      56.2         3      Rector & Visitors of UVA
4880 Cox Road........................  Ofc.          1995         59,948     100.0         2      Saxon Mortgage, Inc.
5162 Valleypointe Parkway............  Ofc.          1993         25,000     100.0         1      United States of America
4101-4127 Carolina Avenue............  Ind.-Dist.    1973        126,000     100.0         1      Hamilton Hybar, Inc.
4201-4261 Carolina Avenue............  Ind.-Dist.    1975        288,000     100.0         9      Crestar Bank
4263-4299 Carolina Avenue............  Ind.-Dist.    1976        180,000     100.0         1      Open Plan Systems, Inc.
4301-4335 Carolina Avenue............  Ind.-Dist.    1978        162,000     100.0         1      S&G Packaging Company,
                                                                                                  L.L.C.
4337-4379 Carolina Avenue............  Ind.-Dist.    1979        198,000     100.0         2      The Goldberg Company, Inc.
4501-4549 Carolina Avenue............  Ind.-Dist.    1981        150,000     100.0         2      Foxmeyer Drug Company
4551-4593 Carolina Avenue............  Ind.-Dist.    1982        151,800     100.0         3      A.H. Robins Company, Inc.
4601-4643 Carolina Avenue............  Ind.-Dist.    1985        151,800     100.0         2      T.E.U. Incorporated
4545-4583 Carolina Avenue............  Ind.-Dist.    1985        120,000     100.0         1      Owens & Minor Medical, Inc.
4447-4491 Carolina Avenue............  Ind.-Dist.    1987        158,700     100.0         1      Shelcore, Inc.
4401-4445 Carolina Avenue............  Ind.-Dist.    1988        158,700     100.0         2      Media Post Marketing
12 S. Third Street...................  Ofc.          1900          5,735     100.0         1      Liberty Property Limited
                                                                                                  Partnership
9601 Cosner Drive....................  Ind.-Dist.    1995        128,500     100.0         1      Simmons Company
315 Cardiff Valley Road..............  Ind.-Dist.    1994        151,200     100.0         1      Caterpillar, Inc.
2300 East Parham Road................  Ofc.          1988          5,172     100.0         1      Patient First Corporation
1347 Diamond Springs Road............  Ind.-Dist.    1980         99,260      49.2         1      Wetsel Seed Company
5221 Valleypark Drive -- Bldg A......  Ind.-Flex     1988         17,007     100.0         1      RBX Holdings, Inc.
5228 Valleypointe Parkway -- Bldg
  B..................................  Ind.-Flex     1988         14,477      61.4         3      Allen-Bradley Company
5238 Valleypark Drive -- Bldg C......  Ind.-Flex     1989         17,062      98.5         6      MCI Telecommunications,
                                                                                                  Corp.
5601-5609 Eastport Boulevard.........  Ind.-Dist.    1996        150,000     100.0         2      General Medical Corporation
5900 Eastport Boulevard..............  Ind.-Dist.    1997        142,800     100.0         1      Hewlett-Packard Company
4717-4729 Eubank Road................  Ind.-Dist.    1978        141,313     100.0         3      Whitehall-Robins
5251 Concourse Drive.................  Ofc.          1997         19,680      74.7         2      Acadia Elastomers
                                                                                                  Corporation
4263F Carolina Avenue................  Ind.-Dist.    1975         57,600     100.0         3      Heflebower Transfer &
                                                                                                  Storage
4200 Oakleys Court...................  Ind.-Dist.    1990         80,000     100.0         1      Multiton Mic Corporation
1821 Battery Dantzler Road...........  Ind.-Dist.    1990        129,600     100.0         3      Flare Corporation
5000 Cox Road........................  Ind.-Flex     1990         58,367     100.0         6      Patient First Corporation
510 Eastpark Court...................  Ind.-Flex     1989         51,874     100.0         5      Power Distribution, Inc.
520 Eastpark Court...................  Ind.-Dist.    1989        144,228     100.0         5      Bunzl-Richmond, Inc.
600 Liberty Way......................  Ind.-Dist.    1997        158,400     100.0         1      Hewlett-Packard Company
4198 Cox Road........................  Ofc.          1984         43,387     100.0        11      Insurance Co. of North
                                                                                                  America
4510 Cox Road........................  Ofc.          1990         72,509     100.0        12      Massachusetts Mutual
                                                               ---------     -----
        Total Virginia...............                          4,594,794      98.5%
                                                               =========     =====
THE CAROLINAS
4523 Green Point Drive...............  Ind.-Dist.    1988         85,830     100.0%        1      Dry Storage Corporation
4501 Green Point Drive...............  Ind.-Dist.    1989         90,049      91.6         3      New Breed Leasing
                                                                                                  Corporation
4500 Green Point Drive...............  Ind.-Dist.    1989         71,040     100.0         6      Corporate Express of the
                                                                                                  South, Inc.
2427 Penny Road......................  Ind.-Dist.    1990        270,000     100.0         1      Masco Corporation
4524 Green Point Drive...............  Ind.-Dist.    1989         74,587     100.0         4      Standard Register Company
4328,4336 Federal Drive..............  Ind.-Dist.    1995        177,600     100.0         2      United Parcel Service, Inc.
200 Centreport Drive.................  Ofc.          1986         47,190     100.0        17      MCI Telecommunications,
                                                                                                  Inc.
4344 Federal Drive...................  Ind.-Dist.    1996         92,425     100.0         4      MAC Papers, Inc.

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
202 Centreport Drive.................  Ofc.          1990         62,664     100.0         5      Key Risk Management
                                                                                                  Services
4000 Piedmont Parkway................  Ofc.          1997         60,383      98.5        22      New Breed Leasing
                                                                                                  Corporation
4380 Federal Drive...................  Ind.-Dist.    1997         79,200     100.0         3      Triad Health Alliance, Inc.
4388 Federal Drive...................  Ind.-Flex     1997         32,400     100.0         1      Abacon Telecommunications,
                                                                                                  Inc.
6532 Judge Adams Road................  Ind.-Dist.    1997        151,600     100.0         1      Iomega Corporation
3860 Faber Place.....................  Ind.-Flex     1995         42,500      88.2         2      Scientific Research Corp.
4055 Faber Place.....................  Ofc.          1989         53,304      97.6        11      Allstate Insurance Company
3820 Faber Place.....................  Ind.-Flex     1993         39,422      83.6         6      Executone Information
                                                                                                  Systems, Inc.
440 Knox Abbott Drive................  Ofc.          1989         50,248      89.2        14      SCE&G Company
Alcoa Fujikura Facility..............  Ind.-Dist.    1984        222,670     100.0         1      Alcoa Fujikura
1320 Garlington Road.................  Ind.-Dist.    1986         72,000     100.0         1      Perrigo Company
9800 Twin Lakes Parkway..............  Ind.-Flex     1994         40,000      72.0         3      Time Warner
420 Park Avenue......................  Ofc.          1986         46,489      65.9         1      Geraghty & Miller, Inc.
111 Southchase Blvd..................  Ind.-Dist.    1989        169,042       0.0        --
300 International Blvd...............  Ind.-Flex     1995        103,684     100.0         1      Ronald and Carolyn Jones
1208 Eastchester Drive...............  Ofc.          1988         56,937      53.9        11      L. M. Berry & Company
                                                               ---------     -----
        Total The Carolinas..........                          2,191,264      88.6%
                                                               =========     =====
JACKSONVILLE, FLORIDA
1730 Stebbins Drive..................  Ind.-Dist.    1973         40,000     100.0%        1      Atlas Bag. Inc.
5911-5925 Richard Street.............  Ind.-Flex     1977         40,000     100.0         1      Vistakon Division--Johnson
                                                                                                  & Johnson
8383-8385 Baycenter Road.............  Ind.-Dist.    1973         40,000     100.0         1      Parts House, Inc.
8775 Baypine Road....................  Ofc.          1989         50,000     100.0         1      AT&T Resource Management
                                                                                                  Corp.
8539 Western Way.....................  Ind.-Flex     1987         72,030       0.0        --
6255 Lake Grey Boulevard.............  Ind.-Flex     1987         94,174      96.5         6      U.S. Telecom, Inc.--Sprint
                                                                                                  Services
6600-6660 Suemac Place...............  Ind.-Dist.    1987        103,404     100.0         5      American Flat Glass
6800-6850 Suemac Place...............  Ind.-Dist.    1973         60,000       0.0        --
8665, 8667, 8669 Baypine Road........  Ofc.          1987         63,118     100.0         5      Blue Cross and Blue Shield
8540 Baycenter Road..................  Ind.-Flex     1984         30,028     100.0         1      Reichhold Chemicals
1200 Gulf Life Drive.................  Ofc.          1985        179,274      96.3        21      Stein Mart, Inc.
8400 Baymeadows Way..................  Ind.-Flex     1987         43,547      95.6         5      Respiflow, Inc. & M.K.
                                                                                                  Diabetics
8614 Baymeadows Way..................  Ofc.          1986         16,000     100.0         1      Allstate Insurance Company
5941-5975 Richard Street.............  Ind.-Flex     1978         86,660     100.0         1      Vistakon Division--Johnson
                                                                                                  & Johnson
7970 Bayberry Road...................  Ind.-Flex     1978         55,000       0.0        --
6000-6030 Bowdendale Avenue..........  Ind.-Flex     1979         83,330     100.0         6      Vistakon Division--Johnson
                                                                                                  & Johnson
7898 Baymeadows Way..................  Ofc.          1978         42,149     100.0         2      American Transtech, Inc.
                                                                                                  (AT&T)
5977-6607 Richard Street.............  Ind.-Flex     1980         73,333     100.0         1      Vistakon Division--Johnson
                                                                                                  & Johnson
7910 & 7948 Baymeadows Way...........  Ofc.          1981         52,505     100.0         3      Vistakon Division--Johnson
                                                                                                  & Johnson
7954 & 7960 Baymeadows Way...........  Ofc.          1982         52,608     100.0         2      American Transtech, Inc.
8787 Baypine Road....................  Ofc.          1990        220,000     100.0         1      AT&T Resource Management
                                                                                                  Corp.
7077 Bonneval Road...................  Ofc.          1988        103,116      91.6        24      Florida Windstorm
                                                                                                  Underwriting
4190 Belfort Road....................  Ofc.          1986        105,664      88.2        24      Executive Business Centers,
                                                                                                  Inc.
8011, 8021, 8031 Phillips Highway....  Ofc.          1987         81,962      72.7         9      Southwest Signal
                                                                                                  Engineering
7020 AC Skinner Parkway..............  Ind.-Flex     1996         42,184     100.0         6      Intermedia Communications,
                                                                                                  Inc.
7022 AC Skinner Parkway..............  Ind.-Dist.    1996         88,200     100.0         2      Microtek Medical, Inc.
11777 Central Highway................  Ind.-Dist.    1985         50,000       0.0        --

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
7016 AC Skinner Parkway..............  Ind.-Flex     1996         39,350     100.0         1      Georgia-Pacific Corporation
6620 Southpoint Drive................  Ofc.          1984         59,762      94.4        18      LC Footwear, LLC
7980 Bayberry Road...................  Ind.-Dist.    1978         50,000     100.0         3      Blue Cross & Blue Shield
9600 Satellite Boulevard.............  Ind.-Dist.    1989         48,000     100.0         1      United Exposition Service
                                                                                                  Co.
9700 Satellite Boulevard.............  Ind.-Dist.    1989         48,000     100.0         3      Tilecera, Inc.
1902 Cypress Lake Drive..............  Ind.-Dist.    1989        120,360       0.0        --
8250 & 8256 Exchange Place...........  Ind.-Flex     1985         52,380     100.0         8      Colorvision International
                                                               ---------     -----
        Total Jacksonville,
          Florida....................                          2,386,138      82.6%
                                                               =========     =====
TAMPA, FLORIDA
4001, 4051, 4101 Fowler Avenue.......  Ind.-Flex     1988        101,227     100.0%       20      H. Lee Moffitt Cancer
                                                                                                  Center
5501 Pioneer Park Boulevard..........  Ind.-Dist.    1981         61,416      95.6         4      Premdor Corporation
5502 Pioneer Park Boulevard..........  Ind.-Dist.    1981         48,375     100.0         3      Premdor Corporation
5690-5694 Crenshaw Street............  Ind.-Dist.    1979         87,095     100.0         3      Florida Flooring Products,
                                                                                                  Inc.
3102,3104,3110 Cherry Palm Drive.....  Ind.-Flex     1986         74,339     100.0        12      Groundwater Technology,
                                                                                                  Inc.
8401-8408 Benjamin Road..............  Ind.-Flex     1986        127,566     100.0        17      Merck-Medco RX Services
3501 Riga Boulevard..................  Ind.-Flex     1983         57,220     100.0         2      Customer Communications
                                                                                                  Center
111 Kelsey Lane......................  Ind.-Flex     1990         60,200      75.0         2      Westinghouse Electric
                                                                                                  Corporation
7930, 8010-20 Woodland Center........  Ind.-Flex     1990         89,758      96.7        11      Intertel Communications,
                                                                                                  Inc.
7920 Woodland Center.................  Ind.-Flex     1997         52,627      59.7         1      Promus Hotels
8154-8198 Woodland Center............  Ind.-Flex     1988         45,382      96.5        14      Williams Telecommunication
8112-42 Woodland Center..............  Ind.-Flex     1995         39,155     100.0         2      American Express Travel
8212 Woodland Center.................  Ofc.          1996         39,155     100.0         1      Metropolitan Fiber Systems
                                                               ---------     -----
        Total Tampa, Florida.........                            883,515      95.1%
                                                               =========     =====
SOUTH FLORIDA
1701 Clint Moore Blvd................  Ind.-Flex     1985         80,060     100.0%        2      Amitek Corporation
4555 Riverside Drive.................  Ofc.          1988         67,056     100.0         1      Implant Innovations, Inc.
2500 Metrocentre Boulevard...........  Ofc.          1988         18,012     100.0         2      Parent-Child Study
2540 Metrocenter Boulevard...........  Ofc.          1988         12,419      19.4         2      Flagship Financial Services
2541 Metrocentre Boulevard...........  Ofc.          1988         10,964     100.0         2      Centex Real Estate Corp.
2580 Metrocentre Boulevard...........  Ofc.          1988         19,381     100.0         2      Attorney's Title Insurance
                                                                                                  Fund
2581 Metrocentre Boulevard...........  Ofc.          1988         14,309      79.4         3      LRP Publications
                                                               ---------     -----
        Total South Florida..........                            222,201      94.2%
                                                               =========     =====
MINNEAPOLIS, MINNESOTA
2905 Northwest Boulevard.............  Ind.-Flex     1983         84,765     100.0%        9      Deltak Corporation
2800 Campus Drive....................  Ind.-Flex     1985         64,852      91.2         5      Ciprico, Inc.
2955 Xenium Lane.....................  Ind.-Flex     1985         24,800     100.0         2      Pharma Target, Inc.
9401-9443 Science Center Drive.......  Ind.-Flex     1989         73,898      89.7         7      Ameridata
6321-6325 Bury Drive.................  Ind.-Flex     1988         72,965     100.0         5      Ontrack Computer Systems
7115-7173 Shady Oak Road.............  Ind.-Flex     1984         77,925      96.2        16      Teddy Bear Child Care, Inc.
7660-7716 Golden Triangle Drive......  Ind.-Flex     1988         89,672      98.5         8      Sick Optic-Electronik, Inc.
7400 Flying Cloud Drive..............  Ind.-Flex     1987         32,137     100.0         1      Mamac Systems, Inc.
330 Second Avenue....................  Ofc.          1980        197,100      70.7        46      General Services
                                                                                                  Administration
10301-10305 West 70th Street.........  Ind.-Flex     1984         23,547     100.0         3      Sci-Com Data Services, Ltd.
10321 West 70th Street...............  Ind.-Flex     1984         28,372     100.0         1      Pattern Processing, Inc.
10333 West 70th Street...............  Ofc.          1984         21,640     100.0         1      Olympic Financial
10349-10357 West 70th Street.........  Ind.-Flex     1985         53,912     100.0         4      Augustine Medical, Inc.
10365-10375 West 70th Street.........  Ind.-Flex     1985         56,877     100.0         2      Viking Press
10393-10394 West 70th Street.........  Ind.-Flex     1985         52,684     100.0         2      Augustine Medical, Inc.
7078 Shady Oak Road..................  Ind.-Flex     1985         67,041     100.0         1      Laser Master Corp.
5600 & 5610 Rowland Road.............  Ind.-Flex     1988        119,100     100.0        12      Digital Biometrics
                                                               ---------     -----
        Total Minneapolis,
          Minnesota..................                          1,141,287      93.4%
                                                               =========     =====

                                                                            PERCENT
                                                                           LEASED AT
                                        BUILDING      YEAR     LEASABLE    SEPT. 30,   NO. OF
            PROJECT NAME                  TYPE       DEVEL.   SQ. FT.(1)    1997(2)    TENANTS           MAJOR TENANT
-------------------------------------   --------     ------   ---------      -----     -------    ---------------------------
DETROIT, MICHIGAN
26911-26957 Northwestern.............  Ofc.          1985        634,359      96.9%       33      R.L. Polk
1650 Research Drive..................  Ofc.          1985         70,562     100.0         6      Hughes Aircraft Company
1775 Research Drive..................  Ofc.          1985         30,450     100.0         1      New Venture Gear, Inc.
1875 Research Drive..................  Ofc.          1986         30,305     100.0         3      Avery International, Inc.
1850 Research Drive..................  Ofc.          1986         72,229      88.3         2      Budd Company, Inc.
1965 Research Drive..................  Ofc.          1987         38,600     100.0         3      Porsche Engineering
                                                                                                  Services
1960 Research Drive..................  Ofc.          1987         38,600     100.0         2      Square D Company
27260 Haggerty Road..................  Ind.-Flex     1983         50,391     100.0        14      Farmers Insurance Exchange
27200 Haggerty Road..................  Ind.-Flex     1983         42,156     100.0         6      Automotive Systems
                                                                                                  Laboratories
27280 Haggerty Road..................  Ind.-Flex     1983         49,944     100.0        17      Ogden Allied Building
27220 Haggerty Road..................  Ind.-Flex     1983         22,175     100.0         1      Automotive Systems Lab
27240 Haggerty Road..................  Ind.-Flex     1985         18,665     100.0         3      Automotive Systems Lab
27300 Haggerty Road..................  Ind.-Flex     1985         40,779      90.9         7      Atoma International of
                                                                                                  America
1101 Allen Drive.....................  Ind.-Flex     1974         24,582     100.0         1      Goldon Windows & Mirrors
1151 Allen Drive.....................  Ind.-Flex     1974         41,200     100.0         1      Effective Mailers, Inc.
1300 Rankin Street...................  Ind.-Flex     1979         33,600     100.0         1      Acme Mills Company
1350 Rankin Street...................  Ind.-Flex     1979         28,000     100.0         1      PPG Industries, Inc.
1376-1400 Rankin Street..............  Ind.-Flex     1979         33,640     100.0         4      Seaman-Patrick Paper Co.
1352-1374 Rankin Street..............  Ind.-Flex     1979         38,400     100.0         4      Ambrosi & Associates
1324-1346 Rankin Street..............  Ind.-Flex     1979         33,600     100.0         2      Coolidge Glass Company,
                                                                                                  Inc.
1301-1307 Rankin Street..............  Ind.-Flex     1978         28,000     100.0         2      Michelin North America
1409 Allen Drive.....................  Ind.-Flex     1978         40,000      80.0         8      Computer Support
                                                                                                  Technologies
1304 E Maple Road....................  Ind.-Flex     1971         60,667     100.0         1      The Veratex Corporation
1334 Maplelawn Road..................  Ind.-Flex     1983         28,122     100.0         1      Ovonic Battery Corporation
1290 Maplelawn Road..................  Ind.-Flex     1984         19,314     100.0         1      AIP, Inc.
1070 Maplelawn Road..................  Ind.-Flex     1982         15,520     100.0         1      J. Austin Oil Company of
                                                                                                  Flint
950 Maplelawn Road...................  Ind.-Flex     1982         32,980     100.0         1      EG&G Structural Kinematics
894 Maplelawn Road...................  Ind.-Flex     1986         32,868     100.0         1      EG&G Structural Kinematics
1179 Maplelawn Road..................  Ind.-Flex     1984         19,873     100.0         1      The Stanley Works
1940 Norwood Drive...................  Ind.-Flex     1983         19,644     100.0         1      Olga's Kitchen, Inc.
1311-1331 Maplelawn Road.............  Ind.-Flex     1986         28,384     100.0         2      Sweet Ideas LP
2354 Bellingham Street...............  Ind.-Flex     1990         19,775     100.0         1      PGF Industries
2360 Bellingham Street...............  Ind.-Flex     1985         19,775     100.0         1      United States Postal
                                                                                                  Service
1911 Ring Drive......................  Ind.-Flex     1986         19,500     100.0         1      Fitzpatrickk Manufacturing
                                                                                                  Co.
26442-26450 Haggerty Road............  Ind.-Flex     1988         29,800     100.0         2      The Office Connection
26500 Haggerty Road..................  Ind.-Flex     1986         52,000     100.0         2      Cooper Tire & Rubber
                                                                                                  Company
26650 Haggerty Road..................  Ind.-Flex     1988         26,800     100.0         1      Inalfa Hollandia
26700 Haggerty Road..................  Ind.-Flex     1986         39,200     100.0         1      Inalfa Hollandia
26750 Haggerty Road..................  Ind.-Flex     1988         29,800     100.0         1      Hella North America Inc.
26800 Haggerty Road..................  Ind.-Flex     1986         22,000     100.0         1      Fata Hunter, Inc.
26842-26850 Haggerty Road............  Ind.-Flex     1988         24,400     100.0         2      Akebona BSEC, Inc.
                                                               ---------     -----
        Total Detroit, Michigan......                          1,980,659      98.0%
                                                               =========     =====
UNITED KINGDOM
2 Kings Hill Avenue..................  Ind.-Flex     1996         34,600      86.3%        5      Broadcast Surveillance
                                                                                                  Systems
50 Gibson Drive......................  Ofc.          1996         18,000     100.0         1      Genzyme Biochemicals
25 Kings Hill Avenue.................  Ofc.          1996         35,000      93.9         2      Charities Aid Foundation
50 Kings Hill Avenue.................  Ofc.          1996         50,000     100.0         1      Rhone-Poulenc Rorer
                                                               ---------     -----
        Total United Kingdom.........                            137,600      95.0%
                                                               =========     =====
        COMPANY TOTAL................                         28,587,794      93.5%
                                                               =========     =====

---------------
(1) Based on current net leasable building area. Some buildings have been expanded since their original acquisition or development.

(2) Percent leased is based on rent commencement date.

PROSPECTUS
                         [LIBERTY PROPERTY TRUST LOGO]

                                  $354,395,000

                             LIBERTY PROPERTY TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                               DEPOSITARY SHARES
                                    WARRANTS
                                   GUARANTIES

                                  $200,000,000

                      LIBERTY PROPERTY LIMITED PARTNERSHIP
                                DEBT SECURITIES

     Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering:
(a) its Common Shares of Beneficial Interest, $0.001 par value ("Common Shares"); (b) its Preferred Shares of Beneficial Interest, $0.001 par value ("Preferred Shares"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares") and which may be convertible into or exchangeable for Common Shares or other Securities (as defined below); and (c) warrants to purchase Preferred Shares ("Preferred Shares Warrants") or Common Shares ("Common Shares Warrants"). The Preferred Shares Warrants and Common Shares Warrants are herein referred to collectively as "Warrants" and, together with Common Shares, Preferred Shares, Depositary Shares and Trust Guaranties (as defined below), as "Trust Securities."

     Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership" and, together with the Trust, the "Company"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering, its debt securities ("Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, representing secured or unsecured obligations of the Operating Partnership, which may be either senior or subordinated, which may have the benefit of conditional or unconditional guaranties of the Trust ("Guaranties") and which may be convertible into or exchangeable for Common Shares, Preferred Shares, units of limited partnership interest of the Operating Partnership ("Units") and other Securities. The Debt Securities and Units are herein referred to as "Partnership Securities" and, together with Trust Securities, as "Securities."

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") which will describe, without limitation and to the extent applicable, terms for such Securities, including: (a) in the case of Common Shares, the aggregate number of shares offered, public offering price and other terms thereof; (b) in the case of Preferred Shares, the specific designation and stated value, number of shares or fractional interests therein, any dividend, liquidation preference, redemption, sinking fund, voting or other rights, the terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price and any securities exchange listings; (c) in the case of Depositary Shares, the fraction of a Preferred Share represented by one Depositary Share and terms of the Preferred Shares; (d) in the case of Warrants, to the extent applicable, the duration, offering price,

                                                          (cover page continues)
exercise price, terms of the Securities for which they are exercisable, any securities exchange listings and detachability and other terms thereof; and (e) in the case of Debt Securities, the specific title, aggregate principal amount, currency, denomination, maturity, priority, rate of interest (which may be fixed or variable), time and place of payment of interest, terms for optional redemption or repayment by the issuer thereof or any holder thereof or for sinking fund payments, terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price, any securities exchange listings, any special provisions related to denomination in a foreign currency or issuance as medium term notes, original issue discount or other special terms, the designation of the Trustee (as defined below), Security Registrar (as defined below) and Paying Agent (as defined below), and the terms of any applicable Guaranty. The Prospectus Supplement will also contain information, where applicable, with regard to certain U.S. federal income tax, accounting or other considerations relating to the Securities offered thereby.

     The offering price to the public of the Securities to be issued by the Trust and the Operating Partnership will be limited to US $354,395,000 and US $200,000,000, respectively (or the equivalent based on the applicable exchange rate at the time of issue, if Securities offered are denominated in one or more foreign currencies or currency units). The Debt Securities may be denominated in United States dollars or, at the option of the Operating Partnership, if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. Such Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Securities may be sold to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Trust or the Operating Partnership or a dealer or an underwriter is involved in the sale of the Securities with respect to which this Prospectus is being delivered, such agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     The Securities may be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets, for which financial statements would not be required to be filed with the Securities and Exchange Commission (the "Commission"), or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

     The Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "LRY." On October 23, 1997, the last reported sale price for such shares, as reported on the NYSE Composite Tape, was $27 3/4 per Common Share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 24, 1997.

                             AVAILABLE INFORMATION

     The Trust and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission, including proxy statements in the case of the Trust. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's Web site (http://www.sec.gov). Reports, proxy statements and other information regarding the Trust and the Operating Partnership may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Trust and the Operating Partnership have filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus constitutes a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus and the applicable Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus, the applicable Prospectus Supplement or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to in this Prospectus or the applicable Prospectus Supplement are not necessarily complete and, in each instance where such contract or document has been filed as an exhibit to the Registration Statement or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission under the Exchange Act are hereby incorporated by reference herein as of their respective dates:

     (a) The Annual Report on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 1996;

     (b) The Quarterly Reports on Form 10-Q of the Trust and the Operating Partnership for the fiscal quarters ended March 31, 1997 and June 30, 1997;

     (c) The Current Reports on Form 8-K of the Trust and the Operating Partnership filed February 13, 1997, March 5, 1997, March 21, 1997, June 25, 1997, July 7, 1997, August 6, 1997, August 11, 1997 and
          August 16, 1997; and

     (d) The description of the Common Shares contained in the Registration Statement on Form 8-A of the Trust registering such securities under
          Section 12 of the Exchange Act.

     All documents and reports filed by the Trust or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports, except as to any portion of any future annual or quarterly report to the holders of securities of the Trust or the Operating Partnership or any proxy or information statement which is not deemed to be filed under such provisions.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this

Prospectus and the applicable Prospectus Supplement to the extent that a statement contained herein, in the applicable Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Registration Statement or this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus or the applicable Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus or the applicable Prospectus Supplement has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to the Company at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355, Attention: Investor Relations; telephone
(610) 648-1700.

                                  RISK FACTORS

     Liberty Property Trust, a Maryland real estate investment trust (the "Company") conducts substantially all of its operations through the Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership"). Unless the context otherwise requires, the term "Company," as used in this Prospectus, includes Liberty Property Trust Liberty Property Limited Partnership and their subsidiaries (and, where the context indicates, their predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities (collectively, the "Predecessor")).

     Except as otherwise indicated, the cross-references in this Prospectus Supplement are to sections hereof. This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. For a discussion of certain factors that might cause such a difference, in addition to general investment risks and those factors incorporated by reference herein, prospective investors should consider, among others, the following factors:

GENERAL REAL ESTATE INVESTMENT RISKS

     Dependence on Tenants; Renewal of Leases and Reletting of Space. The Company's cash flow from operations will depend upon its ability to lease space in its portfolio of properties (the "Operating Properties") and in it properties currently under development (together with the Operating Properties, the "Properties") on economically favorable terms. Upon the expiration of leases, such leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including rental rates, the cost of leasing commissions, required renovations and concessions to tenants) may be less favorable than current lease terms. If any or all of these events occur, the Company's cash flow from operations and ability to make expected distributions to shareholders could be adversely affected. The Company's cash flow from operations also would be adversely affected if tenants leasing a significant amount of space fail to pay rent, become bankrupt or, if for any other reason, such rents could not be collected. Moreover, to the extent a tenant defaults on a lease, the Company may experience delays and costs in enforcing its rights as lessor. Further, the Company may be adversely affected by various facts and events over which the Company will have no control, such as a change in the demand in the markets in which the Properties are located, the possible unavailability of prospective tenants and the possibility of economic or physical decline of the areas in which the Properties are located or physical damage to the Properties that would make them less attractive to tenants.

     Risks of Acquisition, Development and Construction Activities. The Company intends to continue acquisition and development of industrial and office properties. Acquisitions of additional properties and development activities entail risks that investments will fail to perform in accordance with expectations. With respect to the Company's development activities, such development opportunities may be abandoned, construction costs of any property may exceed original or budgeted estimates (possibly making the property uneconomical) and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

     The Company anticipates that future acquisitions and developments will be financed, in whole or in part, under the Company's $325 million credit facility (the "Credit Facility"), through other forms of secured or unsecured financing or through utilization of access to capital markets. Such financings may result in the risk that, upon completion of construction, permanent financing for newly developed commercial properties may not be available or may be available only on disadvantageous terms. If financing is not available on acceptable terms for new acquisitions or developments undertaken without permanent financing, further acquisitions and development might be curtailed, cash available for distribution might be adversely affected and foreclosures on newly developed or acquired properties could occur. Further, if any particular property is not successful, the Company's losses could exceed its investment in the property.

     Competition. There are numerous developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. The Company may be adversely affected by the fact that the availability of land for development within the Company's markets continues to diminish, as does the availability of high quality properties for acquisition within the Company's markets and elsewhere.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment (collectively, "Environmental Laws"), a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of certain hazardous or toxic substances disposed, stored, released, generated, manufactured or discharged from, on, at, onto, under or in such property. Environmental Laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances. In addition, the presence of any such substances, or the failure to properly remediate such substances when present, released or discharged, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner or operator therefor as to any property is generally not limited under such Environmental Laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition to any action required by federal, state or local authorities, the presence of hazardous or toxic substances on any of the Properties, or on any properties acquired hereafter, could result in private plaintiffs bringing claims for personal injury or other causes of action. In connection with the ownership and operation of the Properties, and of any properties acquired hereafter, the Company may be potentially liable for remediation, release or injury. Further, various Environmental Laws impose on owners or operators the requirement of on-going compliance with rules and regulations regarding business-related activities that may affect the environment. Failure to comply with such requirements could result in difficulty in the lease or sale of any affected Property or the imposition of monetary penalties and fines in addition to the costs required to attain compliance.

INDEBTEDNESS

     Required payments on mortgages and other indebtedness generally are not reduced if the economic performance of any property declines. If such a decline occurs, the Company's income, Funds from Operations and cash available for distribution to shareholders will be adversely affected. If the payments under such indebtedness cannot be made, the Company could sustain a loss, which may include foreclosures by or judgments against the Company in favor of mortgagees. Further, instruments evidencing certain of the Company's indebtedness, including the Operating Partnership's Exchangeable Subordinated Debentures due 2001 (the "Debentures") and the Credit Facility, contain cross-default and/or cross-acceleration provisions. Depending on the principal amount of the Debentures that are exchanged for Common Shares, the Company may not have accumulated sufficient cash to repay the principal due on the Debentures upon their maturity and may therefore be required to meet its obligations through refinancings. Additionally, certain of the Company's indebtedness, including indebtedness under the Credit Facility, bears interest at variable rates and, therefore, exposes the Company to the risk of increasing interest rates. There can be no assurance that the Company will be able to refinance this or any other indebtedness.

RISK OF ENTRY INTO NEW MARKETS

     The Company's business strategy contemplates expanding the Company's operations into additional new markets. In determining whether to enter a new market, management considers demographics, job growth, employment, real estate fundamentals and competition. There can be no assurance that the Company will be successful in its effort to identify new markets that will afford it the opportunity for favorable results or that the Company will be able to achieve such results in those markets.

DEPENDENCE ON PRIMARY MARKETS

     The Properties are located principally in the Southeastern, Mid-Atlantic and Mid-Western United States. The Company's performance is, therefore, dependent upon economic conditions in these geographic areas. Like much of the country, the Southeastern, Mid-Atlantic and Mid-Western United States have been subject to periods of economic decline.

TAX RISKS

     Adverse Consequences of the Failure to Qualify as a REIT. Although the Company believes that the Company qualifies as a REIT, no assurance can be given that the Company in fact has qualified, or will remain qualified, as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. Moreover, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly alter the tax laws regarding qualification as a REIT or the federal income tax consequences of such qualification. At the present time however, the Company has no reason to expect a change in such tax laws that would significantly and adversely affect the Company's ability to qualify and operate as a REIT.

     If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year in which such qualification was lost, and if the Company subsequently requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions at that time equal to any earnings accumulated during the period of non-REIT status. As a result, such additional taxes would reduce the funds available for distribution to shareholders for each of the years involved. In addition, during the period in which the Company had lost its REIT status, the Company would no longer be required by the Code to make any distributions to shareholders. Although the Company intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's trustees, with the consent of the holders of a majority of the voting interest of all outstanding Common Shares, to revoke the election for the Company to qualify as a REIT. For further federal income tax considerations, including a discussion of the qualification of the Operating Partnership as a partnership for federal income tax purposes, see "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership -- Classification as a Partnership."

     Tax Consequences to Certain Officers and Trustees. Certain officers and trustees of the Company own Units which may be exchanged for Common Shares. Prior to the exchange of Units for Common Shares, officers and trustees of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Shares upon the sale of certain of the Properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

LIMITATIONS ON CHANGES IN CONTROL

     Ownership Limit. In order to protect its status as a REIT, the Company must satisfy certain conditions, including the condition that no more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals. To this end the Company's Amended and Restated Declaration of Trust, among other things, prohibits (with certain exceptions applicable to select senior executives of the Company) any holder from owning more than 5.0% of its outstanding shares of beneficial interest without the consent of the Board of Trustees of the Company. This limitation may have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Trustees of the Company.

     Staggered Board and Nominating Procedures. The Company's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. Any nominee for trustee must have been selected pursuant to the nominating provisions contained in the Company's Amended and Restated Declaration of Trust and By-Laws. The staggered terms for trustees and such nominating procedures may affect the shareholders' ability to take control of the Company, even if a change in control were in the shareholders' interest.

     Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue preferred shares and to establish the preferences and rights of any shares issued. The issuance of preferred shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the shareholders' interest.

ADVERSE IMPACT OF INCREASING MARKET INTEREST RATES ON MARKET PRICE

     One of the factors that may influence the price of the Common Shares in public markets is the annual yield on the Common Share price paid from dividend distributions by the Company. Thus, an increase in market interest rates may lead purchasers of Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares.

FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain materials filed or to be filed by the Company with the Commission and incorporated by reference herein contain statements that are or will be forward-looking, such as statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements incorporated by reference herein. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the use of borrowings to make distributions necessary to qualify as a REIT, dependence on the primary markets in which the Properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

     Liberty Property Trust is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Trust is a self-administered and self-managed Maryland real estate investment trust ("REIT") that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Mid-Atlantic and Southeastern states, founded in 1972. The Trust provides leasing, property management, acquisition, development, construction and design management and other related services to a portfolio which, as of June 30, 1997, consisted of 326 industrial and office properties.

     On a consolidated basis, substantially all of the Trust's assets are owned directly or indirectly by, and all of the Trust's operations are conducted directly or indirectly by, Liberty Property Limited Partnership, a Pennsylvania limited partnership. As used herein, unless the context otherwise requires, such partnership, together with its direct and indirect subsidiaries, is referred to as the "Operating Partnership" and the Operating Partnership, together with the Trust (and, where the context requires, the predecessor entity), is referred to as the "Company." The Trust is the sole general partner and also is a limited partner of the Operating Partnership, with a combined equity interest in the Operating Partnership of 89.76% at June 30, 1997.

     The Company's primary objective is to increase funds from operations per share. See "Selected Financial Data" in the applicable Prospectus Supplement for the definition of this term. The strategies for achieving this goal are to deliver outstanding tenant service, emphasize marketing to attract new tenants and enhance the Company's portfolio through the acquisition and development of high quality projects in markets affording opportunities for attractive yields. In pursuing these strategies, the Company seeks to manage its capital structure to fund growth while maintaining the strength of its balance sheet.

     The Company owned 326 properties as of June 30, 1997, including 216 industrial and 110 office properties, which at that date were approximately 93.2% leased to over 1,100 tenants. As of June 30, 1997, the Company also had 28 properties under development and held 943 acres and had committed to purchase before May 2007 an additional 800 acres of land for future development.

     The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds, if any, from the sale of the Securities offered hereby will be used for general business purposes, including the acquisition of properties or other assets. At the date hereof, no specific material proposed purchases have been identified as probable. The amount of Securities offered from time to time pursuant to this Prospectus and any Prospectus Supplement, and the precise amounts and timing of the application of net proceeds from the sale of such Securities, will depend upon funding requirements of the Company. If the Company elects at the time of an issuance of Securities to make different or more specific use of proceeds than set forth herein, such use will be described in the Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges of the Company for the six months ended June 30, 1997, for the years ended December 31, 1996 and 1995 and for the period from June 23, 1994 to December 31, 1994 were 1.77, 1.66, 1.47 and 1.85, respectively. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.

     Prior to the completion of the initial public offering of its Common Shares on June 23, 1994, the operations of the Company were conducted through its predecessor, Rouse & Associates and certain of its affiliates (collectively, the "Rouse Group"). In connection with completion of the initial public offering, the

Company reorganized the Rouse Group and substantially deleveraged such predecessor's asset base. As a result of these factors, the Company does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the public offering to be meaningful.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued in one or more series under a senior indenture (the "Senior Indenture") or a subordinated indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), by and between the Operating Partnership and a Trustee (a "Trustee"), and in the forms that have been filed as exhibits to the Registration Statement, subject to the terms of such amendments or supplements thereto as may be entered into from time to time and filed with the Commission as exhibits to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are summarized herein or in a Prospectus Supplement, it is intended that such sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in such summaries) shall be incorporated herein or therein by reference. References to sections contained herein are to the applicable sections of the Indenture. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. The Operating Partnership is referred to as the "Issuer" for purposes of the following summary.

     The Issuer's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except, subject to certain limitations, to the extent that the Issuer may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct obligations, secured or unsecured, of the Issuer. The Debt Securities issued under the Senior Indenture ("Senior Debt Securities") will rank on a parity with all other unsubordinated indebtedness of the Issuer. The Debt Securities issued under the Subordinated Indenture ("Subordinated Debt Securities") will be subordinated and junior in right of payment to all Senior Indebtedness of the Issuer, to the extent and in the manner set forth in the Subordinated Indenture. To the extent applicable to any particular series of Debt Securities, the terms that are capitalized herein, but are not defined herein, shall have the respective meanings ascribed to them in the Indentures applicable to such Debt Securities. Whenever defined terms of the Indentures are summarized herein or in a Prospectus Supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. See "Special Terms Relating to Subordinated Debt Securities."

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, to the extent applicable: (a) the title and series of such Debt Securities; (b) any limit on the aggregate principal amount of such Debt Securities; (c) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (d) the date or dates on which such Debt Securities will mature, or the method or methods, if any, by which such date or dates shall be determined; (e) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined;
(f) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any;
(g) the dates, if any, on which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Issuer or otherwise, and the other detailed terms and provisions of any such sinking fund or purchase fund; (h) the period or periods within which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Issuer, the holder thereof or otherwise and the other detailed terms and provisions of such optional redemption; (i) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form with or without coupons and, if so, the identity of the depositary for such global Debt Security, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (j) the denomination or denominations in which such Debt Securities are authorized to be issued; (k) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on the issuance or conversion of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (l) information with respect to book-entry procedures; (m) whether any of the Debt Securities will be issued as Original Issue Discount Securities (as defined below); (n) the place or places where, subject to the terms of the related Indenture, the principal of and interest on, and any other applicable amounts, payable in respect of such Debt Securities shall be payable, and where such Debt Securities may be presented for registration of transfer, exchange or conversion and where notices or demands to or upon the Issuer in respect of such Debt Securities may be served; (o) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable;
(p) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (q) whether the Issuer or a holder may elect payment of the principal of or interest on such Debt Securities in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (r) the identity of the Trustee, and if other than the applicable Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent, if any; (s) if applicable, the defeasance of certain obligations by the Issuer pertaining to Debt Securities of the series; (t) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture; (u) whether and under what circumstances the Issuer will pay additional amounts (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the related Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (v) any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to any of such Debt Securities, whether or not such Events of Default or Covenants are consistent with Events of Default or Covenants set forth in the Indenture; (w) whether such Debt Securities shall be convertible into or exchangeable for other Securities and, if so, the terms of any such conversion or exchange and the terms of such other Securities; (x) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture); and (y) the terms of any guaranties, which may be conditional. The Prospectus Supplement relating to any particular guaranty offered thereby will include any additional terms of such guaranty, including the rank in priority and any covenants applicable to such guaranty.

     Debt Securities may be issued as "Original Issue Discount Securities" to be sold at a discount below their principal amount, which discount may be substantial. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of such Original Issue Discount Security. All material federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     Except as described below under "Merger, Consolidation or Sale" or as indicated in the applicable Prospectus Supplement, the Indentures do not contain any provisions that would limit the ability of the Issuer to incur indebtedness or that would afford holders of Debt Securities protection in the event of: (i) a highly leveraged or similar transaction involving the Issuer, the Trust as the sole general partner of the Issuer or any affiliate of either such party; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of Debt Securities. However, certain restrictions on the ownership and transfer of the Common Shares and the Preferred Shares designed to preserve the Trust's status as a REIT may act to prevent or hinder a change of control. The Issuer and its management have no present intention of engaging in a transaction which would result in the Issuer being highly leveraged or that would result in a change of control.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Issuer may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, transfer of the Debt Securities will be registerable, and, if applicable, any Convertible Debt Securities (as defined below) will be convertible, at the office or agency of the Issuer maintained for that purpose, as the Issuer may designate from time to time, provided that payments of interest may be made at the option of the Issuer by check mailed to the address appearing in the Security Register (as defined below) of the person in whose name such registered Debt Security is registered at the close of business on the applicable Regular Record Date(s).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on, Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Issuer may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to the applicable Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

MERGER, CONSOLIDATION OR SALE

     The Issuer may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any such case: (i) either the Issuer shall be the continuing entity, or the successor entity shall be an entity organized and existing under the laws of the United States or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest on all of any series of Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by the Issuer by supplemental indenture, complying with the provisions of the Indentures relating to supplemental indentures, satisfactory to the Trustee, executed and delivered to the Trustee by such entity; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Issuer or any Subsidiary as a result thereof as having been incurred by the Issuer or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     The Indentures contain various covenants including the following:

     Existence. Except as described under "Merger, Consolidation or Sale," above, the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by partnership agreement and statute) and franchises; provided, however, that the Issuer shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of Debt Securities (Section 1005).

     Maintenance of Properties. The Issuer will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Issuer and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business (Section 1006).

     Insurance. The Issuer will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder's rating of not less than A-V (Section 1007).

     Payment of Taxes and Other Claims. The Issuer will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Issuer or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Issuer has set apart and maintains an adequate reserve (Section 1008).

     Provision of Financial Information. Whether or not the Issuer is subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Issuer were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Issuer would have been required so to file such documents if the Issuer were so subject. The Issuer also will in any event (x) within 15 days of each Required Filing Date: (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information; and (ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Issuer with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

     As used in the Indentures and the description thereof herein:

     "Security Register" means a register maintained at a place of payment for the registration and transfer of the Debt Securities.

     "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. Liberty Property Development Corp. and Liberty Property Development Corp.-II are Subsidiaries for purposes of this definition. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

ADDITIONAL COVENANTS AND/OR MODIFICATION TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of the Issuer and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The term "Event of Default," when used in the Indenture, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default in the payment of any interest upon any ser Debt Securities issued thereunder when such interest becomes due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise; (iii) default in the performance, or breach, of any covenant or warranty of the Issuer in the Indentures with respect to any Debt Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the relevant section of the Indentures specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee, or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (iv) a default under any bond, debenture, note or other evidence of indebtedness of the Issuer, or under any mortgage, indenture or other instrument of the Issuer under which there may be issued or by which there may be secured any indebtedness of the Issuer (or by any Subsidiary of the Issuer, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor on a full recourse basis), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $10,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee, or to the Issuer and the Trustee by the Holders of at least 10% in principal amount of the outstanding Debt Securities, a written notice specifying such default and requiring the Issuer to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" under the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization (Section 501).

     If an Event of Default under the Indentures with respect to any series of Debt Securities at the time outstanding occurs and is continuing (other than Events of Default arising in connection with certain events of bankruptcy, insolvency or reorganization), then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the outstanding Debt Securities of such series may declare the principal amount and premium (if any) and accrued interest on all the Debt Securities of such series to be due and payable immediately by written notice thereof to the Issuer (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to the Debt Securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Issuer shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default with respect to the Debt Securities of such series, other than the non-payment of principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. In the event of a declaration of acceleration because an Event of Default as described in clause (iv) of the preceding paragraph has occurred and is continuing, such declaration shall be automatically rescinded and annulled if the default triggering such Event of Default (along with any other defaults caused thereby) shall be remedied or cured by the Issuer or its relevant Subsidiary or waived by the holders of such indebtedness within 60 days after such declaration of acceleration. Upon the occurrence of an Event of Default arising in connection with certain events of bankruptcy, insolvency or reorganization, the principal of, premium, if any, and accrued interest on all Debt Securities of such series then outstanding shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder (Section 502).

     The Trustee will be required to give notice to the Holders of the Debt Securities of such series within 90 days of the occurrence of a default under the Indentures unless such default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of the Debt Securities of such series of any default (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of such series) if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of such notice is in the interest of such Holders; provided, that in the case of any default or breach of a covenant or warranty under the Indentures as described in clause
(iii) of the first paragraph of this section "Events of Default, Notice and Waiver," no such notice to Holders shall be given until at least 60 days after the occurrence thereof. For purposes of this paragraph, the term "default" means any event which is, or after notice or lapse of time or both would become, an Event of Default under the Indentures with respect to the Debt Securities of such series (Section 601).

     The Indentures provide that no Holder of Debt Securities may institute any proceedings, judicial or otherwise, with respect to the Indentures or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of any series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). Such provision will not prevent, however, any Holder of Debt Securities from instituting suit for the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series on the respective due dates thereof (Section
508).

     Defaults (except a default in the payment of principal of (or premium or Make-Whole Amount, if any) or interest on the Debt Securities of any series or default with respect to a covenant or provision which cannot be modified under the terms of the Indentures without the consent of each Holder affected) may be waived by the Holders of not less than a majority of principal amount of the then outstanding Debt Securities of such series, upon the conditions provided in the Indentures (Section 513).

     Subject to provisions in the Indentures relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of the Debt Securities of such series not joining therein and the Trustee may take any other action it deems proper not inconsistent with such direction (Section 512).

     Within 120 days after the close of each fiscal year, the Issuer will be required to deliver to the Trustee a certificate, signed by one of several specified officers of the Issuer, stating whether or not such officer has knowledge of any default under the Indentures and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indentures may be made only with the consent of the Holders of not less than a majority in principal amount of all of the Debt Securities issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of (or premium or Make-Whole Amount, if any, on), or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of Debt Securities, or adversely affect any right of repayment of the Holder of any Debt Securities;
(c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Debt Securities; (d) impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities on or after the stated maturity of any such Debt Security;
(e) reduce the above-stated percentage in principal amount of outstanding Debt Securities the consent of whose Holders is necessary to modify or amend the Indenture, for any waiver with respect to the Debt Securities, or to waive compliance with certain provisions of the Indentures or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions of the Indentures may not be modified or waived without the consent of the Holder of each Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of the Debt Security have the right to waive compliance by the Issuer with certain covenants in the Indentures (Section 1012).

     Modifications and amendments of the Indentures may be permitted to be made by the Issuer and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another person to the Issuer as obligor under the Indenture; (ii) to add to the covenants of the Issuer for the benefit of the Holders of Debt Securities or to surrender any right or power conferred upon the Issuer in the Indenture; (iii) to add Events of Default for the benefit of the Holders of Debt Securities; (iv) to add or change any provisions of the Indentures to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when the outstanding Debt Securities are not entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of the Debt Securities and any related coupons as permitted by the Indenture; (viii) to evidence and provide for the acceptance of appointment under the Indentures by a successor Trustee with respect to the Debt Securities or facilitate the administration of the trust under the Indentures by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action is not inconsistent with the provisions of the Indentures and shall not adversely affect the interests of Holders of Debt Securities in any material respect; or (x) to supplement any of the provisions of the Indentures to the extent necessary to permit or facilitate defeasance and discharge of Debt Securities, provided that such action shall not adversely affect the interests of the Holders of Debt Securities in any material respect (Section 901).

     The Indentures contain provisions for convening meetings of the Holders of the Debt Securities of any series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Issuer or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security of such series affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specific percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened and at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of the Debt Securities of any series duly held in accordance with the Indentures will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons entitled to vote such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, the Indentures provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indentures expressly provide may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or the Holders of such series and the other series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer will be permitted under the Indentures to discharge certain obligations to the Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the Debt Securities of such series are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal

(and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated Maturity Date or redemption date, as the case may be.

     The Indentures will also provide that the Issuer may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities other than the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain sections of Article Ten of the Indentures relating to limitations on the incurrence of Debt, maintenance of Unencumbered Total Asset Value, existence of the Issuer, maintenance of the Issuer's properties, insurance, payment of taxes and other claims and provision of financial information and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Issuer with the Trustee, in trust, of an amount, in the currency in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Issuer has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indentures (Section
1404).

     "Government Obligations" means securities which are: (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust Issuer as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     In the event the Issuer effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iii) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of the Indentures (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) the amount in such currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

OUTSTANDING DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, in determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authoriza-tion, direction, notice, consent or waiver under the Indentures: (a) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination; (b) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance; and (c) any Debt Security owned by the Issuer or any obligor on such Debt Security, or any Affiliate of the Issuer or such other obligor, shall be deemed not to be outstanding.

MODIFICATION AND WAIVER

     The Issuer may amend the Indentures with the written consent of the holders of a majority in principal amount of the respective Debt Securities outstanding thereunder. However, without the consent of each Holder affected, an amendment may not: (a) reduce the amount of Debt Securities whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debt Securities; (c) reduce the principal of or change the fixed maturity of Debt Securities; (d) make any Debt Securities payable in money other than that stated in the definitive notes representing such Debt Securities; (e) change the provisions of the respective Indenture regarding the right of a majority of the Holders to waive defaults under such Indenture or impair the right of any Holder to institute suit for the enforcement of any payment of principal and interest on the Debt Securities on and after their respective due dates; (f) make any change that adversely affects the right to convert or exchange any Convertible Debt Securities; or (g) make any change to the provisions of the respective Indenture regarding subordination and seniority of the Debt Securities that adversely affects the rights of any Holders.

SPECIAL TERMS RELATING TO SUBORDINATED DEBT SECURITIES

     Upon any distribution of assets of the Issuer resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Issuer to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Issuer may recover more, ratably, than holders of Subordinated Debt Securities.

     The Prospectus Supplement relating to any Subordinated Debt Securities will set forth the aggregate amount of Senior Indebtedness outstanding as of the most recent date practicable and any limitations on the issuance of additional Senior Indebtedness. As of the date of this Prospectus, there is no limitation on the amount of Senior Indebtedness that may be issued by the Trust or the Operating Partnership.

CONVERSION OR EXCHANGE

     The holders of Debt Securities of a specified series that are convertible into or exchangeable for other Securities ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert or exchange any Convertible Debt Securities of such series into such other Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement. Any such conversion or exchange of Convertible Debt Securities will be further subject to the applicable terms and conditions set forth in the Indentures, as supplemented or amended from time to time.

OPTIONAL REDEMPTION

     The Debt Securities of any series may be redeemed at any time at the option of the Issuer, in whole or from time to time in part, at a redemption price equal to the sum of: (i) the principal amount of the Debt Securities being redeemed plus accrued interest thereon to the redemption date; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Debt Securities (the "Redemption Price").

     If notice of redemption has been given as provided in the Indentures and funds for the redemption of any Debt Securities called for redemption shall have been made available on the redemption date referred to in such notice, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Debt Securities from and after the redemption date will be to receive payment of the Redemption Price upon surrender of such Debt Securities in accordance with such notice.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the security register for the Debt Securities, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the Debt Securities held by such Holder to be redeemed.

     If all or less than all of the Debt Securities of any series are to be redeemed at the option of the Issuer, the Issuer will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as may be satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed, if less than all of the Debt Securities of any series are to be redeemed, and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the Debt Securities to be redeemed in whole or in part.

     Neither the Issuer nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities during a period beginning at the opening of business 15 days before any selection of Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Securities, or portion thereof, called for redemption, except the unredeemed portion of any Debt Securities being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Securities that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Securities not to be so repaid (Section 305).

     As used herein:

     "Make-Whole Amount" means, in connection with any optional redemption of any Debt Securities, the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over
(ii) the aggregate principal amount of the Debt Securities being redeemed.

     "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity of the principal being redeemed (the "Treasury Yield"), plus 0.25%, unless such percentage is otherwise provided in the applicable Pricing Supplement. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading "Week Ending" for "U.S. Government Securities -- Treasury Constant Maturities" with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Issuer.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Issuer.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities, and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

BOOK-ENTRY SYSTEM

     Certain series of Debt Securities may be represented by a single fully registered note in book-entry form (each, a "Global Note") registered in the name of a nominee of The Depository Trust Company ("DTC"). The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and transfers in the Global Notes. Upon issuance, each series of Debt Securities that is represented by a Global Note will be issued only in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Debt Securities of such series in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole: (i) by DTC to a nominee of DTC; (ii) by a nominee of DTC to DTC or another nominee of DTC; or (iii) by DTC or any such nominee to a successor or a nominee of such successor.

     Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC for such Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Note beneficially owned by such participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certified form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of the Issuer, the Trustee or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. The Issuer also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository for Debt Securities represented by a Global Note and the Issuer fails to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, the Issuer will issue such Debt Securities in definitive from in exchange for the Global Notes. Any Debt Securities issued in definitive form in exchange for the Global Notes will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Notes.

     DTC has advised the Issuer of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     The rights, preferences, privileges and restrictions of the Preferred Shares in respect of which this Prospectus is delivered shall be described in the Prospectus Supplement relating to such Preferred Shares. Among the terms of the Preferred Shares which may be specified in the related Prospectus Supplement are the following: (a) the annual dividend rate, if any, or the means by which such dividend rate may be calculated (including without limitation the possibility that the rate of such dividends may bear an inverse relationship to some index or standard) and the date or dates from which such dividends shall accrue and the date or dates on which such dividends shall be paid and whether such dividends shall be cumulative; (b) the price at which and the terms and conditions on which the shares of such series of Preferred Shares may be redeemed, including the period of time during which such shares may be redeemed, any premium to be paid over and above the par value of such Preferred Shares, whether and to what extent accumulated dividends on such Preferred Shares will be paid upon the redemption of such shares; (c) the liquidation preference, if any, over and above the par value of such Preferred Shares and whether and to what extent the holders of such shares shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company; (d) whether the Preferred Shares shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of such retirement or sinking fund; (e) the terms and conditions, if any, on which the Preferred Shares may be convertible into, or exchangeable for, shares of any other class or classes of equity interests in the Trust, including the price or rate of conversion or exchange and the method for effecting such conversion or exchange, provided that no Preferred Shares will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of the Company upon the voluntary or involuntary dissolution or liquidation of the Company; (f) a description of the voting rights, if any, of the Preferred Shares; and (g) other preferences, rights, qualifications or restrictions or material terms of such Preferred Shares.

     The Maryland Real Estate Investment Trust Law and the Company's Amended and Restated Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Company. The Company's Amended and Restated Declaration of Trust and By-laws further provide that the Company shall indemnify each shareholder against any claim or liability to which such holder may become subject by reason of such person being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal or other expenses reasonably incurred by such person in connection with any such claim or liability. It should be noted, however, that with respect to tort claims, claims for taxes and certain statutory liabilities, shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Because the Company will carry public liability insurance in amounts that it considers adequate, any risk of personal liability to shareholders will be limited to situations in which the Company's assets, together with its insurance coverage, would be insufficient to satisfy the claims against the Company and the shareholders, or in which the claim is not covered by the Company's liability insurance policies.

     The description of the foregoing provisions of the Preferred Shares as set forth in the related Prospectus Supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Certificate of Amendment to the Trust's Declaration of Trust relating to such series of Preferred Shares. In connection with any offering of Preferred Shares, such Certificate of Amendment will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

DIVIDENDS

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear in the shareholder records of the Company at the close of business on such record dates as shall be fixed by the Board of Trustees of the Company.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights except as indicated in the applicable Prospectus Supplement.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

     As discussed above under "Description of Preferred Shares -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, the issued and outstanding Common Shares and Preferred Shares (together, the "Shares"), taken as a whole, must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the issued and outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include as one individual certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Amended and Restated Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5.0% (the "Ownership Limit") of the number or value of the issued and outstanding Shares. The Company's Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "IRS"), an opinion of counsel, or other evidence satisfactory to the Board of Trustees, and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit. The Board of Trustees of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit, (ii) result in the Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the Shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Any purported transfer of Shares that would (i) result in a person owning Shares in excess of the Ownership Limit, (ii) cause the Company to become "closely held" under Section 856(h) of the Code or (iii) cause the Shares to be owned by fewer than 100 persons and is not otherwise permitted as provided above will result in those of the transferred Shares which cause any of the events in clauses (i) through (iii) above to occur to become excess shares ("Excess Shares"), which will be transferred by operation of law to the Company as trustee for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(A) and 170(c) of the Code ("Charitable Beneficiary"). While these Excess Shares are held in trust, the trustee of the trust will be deemed to have an irrevocable proxy to vote the Excess Shares for the benefit of the Charitable Beneficiary and will hold any dividends payable with respect to the Excess Shares in trust for the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares may be retransferred by the trustee of the trust to any person (if the Excess Shares would not be Excess Shares in the hands of such person). If such a transfer is made, the interest of the Charitable Beneficiary would terminate and proceeds of the sale would be payable to the intended transferee and to the Charitable Beneficiary. The intended transferee would receive the lesser of (1) the price paid by the intended transferee or, if the intended transferee did not give value for such Excess Shares (e.g., a transfer by gift or devise), the fair market value (as described below) at the time of the purported transfer that resulted in the Excess Shares and (2) the price per share received by the trustee from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the intended transferee will be payable to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by the Company at a purchase price equal to the lesser of the price paid for the Shares by the intended transferee (or, in the case of a devise or gift, the fair market value at the time of such devise or gift) and the fair market value of the Shares on the date the Company exercises its right to purchase. Fair market value shall be the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price of such Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such Shares may be traded, or if not then traded over any exchange or quotation system, then the fair market value of such Shares on the relevant date as determined in good faith by the Board of Trustees of the Company. The Company's right to purchase may be exercised during the 90 day period beginning immediately after the later of the date of the purported transfer which resulted in the Excess Shares and the date the Board of Trustees determines in good faith that such a transfer has occurred. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares on the retransfer of Shares as provided above and except for certain distributions upon liquidation. Any dividends or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Company's Amended and Restated Declaration of Trust shall be repaid to the Company upon demand. Any dividends so disgorged will then be paid over to the trustee and held in trust for the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All certificates representing Shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% (or such other percentage between 0.5% and 5.0%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding Shares must give a written notice to the Company by January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

DEPOSITARY SHARES

     The Trust may, at its option, elect to offer fractional Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Trust will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to the Preferred Shares) of a share of such Preferred Shares.

     The Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Trust and a bank or trust company selected by the Trust having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Shares Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The above description of the Depositary Shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related Prospectus Supplement and the provisions of the Deposit Agreement (which will contain the form of Depositary Receipt), a copy of which will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

                            DESCRIPTION OF WARRANTS

     The Trust may issue separately, or together with any Preferred Shares or Common Shares offered by any Prospectus Supplement, Warrants for the purchase of other Preferred Shares or Common Shares (collectively, "Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Trust and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the Prospectus Supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a Prospectus Supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant Certificate will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

     The Prospectus Supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreement and Warrant Certificate, including the following, to the extent applicable: (a) if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased; (b) if applicable, the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the Preferred Shares purchasable upon exercise of Preferred Shares Warrants and the price at which such number of Preferred Shares may be purchased upon such exercise; (c) if applicable, the number of shares of Common Shares purchasable upon exercise of Common Shares Warrants and the price at which such number of Common Shares may be purchased upon such exercise; (d) the date, if any, on and after which the offered Warrants and the related Preferred Shares and/or Common Shares will be separately transferable; (e) the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire ("Expiration Date"); (f) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants or to any Securities purchasable upon the exercise of such Warrants; (g) whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; (h) any applicable anti-dilution provisions; (i) any applicable redemption or call provisions; (j) any applicable book-entry provisions; and (k) any other terms of the offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the related Prospectus Supplement for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Preferred Shares or Common Shares purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the Preferred Shares or Common Shares, respectively, purchasable upon exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such Prospectus Supplement. Warrants may be exercised at any time up to the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Trust); unexercised Warrants will become null and void.

     Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related Prospectus Supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, the Trust will, as soon as practicable, forward the Preferred Shares or Common Shares purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS
            WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

     The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of Securities is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired or held by such holder as well as such holder's particular situation, and this summary does not attempt to address any aspects of federal income taxation relating to holders of the Securities. Certain federal income tax consideration relevant to holders of Securities will be provided on the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE TRUST'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE TRUST

     The Trust believes that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Code. The Trust intends to continue to operate in such a manner as to qualify for taxation as a REIT in the future, but no assurance can be given that is has or will remain qualified.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income taxation of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     Wolf, Block, Schorr and Solis-Cohen LLP has opined that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for future taxable periods. It must be emphasized that the opinion of Wolf, Block, Schorr and Solis-Cohen LLP is based on certain assumptions and representations made by the Trust and the Operating Partnership as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Trust's future ability to meet, through actual annual operating results, certain distribution levels, the diversity of stock ownership requirements and the various other qualification tests imposed under the Code discussed below, the results of which may not be reviewed by Wolf, Block, Schorr and Solis-Cohen LLP. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see
"-- Failure to Qualify."

     As a REIT, the Trust generally is not subject to federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Trust will be subject to federal income tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (generally property acquired by a REIT upon the default by a debtor with respect to indebtedness secured by the property or upon the default by a lessee where the REIT was the lessor) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% test or the 95% test in the taxable year, multiplied by a fraction generally intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Trust acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Trust's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Trust recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then, pursuant to guidelines issued by the Internal Revenue Service (the "IRS"), to the extent of the "built-in gain," the excess of the fair market value of the asset on the date acquired over its adjusted tax basis at that date, such gain will be subject to tax at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain assumes the Trust is eligible to make, and makes, an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities as "individuals" for these purposes); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(5) and (6) do not apply until after the first taxable year for which an election is made by the Trust to be taxed as a REIT. For purposes of determining stock ownership under the rule limiting ownership by five or fewer individuals, REIT shares held by a pension fund generally are treated as held proportionately by its beneficiaries.

     The Trust has satisfied conditions (5) and (6) above. In making the "five or fewer individual" determination, if treating interests in the Operating Partnership that can be converted into shares of the Trust as converted into outstanding shares would cause the Trust to fail that test, the interests are deemed to have been converted. In addition, the Trust's Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist the Trust in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Such transfer restrictions are included in the Trust's Registration Statements on Form 8-A, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

     Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is a corporation 100% of the stock of which is held by the REIT at all times during the existence of the corporation. Thus, in applying the requirements described herein, the Trust's "qualified REIT subsidiaries" are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. The Trust's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the other partnerships through which the Trust's properties are owned (the "Property Partnerships") will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements described herein. The references to the gross income or assets of the Trust, as discussed immediately below in "Income Tests" and "Assets Tests," include the Trust's proportionate share of the gross income or assets, as the case may be, of the Operating Partnership and the Property Partnerships.

INCOME TESTS

     For the Trust to maintain its qualification as a REIT, the Trust must satisfy three separate tests based on the nature of the underlying gross income. These requirements must be satisfied annually. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of "qualified temporary investment income." Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above provided that several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Special rules apply where the tenant is a sublessor with respect to property which permits a REIT to receive rent determined by reference to the income or profits of the tenant in some cases. Second, the Code provides that rents received from a tenant do not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Although the Trust may lease portions of its properties to tenants that may constitute Related Party Tenants, the Trust does not believe that the rents attributable to such leases would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." The Trust does not anticipate that the rent attributable to the personal property leased in connection with the real property will be greater than 15% of the total rent received under the lease or, if it was as to any particular lease or group of leases, that the rent attributable to the personal property would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue; provided, however, that the Trust may directly perform services "usually and customarily" rendered in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. The Trust has represented that it does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person or (ii) directly perform services considered to be rendered to the occupant of property.

     The Trust is a self-managed REIT; i.e., the Operating Partnership performs all of the management and leasing functions with respect to the properties it owns; provided that the services called for do not cause the

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

rents received with respect to those leases to fail to qualify as "rents from real property." To the extent that the services provided are not "usual and customary" under the foregoing rules, the Trust will employ a qualifying independent contractor to render the services. The Trust may provide property management and leasing services to third parties and will provide services to an affiliated entity for a fee. Although such income will not be qualifying income under the 75% and 95% gross income tests, the Trust does not expect that the revenue derived from such services would cause it to fail to qualify as a REIT.

     For purposes of the gross income test, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to maintain the Trust's qualification as a REIT (and the net income from that transaction is subject to a 100% tax). The Operating Partnership and the Trust believe that no asset owned by the Operating Partnership, the Property Partnerships or the Trust is inventory property or property held for sale to customers or in the ordinary course of business of the Operating Partnership, the relevant Property Partnership or the Trust. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. The Trust, Operating Partnership and the Property Partnerships will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Trust can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business." Assets owned by Liberty Property Development Corp. ("Liberty Development") and Liberty Property Development Corp.-II ("Development-II" and, together with Liberty Development, the "Development Companies") may constitute property held for sale, although the Trust owns an interest solely as a shareholder in such entity.

     Generally, the failure to satisfy either or both of the 75% and 95% gross income tests will cause the REIT status of the Trust to terminate with the taxable year in which the failure occurs. Relief from the adverse consequences of such failure is available if the Trust's failure to meet such tests was due to reasonable cause and not willful neglect, the Trust attaches a schedule of the nature and the sources of its gross income to its income tax return, and any incorrect information set forth on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Trust," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of the Trust's gross income over the Trust's qualifying income in the relevant category, whichever is greater. This statutory relief is available only for failures to satisfy the 75% and 95% gross income tests and no such relief is available for a failure to satisfy the 30% gross income test. In such case, the Trust would cease to qualify as a REIT.

ASSET TESTS

     The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Trust owns an interest or held by "qualified REIT subsidiaries" of the Trust and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and governmental securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of any one issuer's outstanding voting securities (excluding the stock of a qualified REIT subsidiary, of which the REIT is required to own all of the stock, or of another real estate investment trust).

     The Operating Partnership owns 8.0% of the voting common stock and 100% of the non-voting common stock of Liberty Development and none of the voting common stock and 100% of the non-voting common

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

stock of Development-II. By virtue of its ownership of partnership interests in the Operating Partnership, the Trust owns its pro rata shares of the common stock of the Development Companies. The Operating Partnership does not own more than 10% of the voting securities of either of the Development Companies and, therefore, the Trust will not own more than 10% of the voting securities of either of the Development Companies. The IRS could contend that the Trust, through its interest in the Operating Partnership, should be viewed as owning more than 10% of the voting securities of either of the Development Companies because of its substantial economic positions in the Development Companies and because of the close business relationships between it and each of the two Development Companies. If such contention were sustained, the Trust would not qualify as a REIT. The Operating Partnership does not possess the requisite power to elect or designate a member of the respective Boards of Directors of the Development Companies, and there is no understanding or arrangement permitting the Trust to exercise voting power or control over the voting common stock of either of the Development Companies not owned by it. Accordingly, Wolf, Block, Schorr and Solis-Cohen LLP and the Trust do not believe that the Trust will be viewed as owning in excess of 10% of the voting securities of either of the Development Companies. Based on its analysis of the estimated value of the securities of the subsidiaries to be owned by the Operating Partnership relative to the estimated value of the other assets to be owned by the Operating Partnership, the Trust has determined that its respective pro rata shares of the securities of the Development Companies held by the Operating Partnership do not exceed 5% of the total value of the Trust's assets. No independent appraisals will be obtained to support this conclusion and Wolf, Block, Schorr and Solis-Cohen LLP, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the values of the Development Companies. The 5%-of-value requirement must be satisfied each time the Trust increases its ownership of securities of either of the Development Companies (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in either of the Development Companies.

     After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any non-compliance.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Trust, to qualify as a REIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to
(A) the sum of (i) 95% of the "REIT taxable income" of the Trust (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (ii) 95% of the net taxable income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent the Trust does not distribute all of the net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at the regular corporate tax rates applicable to such income. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Trust has made, and intends to make, timely distributions to its shareholders in amounts sufficient to satisfy the annual distribution requirements. The Operating Partnership, as the general partner of each Property Partnership, is authorized under the various partnership agreements to cause distributions to be made to their respective partners of all available cash to permit the Trust to meet the annual distribution requirement. It is possible that, from time to time, the Trust may experience timing differences between

(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. Further, it is possible that, from time to time, the Trust may be allocated a share of net capital gain attributable to the sale of depreciable property which exceeds its allocable share of cash attributable to that sale. In such cases, the Trust may have less cash available for distribution than is necessary to meet the annual 95% distribution requirement or to avoid tax with respect to the capital gain or the excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Trust may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to shareholders of the Trust are required to be arranged through the Operating Partnership.

     Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Trust must maintain certain records and timely request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes it has complied, and intends to continue to comply, with such requirements.

FAILURE TO QUALIFY

     If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of the Trust in any year in which the Trust failed to qualify would not be deductible by the Trust nor would there be a requirement to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders of the Trust would be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

OTHER TAX CONSIDERATIONS

     The Trust may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Trust may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

     To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust's profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

     The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom ("U.K."). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. would be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

TAX ASPECTS OF THE TRUST'S INVESTMENTS IN PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to the Trust's investment in the Operating Partnership and the Property Partnerships (collectively, the "Partnerships").

CLASSIFICATION AS A PARTNERSHIP

     The Trust will be required to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses, and the Trust and the Operating Partnership will be required to include in computing their income their respective distributive shares of the income and losses of the Property Partnerships only if the Operating Partnership and each of the Property Partnerships is classified, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation.

     For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Wolf, Block, Schorr and Solis-Cohen LLP had opined that, based on the provisions of the respective Partnership Agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Property Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Trust has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Property Partnerships. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Property Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Partnership nor any of the Property Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance on the opinion previously rendered by Wolf, Block, Schorr and Solis-Cohen LLP, the Operating Partnership and each of the Property Partnerships should continue to be taxed as partnerships for federal tax purposes.

     If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See "-- Taxation of the Trust," above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS

  Partners, Not the Operating Partnership or Property Partnerships, Subject to
Tax

     A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

  Partnership Allocations

     Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect to Pre-Contribution Gain

     Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The Partnership Agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the "built-in" gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

     In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the Partnership Agreements of the Partnerships adopt the "traditional method" in obtaining items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of Section 704(c) of the Code may be limited by the so-called "ceiling rule" and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

     The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

  Basis in Operating Partnership Interest

     The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by
(a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Operating Partnership and the Property Partnerships.

     If the allocation of the Trust's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on certain undertakings by limited partners of the Operating Partnership, the Subordinated Debentures issued by the Operating Partnership are allocated for purposes of Section 752 of the Code disproportionately in favor of certain limited partners.

SALE OF THE PARTNERSHIPS' PROPERTY

     Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     The Trust's share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification" and "-- Income Tests." Such prohibited transaction income may also have an adverse effect upon the Trust's ability to satisfy the income tests for REIT status. See "-- Requirements For Qualification" and "-- Income Tests," above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership.

                              PLAN OF DISTRIBUTION

     The Trust and/or the Operating Partnership, as the case may be, may sell the Securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale. The Securities may also be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets for which financial statements would not be required to be filed with the Commission, or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares.

     The distribution of the Securities may be effected from time to time in one or more transactions: (a) at a fixed price or at final prices, which may be changed; (b) at market prices prevailing at the time of sale; (c) at prices related to such prevailing market prices; or (d) at negotiated prices. Offers to purchase Securities may be solicited directly by the Trust or the Operating Partnership, as the case may be, or by agents designated by the Trust or the Operating Partnership, as the case may be, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Trust or the Operating Partnership, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement.

     If an underwriter is, or underwriters are, utilized in the offer and sale of Securities in respect of which this Prospectus and the accompanying Prospectus Supplement are delivered, the Trust and/or the Operating Partnership will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction will be set forth in such Prospectus Supplement, which will be used by the underwriter(s) to make resales of the Securities in respect of which this Prospectus and such Prospectus Supplement are delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Trust and/or the Operating Partnership will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents utilized by the Trust and/or the Operating Partnership in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Trust and/or the Operating Partnership or one or more of their respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Trust or the Operating Partnership, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If underwriters create a short position in the Securities in connection with the offering thereof, (i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of such underwriters may reduce that short position by purchasing Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in the applicable Prospectus Supplement.

     Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL OPINIONS

     Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, has rendered an opinion with respect to the legality of the Securities to be issued by the Operating Partnership. Weinberg & Green LLC, Baltimore, Maryland, has rendered an opinion with respect to the legality of the Securities to be issued by the Trust. The statements in this Prospectus under the caption "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" and the other statements herein relating to the Trust's qualification as a real estate investment trust will be passed upon for the Trust by Wolf, Block, Schorr and Solis-Cohen LLP, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, its United Kingdom affiliate. Michael M. Dean, a partner of Wolf, Block, Schorr and Solis-Cohen LLP, is the sole trustee of irrevocable trusts established by three of the Trust's senior executives for the benefit of their respective children. Each of such trusts received limited partnership interests in the Operating Partnership in connection with the Company's formation in exchange for interests in the Rouse Group owned by such trusts.

                                    EXPERTS

     The consolidated financial statements of the Trust and the Operating Partnership for the years ended December 31, 1996 and 1995 and the period from June 23, 1994 through December 31, 1994 and the combined financial statements of the Rouse Group for the period January 1, 1994 through June 22, 1994, appearing in the Annual Reports (Form 10-K) of the Trust and the Operating Partnership for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The statement of operating revenues and certain operating expenses of 650-660 E. Swedesford Road for the years ended December 31, 1996 and 1995 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed February 13, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement of operating revenues and certain operating expenses of the Minnesota Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed March 5, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement of operating revenues and certain operating expenses of the South Carolina Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership filed March 5, 1997 have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement of operating revenues and certain operating expenses of the Detroit Properties for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership filed June 25, 1997 have been audited by Fegley & Associates, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

=========================================================

  NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                          ---------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                           PAGE
                                           ----
Summary..................................   S-3
The Company..............................  S-16
Business Objectives and Strategies.......  S-17
The Properties...........................  S-26
Use of Proceeds..........................  S-30
Price Range of Common Shares and
  Dividends..............................  S-30
Capitalization...........................  S-31
Selected Financial Data..................  S-32
Unaudited Pro Forma Condensed
  Consolidated Financial Statements......  S-34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................  S-38
Management...............................  S-42
Federal Income Tax Considerations for
  Shareholders...........................  S-42
Underwriting.............................  S-49
Legal Matters............................  S-50
Experts..................................  S-50
Appendix "A".............................   A-1

                  Prospectus
Available Information....................     3
Incorporation of Certain Documents by
  Reference..............................     3
Risk Factors.............................     5
The Company..............................     9
Use of Proceeds..........................     9
Ratios of Earnings to Fixed Charges......     9
Description of Debt Securities...........    10
Description of Preferred Shares..........    22
Description of Warrants..................    28
Federal Income Tax Considerations with
  Respect to the Trust and the Operating
  Partnership............................    30
Plan of Distribution.....................    39
Legal Opinions...........................    40
Experts..................................    40

=========================================================
=========================================================
                                8,000,000 SHARES
                         [LIBERTY PROPERTY TRUST LOGO]
                                 COMMON SHARES
                             OF BENEFICIAL INTEREST
                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                              November     , 1997

                          ---------------------------
                                LEHMAN BROTHERS

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           A.G. EDWARDS & SONS, INC.

                         THE ROBINSON-HUMPHREY COMPANY

                               SMITH BARNEY INC.

                           WHEAT FIRST BUTCHER SINGER
=========================================================